     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 11, 1998

                                                     REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              TRAVELERS GROUP INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           6211                          52-1568099
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL   (I.R.S. EMPLOYER IDENTIFICATION
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)                  NO.)
                                       388 GREENWICH STREET
                                        NEW YORK, NY 10013
                                          (212) 816-8000

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                            ------------------------

             CHARLES O. PRINCE, III                               JOHN J. ROCHE
          EXECUTIVE VICE PRESIDENT AND              EXECUTIVE VICE PRESIDENT -- LEGAL AFFAIRS
                GENERAL COUNSEL                                      CITICORP
              TRAVELERS GROUP INC.                             153 EAST 53RD STREET
              388 GREENWICH STREET                              NEW YORK, NY 10022
               NEW YORK, NY 10013                                 (212) 559-1000
                 (212) 816-8000

(NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                               AGENT FOR SERVICE)

                            ------------------------

                                With copies to:

             ERIC J. FRIEDMAN, ESQ.                          DAVID W. HELENIAK, ESQ.
    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP                   SHEARMAN & STERLING
                919 THIRD AVENUE                               599 LEXINGTON AVENUE
               NEW YORK, NY 10022                               NEW YORK, NY 10022
                 (212) 735-3000                                   (212) 848-4000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT AND THE EFFECTIVE TIME OF THE MERGER (THE "MERGER") OF CITICORP, A DELAWARE CORPORATION ("CITICORP"), WITH AND INTO CITI MERGER SUB INC. ("SUB"), A DELAWARE CORPORATION AND A WHOLLY OWNED SUBSIDIARY OF TRAVELERS GROUP INC., A DELAWARE CORPORATION ("TRAVELERS" OR THE "REGISTRANT"), AS CONTEMPLATED BY THE AGREEMENT AND PLAN OF MERGER BETWEEN TRAVELERS AND CITICORP, DATED AS OF APRIL 5, 1998 (THE "MERGER AGREEMENT") ATTACHED AS ANNEX A TO THE JOINT PROXY STATEMENT/PROSPECTUS FORMING A PART OF THIS REGISTRATION STATEMENT.

     IF THE SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED IN CONNECTION WITH THE FORMATION OF A HOLDING COMPANY AND THERE IS COMPLIANCE WITH GENERAL INSTRUCTION G, CHECK THE FOLLOWING BOX. [ ]

     IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

     IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(d) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]
                            ------------------------
================================================================================

                                             (Cover continued on following page)

                        CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                                             PROPOSED MAXIMUM     PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF             AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING       AMOUNT OF
     SECURITIES TO BE REGISTERED         REGISTERED(1)           SECURITY              PRICE         REGISTRATION FEE(6)
-------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per
  share                                  1,174,986,185          $61.25(2)         $71,967,903,831        $21,230,532
-------------------------------------------------------------------------------------------------------------------------
Depositary shares, each representing
  a one-tenth interest in a share of
  7.50% Noncumulative Preferred
  Stock, Series P, $1.00 par value
  per share                                13,954,364           $25.375(3)          $354,091,987           $104,458
-------------------------------------------------------------------------------------------------------------------------
Depositary shares, each representing
  a one-tenth interest in a share of
  Adjustable Rate Cumulative
  Preferred Stock, Series Q, $1.00
  par value per share                      6,999,998            $24.750(3)          $173,249,951           $51,109
-------------------------------------------------------------------------------------------------------------------------
Depositary shares, each representing
  a one-tenth interest in a share of
  Adjustable Rate Cumulative
  Preferred Stock, Series R, $1.00
  par value per share                      3,582,899            $24.906(3)          $89,235,683            $26,325
-------------------------------------------------------------------------------------------------------------------------
Depositary shares, each representing
  a one-tenth interest in a share of
  8.30% Noncumulative Preferred
  Stock, Series S, $1.00 par value
  per share                                4,999,198            $26.719(3)          $133,573,572           $39,405
-------------------------------------------------------------------------------------------------------------------------
Depositary shares, each representing
  a one-tenth interest in a share of
  8.50% Noncumulative Preferred
  Stock, Series T, $1.00 par value
  per share                                5,999,998            $27.031(3)          $162,185,946           $47,846
-------------------------------------------------------------------------------------------------------------------------
Depositary shares, each representing
  a one-tenth interest in a share of
  7.75% Cumulative Preferred Stock,
  Series U, $1.00 par value per share      4,537,799            $26.75(3)           $121,386,124           $35,809
-------------------------------------------------------------------------------------------------------------------------
Depositary shares, each representing
  a one-tenth interest in a share of
  Fixed/Adjustable Rate Cumulative
  Preferred Stock, Series V, $1.00
  par value per share                      2,500,000            $50.00(4)           $125,000,000           $36,875
-------------------------------------------------------------------------------------------------------------------------
7.50% Noncumulative Preferred Stock,
  Series P, $1.00 par value per share     1,395,436.4       Not Applicable(5)      Not Applicable       Not Applicable
-------------------------------------------------------------------------------------------------------------------------
Adjustable Rate Cumulative Preferred
  Stock, Series Q, $1.00 par value
  per share                                699,999.8        Not Applicable(5)      Not Applicable       Not Applicable
-------------------------------------------------------------------------------------------------------------------------
Adjustable Rate Cumulative Preferred
  Stock, Series R, $1.00 par value
  per share                                358,289.9        Not Applicable(5)      Not Applicable       Not Applicable
-------------------------------------------------------------------------------------------------------------------------
8.30% Noncumulative Preferred Stock,
  Series S, $1.00 par value per share      499,919.8        Not Applicable(5)      Not Applicable       Not Applicable
-------------------------------------------------------------------------------------------------------------------------
8.50% Noncumulative Preferred Stock,
  Series T, $1.00 par value per share      599,999.8        Not Applicable(5)      Not Applicable       Not Applicable
-------------------------------------------------------------------------------------------------------------------------
7.75% Cumulative Preferred Stock,
  Series U, $1.00 par value per share      453,779.9        Not Applicable(5)      Not Applicable       Not Applicable
-------------------------------------------------------------------------------------------------------------------------
Fixed/Adjustable Rate Cumulative
  Preferred Stock, Series V, $1.00
  par value per share                      250,000.0        Not Applicable(5)      Not Applicable       Not Applicable
-------------------------------------------------------------------------------------------------------------------------
Graduated Rate Cumulative Preferred
  Stock, Series W, $1.00 par value
  per share                                625,000.0            $100.00(4)          $62,500,000            $18,438
-------------------------------------------------------------------------------------------------------------------------
Graduated Rate Cumulative Preferred
  Stock, Series O, $1.00 par value
  per share                                610,500.0            $100.00(4)          $61,050,000            $18,010
=========================================================================================================================

                                                   (Footnotes on following page)
                            ------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

(Footnotes from previous page)

(1) The number of shares to be registered is based upon (a) an estimate of the maximum number of shares of common stock, par value $1.00 per share, of Citicorp ("Citicorp Common Stock") presently outstanding or issuable under various plans or exercisable instruments or otherwise expected to be issued in connection with the Merger multiplied by the exchange ratio of 2.5 shares of common stock, par value $.01 per share, of the Registrant ("Travelers Common Stock") for each share of Citicorp Common Stock, and (b) the number of shares of the respective series of preferred stock of Citicorp presently outstanding and, if applicable, the number of depositary shares which represent any such series of preferred stock presently outstanding. The number of shares to be registered excludes shares of Citicorp capital stock owned by the Registrant or Citicorp which will be canceled in the Merger.

(2) Calculated in accordance with Rule 457(f)(1) under the Securities Act, based on the aggregate market value on June 4, 1998 of the shares of Citicorp Common Stock expected to be exchanged in connection with the Merger and computed by dividing (i) the product of (A) the average of the high and low prices of Citicorp Common Stock as reported on the New York Stock Exchange Composite Transaction Tape on June 4, 1998 ($153.125) and (B) 469,994,474, representing the maximum number of shares of Citicorp Common Stock presently outstanding or issuable under various plans or exercisable instruments or otherwise expected to be exchanged in connection with the Merger, excluding shares of Citicorp Common Stock owned by the Registrant or Citicorp, by (ii) 1,174,986,185, representing the maximum number of shares of Travelers Common Stock expected to be issued in connection with the Merger.

(3) Calculated in accordance with Rule 457(f)(1) under the Securities Act, based on the average of the high and low prices as reported on the New York Stock Exchange Composite Transaction Tape on June 4, 1998 of the respective series of Citicorp depositary shares.

(4) Calculated in accordance with Rule 457(f)(2) under the Securities Act, based on the book value per share on June 9, 1998 of the respective series of preferred stock of Citicorp.

(5) Included in the fee payable with respect to the related depositary shares. No additional fee is payable.

(6) The registration fee of $21,608,807 was calculated pursuant to Rule 457(f) under the Securities Act, as follows: the proposed maximum aggregate offering price was multiplied by .000295. A fee of $14,180,927.47 was paid on May 1, 1998 pursuant to Section 14(g) of the Securities Exchange Act of 1934, as amended, in connection with the filing of preliminary joint proxy materials by Travelers and Citicorp. Pursuant to Rule 457(b) under the Securities Act, the registration fee payable herewith has been reduced by the amount previously paid above. Accordingly, an additional fee of $7,427,879.53 is required to be and has been paid with the initial filing of this Registration Statement.

[Travelers Group Logo]                                           [CITICORP LOGO]

Dear Fellow Stockholders:                                          June 11, 1998

     The Boards of Directors of Travelers Group Inc. and Citicorp have unanimously approved a "merger of equals" designed to create one of the world's premier financial services companies. The combination of our preeminent brands and the highly complementary strategic fit of our businesses will create a company uniquely qualified to capitalize on new opportunities around the world. The combined company will be named Citigroup Inc. and will have 100 million account relationships and operations in 100 countries.

     In the merger, Citicorp stockholders will receive 2.5 shares of Citigroup common stock for each share of Citicorp common stock they own. Each outstanding share of Citicorp preferred stock will be converted into one share of a corresponding series of preferred stock of Citigroup. Travelers stockholders will continue to hold their existing shares of common and preferred stock, which will automatically become shares of Citigroup common and preferred stock after the merger. Following the merger, former Citicorp stockholders and Travelers stockholders will each hold approximately 50% of Citigroup's outstanding common stock.

     The Boards of Directors of Citicorp and Travelers have determined that the merger is in the best interests of their stockholders, and each board unanimously recommends voting FOR approval of the merger agreement.

     The merger cannot be completed unless the stockholders of both companies approve the merger agreement. We have each scheduled special meetings for our stockholders to vote on the merger agreement. YOUR VOTE IS VERY IMPORTANT.

     You are cordially invited to attend. Whether or not you plan to attend your company's special meeting, it is important that your shares be voted. Please take the time to vote by completing and mailing the enclosed proxy card to us. Alternatively, you may vote your shares by telephone. If you sign, date and mail your proxy card or use telephonic voting without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger agreement. If your shares are held in "street name," you must instruct your broker in order to vote. If you fail to vote or to instruct your broker to vote your shares, the effect will be the same as a vote against the merger agreement.

     The date, times and places of the special meetings are as follows:

For Travelers stockholders:                            For Citicorp stockholders:
Wednesday, July 22, 1998, 10:00 a.m.                   Wednesday, July 22, 1998, 3:00 p.m.
Citicorp                                               Citicorp
399 Park Avenue                                        399 Park Avenue
New York, New York 10043                               New York, New York 10043

     This Joint Proxy Statement/Prospectus provides you with detailed information about the proposed merger. We encourage you to read this document carefully. In addition, you may obtain information about our companies from documents that we have filed with the Securities and Exchange Commission.


/s/ Sanford I. Weill                                   /s/ John S. Reed
Sanford I. Weill                                       John S. Reed
Chairman of the Board and                              Chairman
  Chief Executive Officer                              Citicorp
Travelers Group Inc.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE MERGER DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS OR THE CITIGROUP COMMON AND PREFERRED STOCK TO BE ISSUED IN THE MERGER, NOR HAVE THEY DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. FURTHERMORE, THE SECURITIES AND EXCHANGE COMMISSION HAS NOT DETERMINED THE FAIRNESS OR MERITS OF THE MERGER. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Joint Proxy Statement/Prospectus is dated June 11, 1998, and is first being mailed to stockholders on or about June 15, 1998.

                             [Travelers Group Logo]

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

     The Special Meeting of Stockholders of Travelers Group Inc. (the "Company") will be held at Citicorp, 399 Park Avenue (53rd Street and Park Avenue), New York, New York 10043, on Wednesday, July 22, 1998 at 10:00 a.m. local time, to consider and vote upon the following proposals:

     1. To approve the Agreement and Plan of Merger, dated as of April 5, 1998 by and between the Company and Citicorp (the "Merger Agreement") and the transactions contemplated thereby, including the issuance of the Company's common stock (the "Merger Share Issuance") pursuant to the merger (the "Merger") of Citicorp with and into a subsidiary of the Company in accordance with the terms of the Merger Agreement and the change of the Company's name to "Citigroup Inc." following the Merger (the "Name Change");

     2. To amend the Restated Certificate of Incorporation of the Company to increase to 6 billion the number of shares of the Company's common stock authorized for issuance (the "Increase in Authorized Common Stock");

     and to transact such other business as may properly come before the Special Meeting.

     The Board of Directors has set the close of business (5:00 p.m., New York City time) on June 5, 1998 as the record date for determining stockholders entitled to notice of and to vote at the Special Meeting. A list of stockholders entitled to vote at the Special Meeting will be maintained at the Company's headquarters, 388 Greenwich Street, New York, New York 10013 prior to the Special Meeting, and will also be available for inspection at the meeting itself.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT THE MERGER, THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER SHARE ISSUANCE AND THE NAME CHANGE, AND THE INCREASE IN AUTHORIZED COMMON STOCK ARE IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, HAS UNANIMOUSLY APPROVED THE MERGER, THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER SHARE ISSUANCE AND THE NAME CHANGE, AND THE INCREASE IN AUTHORIZED COMMON STOCK, AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE TO ADOPT THE MERGER, THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER SHARE ISSUANCE AND THE NAME CHANGE, AND THE INCREASE IN AUTHORIZED COMMON STOCK AT THE SPECIAL MEETING.

     All stockholders are cordially invited to attend the Special Meeting.

                                          By Order of the Board of Directors,

                                          /s/ Charles O. Prince

                                          Charles O. Prince, III
                                          Secretary

June 11, 1998

IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD BE SIGNED, DATED AND PROMPTLY RETURNED IN THE ENCLOSED ENVELOPE OR THAT YOU REGISTER YOUR VOTE BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD, SO THAT YOUR SHARES WILL BE REPRESENTED WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

          YOU SHOULD NOT SEND STOCK CERTIFICATES WITH YOUR PROXY CARD.

                                                                 [CITICORP LOGO]

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Date: Wednesday, July 22, 1998
Time: 3:00 p.m. (New York City time)

Place: 399 Park Avenue
      New York, New York 10043
      (53rd Street and Park Avenue)

     At the Special Meeting, the stockholders of Citicorp will vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 5, 1998, between Travelers Group Inc. and Citicorp (the "Merger Agreement"), and the transactions contemplated thereby (the "Merger").

     It is important that your shares be voted. Please vote as soon as possible by telephone or by completing the proxy card and returning it in the enclosed envelope. If you decide to attend the meeting in person, you can withdraw your proxy and vote at that time. Stockholders of record at the close of business (5:00 p.m., New York City time) on June 5, 1998 are entitled to one vote for each share held. A list of these stockholders will be available for inspection for ten days preceding the meeting at the office of the Assistant Secretary of Citicorp at 399 Park Avenue, New York, New York 10043, and will also be available for inspection at the meeting itself.

     THE BOARD OF DIRECTORS OF CITICORP HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF THE STOCKHOLDERS OF CITICORP, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE TO ADOPT THE MERGER AGREEMENT AT THE SPECIAL MEETING.

By order of the Board of Directors,

/s/ Charles E. Long

Charles E. Long
Vice Chairman and Secretary

IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD BE SIGNED, DATED AND PROMPTLY RETURNED IN THE ENCLOSED ENVELOPE OR THAT YOU REGISTER YOUR VOTE BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD, SO THAT YOUR SHARES WILL BE REPRESENTED WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

          YOU SHOULD NOT SEND STOCK CERTIFICATES WITH YOUR PROXY CARD.

                               TABLE OF CONTENTS

SUMMARY...............................    1
Comparative Market Price and Dividend
  Information.........................    8
Selected Financial Data...............   10
Comparative Unaudited Per Share
  Data................................   10
Condensed Consolidated Financial Data
  of Travelers Group Inc. and
  Subsidiaries -- Historical..........   11
Condensed Consolidated Financial Data
  of Citicorp and
  Subsidiaries -- Historical..........   12
Selected Unaudited Pro Forma Combined
  Financial Data of Travelers Group
  Inc. and Citicorp...................   13
RISK FACTORS..........................   14
  Citigroup's Compliance with
     Applicable Law...................   14
  No Fairness Opinions from
     Independent Financial Advisors...   14
  Fixed Merger Consideration Despite
     Potential Change in Relative
     Stock Prices.....................   14
  Management of Citigroup following
     the Merger.......................   15
  Uncertainties in Integrating
     Business Operations and Realizing
     Enhanced Earnings................   15
THE MERGER............................   16
  General.............................   16
  Background of the Merger............   17
  Rationale for the Merger;
     Recommendation of Each Company's
     Board of Directors...............   19
  Form of the Merger..................   21
  Merger Consideration................   21
  Conversion of Shares; Procedures for
     Exchange of Certificates;
     Fractional Shares................   22
  Effective Time......................   23
  Effect on Awards Outstanding Under
     Citicorp Stock Plans.............   23
  Stock Exchange Listings.............   23
  Federal Income Tax Consequences of
     the Merger.......................   23
  Accounting Treatment................   25
  Regulatory and Third-Party
     Approvals........................   25
  Appraisal Rights....................   29
  Interests of Certain Persons in the
     Merger...........................   30
  Litigation..........................   31
  Existing Business Relationships
     between Citicorp and Travelers...   32
  Delisting and Deregistration of
     Citicorp Common Stock............   32
  Restrictions on Resales by
     Affiliates.......................   32
  Cautionary Statement Concerning
     Forward-Looking Statements.......   33
THE PROPOSED INCREASE IN AUTHORIZED
  SHARES OF TRAVELERS COMMON STOCK....   34
THE STOCKHOLDERS' MEETINGS............   35
  Purpose, Time and Place.............   35
  Record Date; Voting Power...........   35
  Votes Required......................   36
  Share Ownership of Management and
     Certain Stockholders.............   37
  Voting of Proxies...................   37
  Revocability of Proxies.............   37
  Solicitation of Proxies.............   38
REGULATION OF CITIGROUP UNDER BANKING
  LAWS................................   39
  Holding Company Regulation..........   39
  Capital Adequacy....................   41
  Prompt Corrective Action............   42
  Enforcement Powers of the Federal
     Banking Agencies.................   43
  Control Acquisitions................   43
  Future Legislation..................   43
THE MERGER AGREEMENT..................   44
  General.............................   44
  Closing; Effective Time.............   44
  Citigroup Certificate of
     Incorporation....................   44
  Citigroup By-Laws...................   44
  Board and Officers of Citigroup.....   44
  Reservation of Right to Revise
     Transaction......................   45
  Consideration to be Received in the
     Merger...........................   45
  Exchange of Certificates; Fractional
     Shares...........................   45
  Representations and Warranties......   46
  Certain Covenants...................   46
  Coordination of Dividends...........   47
  No Solicitation.....................   47
  Citicorp Stock-Based Awards.........   48
  Employee Benefit Plans..............   49
  Indemnification, Exculpation and
     Insurance........................   49
  Conditions to the Consummation of
     the Merger.......................   50
  Termination.........................   51
  Expenses............................   52
  Amendment; Extension and Waiver.....   52

DESCRIPTION OF CITIGROUP CAPITAL STOCK
  FOLLOWING THE MERGER................   53
  Citigroup Common Stock..............   53
  Citigroup Preferred Stock...........   53
  Outstanding Series of Travelers
     Preferred Stock..................   55
  New Citigroup Preferred Stock.......   58
  Citigroup Series O Preferred
     Stock............................   60
  Citigroup Series P Preferred
     Stock............................   61
  Citigroup Series Q Preferred
     Stock............................   61
  Citigroup Series R Preferred
     Stock............................   61
  Citigroup Series S Preferred
     Stock............................   62
  Citigroup Series T Preferred
     Stock............................   62
  Citigroup Series U Preferred
     Stock............................   62
  Citigroup Series V Preferred
     Stock............................   63
  Citigroup Series W Preferred
     Stock............................   63
  Stock Exchange Matters..............   64
COMPARISON OF RIGHTS OF STOCKHOLDERS
  OF TRAVELERS AND CITICORP...........   64
  Authorized Capital..................   64
  Board of Directors..................   65
  Committees of the Board of
     Directors........................   65
  Newly Created Directorships and
     Vacancies........................   66
  Removal of Directors................   66
  Officers............................   66
  Special Meetings of Stockholders....   66
  Quorum at Stockholder Meetings......   67
  Stockholder Action by Written
     Consent..........................   67
  Advance Notice of
     Stockholder-Proposed Business at
     Annual Meetings..................   67
  Amendment of Governing Documents....   67
  Fair Price Provisions...............   68
NEW CITIGROUP DEPOSITARY SHARES.......   69
  General.............................   69
  Dividends and Other Distributions...   69
  Withdrawal of Stock.................   70
  Redemption of Depositary Shares.....   70
  Voting the Citigroup Deposited
     Preferred Stock..................   70
  Amendment and Termination of the
     Deposit Agreement................   70
  Charges of Depositary...............   71
  Resignation and Removal of
     Depositary.......................   71
  Miscellaneous.......................   71
EXPERTS...............................   71
LEGAL MATTERS.........................   72
SUBMISSION OF FUTURE STOCKHOLDER
  PROPOSALS...........................   72
WHERE YOU CAN FIND MORE INFORMATION...   73
TRAVELERS GROUP INC. AND CITICORP
  UNAUDITED PRO FORMA CONDENSED
  COMBINED FINANCIAL STATEMENTS.......   75
ANNEX A -- AGREEMENT AND PLAN OF
           MERGER.....................  A-1
ANNEX B -- PROPOSED AMENDMENT TO
           ARTICLE FIRST AND ARTICLE
           FOURTH OF THE RESTATED
           CERTIFICATE OF
           INCORPORATION OF TRAVELERS
           GROUP INC..................  B-1
ANNEX C -- SECTION 262 OF THE DELAWARE
           GENERAL CORPORATION LAW....  C-1

                                    SUMMARY

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. FOR A MORE COMPLETE UNDERSTANDING OF THE MERGER AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY, AS WELL AS THE ADDITIONAL DOCUMENTS WE REFER YOU TO. SEE "WHERE YOU CAN FIND MORE INFORMATION" (PAGES 73 THROUGH 74).

Q: WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?
A: Our companies are proposing to merge because we believe the combination will provide significant benefits to our stockholders, customers and employees. We believe the merger will enable us to take advantage of the complementary strategic fit of our respective businesses, combining Travelers' investment banking, asset management, consumer finance and property-casualty and life insurance businesses with Citicorp's global consumer finance and worldwide corporate banking businesses to create a global leader in financial services with growth opportunities not available to either company on its own. The combined company will serve customers in 100 countries around the world. To review the background and reasons for the merger in greater detail, see pages 17 through 21.

Q: WHAT IS "CITIGROUP INC."?
A: Citigroup Inc. is the name that Travelers and Citicorp have agreed to use for the combined company after the merger.

Q: WHAT WILL I RECEIVE IN THE MERGER?
A: Citicorp common stockholders will receive
   2.5 shares of common stock of Citigroup in exchange for each share of Citicorp common stock they hold. Citicorp preferred stockholders will receive one share of a corresponding series of preferred stock of Citigroup in exchange for each share of Citicorp preferred stock they hold. Your Citicorp preferred stock currently traded as depositary shares will be exchanged for Citigroup preferred stock traded as depositary shares, and your existing depositary receipts for Citicorp preferred stock will automatically represent the new Citigroup preferred stock.

   Each share of Travelers common stock will automatically represent one share of Citigroup common stock and each share of Travelers preferred stock will automatically represent one share of an identical series of Citigroup preferred stock.

   After the merger, Citicorp's former common stockholders and Travelers' former common stockholders will each own approximately half the common stock of the combined company, Citigroup.

   We will not issue fractional shares. Instead, Citicorp common stockholders will receive cash for any fractional share of Citigroup common stock owed to them. The amount of cash will be based on the closing price of Citigroup common stock on the date of the merger.

   For example:

   - If you currently own 100 shares of Citicorp common stock, then after the merger you will receive 250 shares of Citigroup common stock.

   - If you currently own 1 share of Citicorp common stock, then after the merger you will receive 2 shares of Citigroup common stock and a check for the market value of the half share.

   - If you currently own 100 shares of Travelers common stock, then after the merger those shares will represent 100 shares of Citigroup common stock.

Q: WHAT RISKS SHOULD I CONSIDER?
A: You should review "RISK FACTORS" on
   pages 14 through 15.

   You should also review the countervailing factors considered by each company's Board of Directors. See "THE MERGER -- Rationale for the Merger; Recommendation of Each Company's Board of Directors."

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?
A: We are working to complete the merger during the third quarter of 1998.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?
A: We expect that the exchange of shares by
   Citicorp stockholders will be tax-free to Citicorp stockholders for federal income tax purposes. However, Citicorp stockholders will have to pay taxes on cash received for fractional shares. We expect that the merger will be tax-free to Travelers stockholders for federal income tax purposes. To review the tax consequences to stockholders in greater detail, see pages 23 through 25.

THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON YOUR OWN SITUATION. YOU
   SHOULD CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

Q: WHAT WILL CITIGROUP'S DIVIDEND POLICY BE?
A: Following the merger, Citigroup's Board of Directors will use its discretion to decide whether to declare dividends and the amount of any dividends. In making its decision, the Board will consider various factors, including the earnings and financial condition of Citigroup and its subsidiaries.

Q: WHY IS CITICORP MERGING INTO A SUBSIDIARY OF TRAVELERS?
A: The merger was structured so that in applying to become a bank holding company under the Bank Holding Company Act, Travelers (and therefore Citigroup) could continue to be able to underwrite insurance for at least two years. Citicorp is being merged into a subsidiary of Travelers primarily to simplify certain aspects of the regulatory process relating to the merger and because of certain funding advantages that result from this structure.

Q: WHAT AM I BEING ASKED TO VOTE UPON?
A: Citicorp stockholders: You are being asked to approve the merger agreement which provides that Citicorp will merge into a wholly owned subsidiary of Travelers.

   CITICORP'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS VOTING FOR THE ADOPTION OF THE MERGER AGREEMENT.

   Travelers stockholders: You are being asked to approve the merger agreement and the transactions contemplated thereby, including the issuance of Travelers common stock pursuant to the merger of Citicorp into a subsidiary of Travelers in accordance with the terms of the merger agreement and the change of Travelers' name to "Citigroup Inc." following the merger. You are also being asked to approve an increase in the company's authorized common stock to 6 billion shares.

   TRAVELERS' BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED EACH OF THESE PROPOSALS AND RECOMMENDS VOTING FOR EACH PROPOSAL.

Q: WHY IS THE TRAVELERS BOARD OF DIRECTORS ASKING TRAVELERS' STOCKHOLDERS TO
   INCREASE THE NUMBER OF AUTHORIZED SHARES OF TRAVELERS COMMON STOCK?
A: The Travelers Board believes it would be desirable to increase the number of shares of authorized Travelers common stock to make available additional shares for possible stock splits, acquisitions, financings, employee benefit plan issuances and for other corporate purposes that may arise.
   The Travelers Board believes that stock splits enhance the liquidity and marketability of the common stock by increasing the number of shares outstanding and lowering the price per share.

Q: WHAT DO I NEED TO DO NOW?
A: Just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed return envelope as soon as possible, so that your shares will be represented at your stockholders' meeting. If you prefer, you may vote by telephone (the toll-free number is listed on the proxy card).

   If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of all the proposals. If you do not vote or you abstain, it will have the effect of a vote against the proposals.

   The Citicorp special meeting and the Travelers special meeting will take place on Wednesday, July 22, 1998, at 3:00 p.m. and 10:00 a.m., respectively. You may attend your stockholders' meeting and vote your shares in person, rather than signing and mailing your proxy card. In addition, you may withdraw your proxy up to and including the day of your stockholders' meeting by following the directions on page 37 and either change your vote or attend your stockholders' meeting and vote in person.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?
A: Your broker will vote your Citicorp or Travelers shares only if you provide instructions on how to vote; except that brokers who hold shares of Travelers' stock as nominees will have discre-tionary authority to vote such shares for the increase in authorized common stock to 6 billion shares. Other than as described above, without instructions, your shares will not be voted. Shares that are not voted will be counted as votes against the proposals.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?
A: No. If you are a Citicorp common stockholder, after the merger is completed we will send you written instructions for exchanging your Citicorp common stock certificates for Citigroup common stock certificates. If you are a Travelers stockholder, you should retain your stock certificates as the merger and the company's name change will not require surrender of Travelers stock certificates at any time. Holders of most series of Citicorp preferred stock will also not be required to exchange their current certificates. See pages 22 through 23 for further details.

   If you would like additional copies of this Joint Proxy Statement/Prospectus, or if you have questions about the merger, you should contact:

          Georgeson & Company Inc.
          Wall Street Plaza
          New York, New York 10005
          Phone Number: (800) 223-2064

          Morrow & Company, Inc.
          909 Third Avenue
          20th Floor
          New York, New York 10022
          Phone Number: (800) 566-9061

THE COMPANIES

CITICORP
399 Park Avenue
New York, NY 10043
(212) 559-1000

     Citicorp is a global financial services organization that, through Citibank, N.A. and other subsidiaries, serves more consumer and corporate customers around the world than any other bank. Its worldwide consumer business provides 70 million bankcard accounts and operates more than 1,000 Citibank branches in more than 40 countries. Through its international network of offices, Citibank also serves the funding and transaction service needs of global corporations, governments and other institutions, as well as those of local growth companies in emerging markets.

TRAVELERS GROUP INC.
388 Greenwich Street
New York, NY 10013
(212) 816-8000

     Travelers engages in investment and asset management services, consumer finance, and life and property-casualty insurance services. Travelers provides investment banking, asset management, retail brokerage and other financial services through its Salomon Smith Barney subsidiaries. Through Commercial Credit Company, Travelers offers consumer loans, credit-related insurance and credit card services. Individual life insurance, annuities and pension programs are offered primarily through the Travelers Insurance, Travelers Life and Annuity and Primerica Life Insurance companies. Travelers Property Casualty Corp., an 83% owned subsidiary, provides a wide range of commercial and personal property and casualty insurance products and services to businesses, government units, associations and individuals.

THE STOCKHOLDERS' MEETINGS (PAGE 35)

     The Travelers Special Meeting will be held at 399 Park Avenue, New York, New York, at 10:00 a.m. on Wednesday, July 22, 1998. At the special meeting, Travelers stockholders will be asked to approve the merger agreement and the transactions contemplated thereby, including the issuance of Travelers common stock pursuant to the merger of Citicorp with and into a subsidiary of Travelers in accordance with the terms of the merger agreement and the change of Travelers' name to "Citigroup Inc." following the merger. Travelers stockholders will also be asked to approve an increase in the company's authorized common stock to 6 billion shares.

     The Citicorp Special Meeting will be held at 399 Park Avenue, New York, New York, at 3:00 p.m. on Wednesday, July 22, 1998. At the special meeting, Citicorp stockholders will be asked to approve the merger agreement.

RECORD DATE; VOTING POWER (PAGE 35)

     You are entitled to vote at your stockholders' meeting if you owned shares as of the close of business (5:00 p.m., New York City time) on June 5, 1998, the Record Date.

     On the Record Date, there were 1,149,185,942 shares of Travelers common stock, 280,000 shares of Travelers Series I preferred stock, 400,000 shares of Travelers Series J preferred stock and 500,000 shares of Travelers Series K preferred stock entitled to vote at the Travelers Special Meeting. Travelers stockholders will be entitled to one vote at the special meeting for each share of Travelers common stock, 44.60526 votes for each share of Travelers Series I preferred stock and three votes for each share of Travelers Series J preferred stock and Travelers Series K preferred stock held of record on the Record Date for each of the proposals described above.

     On the Record Date, there were 451,635,725 shares of Citicorp common stock entitled to vote at the special meeting. Citicorp stockholders will be entitled to one vote at the special meeting for each share of Citicorp common stock held of record on the Record Date for the adoption of the merger agreement. Shares of Citicorp preferred stock will not be entitled to vote.

VOTES REQUIRED (PAGE 36)

     Approval by Travelers stockholders of the proposal to approve the merger agreement and the transactions contemplated thereby, including the issuance of Travelers common stock pursuant to the merger of Citicorp with and into a subsidiary of Travelers in accordance with the terms of the merger agreement and the change of Travelers' name to "Citigroup Inc." following the merger, and the proposal to increase to 6 billion the authorized shares of common stock will each require the approval of more than 50% of the aggregate voting power of Travelers common stock, Travelers
Series I preferred stock, Travelers Series J preferred stock and Travelers Series K preferred stock outstanding on the Record Date.

     Approval by Citicorp stockholders of the merger agreement will require the approval of more than 50% of the shares of Citicorp common stock outstanding on the Record Date.

ACCOUNTING TREATMENT (PAGE 25)

     We expect the merger will be accounted for as a pooling of interests, which means that we will treat our companies as if they had always been combined for accounting and financial reporting purposes.

SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN STOCKHOLDERS (PAGE 37)

     On the Record Date, directors and executive officers of Travelers and Citicorp and their affiliates may be deemed to be the beneficial owners of 30,681,723 shares of Travelers common stock, or approximately 2.6% of the voting power of the Travelers voting stock outstanding on the Record Date, and no shares of Travelers preferred stock entitled to vote at the Special Meeting.

     On the Record Date, directors and executive officers of Citicorp and Travelers and their affiliates may be deemed to be the beneficial owners of 4,781,381 shares of Citicorp common stock or approximately 1.1% of the shares of Citicorp common stock outstanding on the Record Date.

     The directors and executive officers of Citicorp and Travelers have indicated that they intend to vote the Citicorp common stock owned by them FOR the proposal to approve the merger agreement. The directors and executive officers of Travelers and Citicorp have indicated that they intend to vote the Travelers stock owned by them FOR the proposal to approve the merger agreement and the transactions contemplated thereby, including the issuance of Travelers common stock pursuant to the merger and the change of Travelers' name to "Citigroup Inc." following the merger, and FOR the proposal to increase the number of authorized shares of Travelers common stock to 6 billion shares.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE 30)

     A number of directors and executive officers of Travelers and Citicorp have interests in the merger as employees and/or directors that are different from, or in addition to, yours as a stockholder. If we complete the merger, certain directors and members of the existing senior management of each of Travelers and Citicorp will be designated as members of the initial Board of Directors and senior management of Citigroup. In addition, if the merger is completed, options to purchase Citicorp common stock held by Citicorp's directors and officers will be automatically converted into options to acquire shares of Citigroup common stock adjusted to account for the exchange ratio of common shares in the merger. Also, certain indemnification arrangements and directors' and officers' liability insurance for existing directors and officers of Citicorp will be continued by Citigroup. The Board of Directors of Citicorp and Travelers recognized these interests and determined that they did not affect the benefits of the merger to the Citicorp stockholders and the Travelers stockholders, respectively. Please refer to pages 30 through 31 for more information concerning these interests.

DIRECTORS AND EXECUTIVE OFFICERS OF CITIGROUP
FOLLOWING THE MERGER (PAGE 31)

     Following the merger, the Board of Directors of Citigroup will initially consist of 24 members, including Mr. Weill and Mr. Reed. Of the remaining 22 directors, half will be selected by Travelers from the non-employee directors currently on the Travelers Board and the other half will be the non-employee directors currently serving on the Citicorp Board. Mr. Reed and Mr. Weill will each serve as Chairman and Co-Chief Executive Officer of Citigroup. The other executive officers of Citigroup will be designated by the Board of Directors of Citigroup following the merger.

LISTING OF CITIGROUP STOCK (PAGE 23)

     Applications for listing the Citigroup common stock to be issued in connection with the merger have been made with the New York Stock Exchange
(NYSE) and the Pacific Exchange. Application for listing the depositary shares representing Citigroup preferred stock to be issued in the merger in exchange for Citicorp's Series 17, 18, 19, 20, 21 and 22 preferred stock has also been made with the

NYSE. Following the merger, Travelers and Citicorp stockholders will be able to trade shares of Citigroup common stock on the NYSE and the Pacific Exchange. Citicorp stockholders, however, will no longer be able to trade Citicorp stock on any exchange because Citicorp stock will no longer be listed on any exchange. The trading symbol for the Citigroup common stock will be "CCI."

REGULATORY APPROVALS (PAGE 25)

     We are both required to make filings with or obtain approvals from certain domestic and international regulatory authorities in connection with the merger. These consents and approvals include the approval of the Federal Reserve Board under the Bank Holding Company Act, as well as certain other federal banking agencies, state banking agencies, state insurance regulatory authorities and other domestic and foreign authorities.

     An application and notice was filed with the Federal Reserve Board on May 1, 1998. All other necessary applications and notices have been filed or are in the process of being filed.

     We cannot predict whether we will obtain all required regulatory approvals before we complete the merger, or whether any approvals will include conditions that would be detrimental to Citigroup.

CANCELLATION OF THE MERGER (PAGE 50)

     We can jointly agree to call off the merger at any time before completing the merger. Either of us can call off the merger if:

- we do not complete the merger by December 31, 1998, except that either of us may extend this deadline up to 90 days if the merger is delayed because we have not received certain regulatory approvals;

- the stockholders of Travelers or Citicorp do not approve the merger agreement;

- the other party breaches or materially fails to comply with any of the representations or warranties it made or obligations it has under the merger agreement if these result in a material adverse change incapable of being cured by such party;

- legal restraints or prohibitions will prevent the consummation of the merger, limit the conduct of a material portion of the business of Travelers or Citicorp or compel either company to dispose of a material portion of its business (except as may be required under the Bank Holding Company Act), or are reasonably likely to have a material adverse effect on Travelers or Citicorp;

- the conditions of any Bank Holding Company Act approval are not satisfactory to Travelers or Citicorp;

- there is a material adverse change since April 5, 1998 with respect to either company;

- our counsel do not deliver opinions in respect of certain federal income tax consequences of the merger; or

- the Board of Directors of either company determines, after consultation with outside counsel, that it must enter into an agreement with a third party that has made a proposal to acquire a majority of that company's voting power or a substantial portion of its assets on terms that are more favorable to that company's stockholders than the merger.

APPRAISAL RIGHTS (PAGE 29)

     Both of our companies are organized under Delaware law. Under Delaware law, Travelers and Citicorp stockholders, other than the holders of Citicorp Series 8A, Series 8B and Series 23 preferred stock, have no right to an appraisal of the value of their shares in connection with the merger.

     See pages 29 through 30 for a description of certain appraisal rights.

FORWARD-LOOKING STATEMENTS MAY PROVE
INACCURATE (PAGE 33)

     We have each made forward-looking statements in this document (and in documents that are incorporated by reference) that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of Travelers, Citicorp or Citigroup. Also, when we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Stockholders should note that many factors, some of which are discussed elsewhere in this document and in the documents which we incorporate by reference, could affect the future financial results of Citigroup, Travelers and Citicorp and could cause those results to differ materially from those expressed in our forward-looking state-ments contained or incorporated by reference in this document. These factors include the following:

- operating, legal and regulatory risks;

- economic, political and competitive forces affecting our commercial banking, credit card, foreign exchange, insurance, investment banking, asset management, broker-dealer and financial services businesses; and

- the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

               COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

COMPARATIVE MARKET PRICE DATA

     The following table presents trading information for Travelers and Citicorp common stock on the NYSE on April 3, 1998 and June 10, 1998. April 3, 1998 was the last full trading day prior to our announcement of the signing of the merger agreement. June 10, 1998 was the last practicable trading day for which information was available prior to the date of this Joint Proxy
Statement/Prospectus.

                                                                                   TRAVELERS
                       TRAVELERS                     CITICORP                     COMMON STOCK
                     COMMON STOCK                  COMMON STOCK                   PRICE X 2.50
                  (DOLLARS PER SHARE)           (DOLLARS PER SHARE)           (DOLLARS PER SHARE)
                  -------------------           -------------------           --------------------
                    HIGH        LOW     CLOSE     HIGH       LOW      CLOSE     HIGH        LOW      CLOSE
                  ---------   -------   -----   --------   --------   -----   ---------   --------   -----
April 3, 1998...  62 3/16     61 1/4    61 11/16  144 1/2    142 3/16  142 7/8  155 15/32   153 1/8  154 7/32
June 10, 1998...  64 11/16    63 1/2    63 5/8    157 15/16  155       155 1/2  161 23/32   158 3/4  159 1/16

     On the Record Date, there were approximately 47,360 holders of record of Citicorp common stock, 55,508 holders of record of Travelers common stock, 9 holders of record of Travelers Series I preferred stock, 418 holders of record of depositary shares representing Travelers Series J preferred stock and 332 holders of record of depositary shares representing Travelers Series K preferred stock.

HISTORICAL MARKET PRICES AND DIVIDENDS

     The principal trading market for Travelers and Citicorp common stock is the NYSE. Travelers common stock is also listed on the Pacific Exchange, and Citicorp common stock is also listed on the Chicago, Pacific, London, Amsterdam, Tokyo, Swiss, Toronto, Dusseldorf and Frankfurt stock exchanges. The following tables set forth, for the periods indicated, the high and low closing price per share on the NYSE, based on published financial sources, and dividends declared on Travelers and Citicorp common stock.

                                                                   TRAVELERS
                                                                  COMMON STOCK
                                                              (DOLLARS PER SHARE)
                                                              --------------------
                      CALENDAR PERIOD                           HIGH        LOW       DIVIDEND
                      ---------------                         --------    --------    --------
Fiscal 1996 (ended December 31, 1996)
  First Quarter.............................................  23 1/2      19          .075
  Second Quarter............................................  22 7/8      18 13/16    .075
  Third Quarter.............................................  24 15/16    19 3/8      .075
  Fourth Quarter............................................  31 11/16    24 9/16     .075
Fiscal 1997 (ended December 31, 1997)
  First Quarter.............................................  38 15/16    29 3/16     .10
  Second Quarter............................................  44 1/16     30 13/16    .10
  Third Quarter.............................................  49 1/16     42          .10
  Fourth Quarter............................................  57 3/8      43 1/8      .10
Fiscal 1998 (ending December 31, 1998)
  First Quarter.............................................  63 3/8      45 1/8      .125
  Second Quarter (through June 10, 1998)....................  73          59 5/8      .125

     The share prices above have been adjusted for various Travelers stock splits.

                                                                    CITICORP
                                                                  COMMON STOCK
                                                              (DOLLARS PER SHARE)
                                                              --------------------
                      CALENDAR PERIOD                          HIGH          LOW        DIVIDEND
                      ---------------                         ------        ------      --------
Fiscal 1996 (ended December 31, 1996)
  First Quarter.............................................    81            62 1/2    .45
  Second Quarter............................................    86 5/8        75 3/8    .45
  Third Quarter.............................................    90 5/8        76 1/4    .45
  Fourth Quarter............................................   109 1/4        91 3/8    .45
Fiscal 1997 (ended December 31, 1997)
  First Quarter.............................................   126 3/8       100 1/4    .525
  Second Quarter............................................   124 1/4       102 1/2    .525
  Third Quarter.............................................   139 11/16     123 5/16   .525
  Fourth Quarter............................................   144 3/16      116        .525
Fiscal 1998 (ending December 31, 1998)
  First Quarter.............................................   145 5/8       113 1/8    .575
  Second Quarter (through June 10, 1998)....................   180 1/2       142 1/2    .575

     Post-Merger Dividend Policy. Following the merger, the declaration of dividends will be at the discretion of the Citigroup Board and will be determined after consideration of various factors, including (without limitation) the earnings and financial condition of Citigroup and its subsidiaries.

                            SELECTED FINANCIAL DATA

     The following tables show financial results actually achieved by each of Citicorp and Travelers (the "historical" figures) and also show results as if the companies had been combined for the periods shown (the "pro forma combined" figures). Pro forma combined figures are simply arithmetical combinations of Citicorp's and Travelers' separate historical results; you should not assume that Citicorp and Travelers would have achieved the combined pro forma results if they had actually been combined during the periods shown.

     Citicorp's and Travelers' annual historical figures are derived from financial statements audited by KPMG Peat Marwick LLP, independent auditors of both companies. Historical earnings per share data reflect the adoption in 1997 of SFAS No. 128, "Earnings per Share." Prior periods have been restated. Figures for the three months ended March 31, 1998 and 1997 are unaudited, but Travelers and Citicorp each believes that its own three-month figures reflect all normal recurring adjustments necessary for a fair presentation of the financial position and results of operations for those periods. You should not assume that the first quarter 1998 results are indicative of results for any future period.

                      COMPARATIVE UNAUDITED PER SHARE DATA

                                                   AS OF OR FOR THE THREE
                                                        MONTHS ENDED             AS OF OR FOR THE YEAR ENDED
                                                          MARCH 31,                      DECEMBER 31,
                                                   -----------------------      ------------------------------
                                                     1998           1997         1997        1996        1995
                                                   ---------      --------      ------      ------      ------
CITICORP COMMON STOCK:
Income from continuing operations(1)
  Basic earnings per share
    Historical...................................   $  2.28        $ 2.07       $ 7.53      $ 7.73      $ 7.60
    Pro Forma Equivalent(2)......................   $  2.33        $ 1.93       $ 7.13      $ 7.43      $ 6.00
  Diluted earnings per share
    Historical...................................   $  2.23        $ 2.01       $ 7.33      $ 7.43      $ 6.50
    Pro Forma Equivalent(2)......................   $  2.25        $ 1.85       $ 6.85      $ 7.10      $ 5.45
  Cash dividends per common share
    Historical...................................   $ 0.575        $0.525       $ 2.10      $ 1.80      $ 1.20
    Pro Forma Equivalent(2)......................   $0.3125        $0.250       $ 1.00      $ 0.75      $ 0.67
  Book value per share at period end
    Historical...................................   $ 44.01        $41.08       $42.50      $40.25      $38.64
    Pro Forma Equivalent(2)......................   $ 43.88                     $42.48
TRAVELERS COMMON STOCK:
Income from continuing operations(3)
  Basic earnings per share(4)
    Historical...................................   $  0.95        $ 0.71       $ 2.69      $ 2.84      $ 1.81
    Pro Forma Combined...........................   $  0.93        $ 0.77       $ 2.85      $ 2.97      $ 2.40
  Diluted earnings per share(4)
    Historical...................................   $  0.91        $ 0.67       $ 2.54      $ 2.71      $ 1.74
    Pro Forma Combined...........................   $  0.90        $ 0.74       $ 2.74      $ 2.84      $ 2.18
  Cash dividends per common share
    Historical(4)................................   $ 0.125        $0.100       $0.400      $0.300      $0.267
    Pro Forma Combined(5)........................   $ 0.125        $0.100       $0.400      $0.300      $0.267
  Book value per share at period end
    Historical(4)................................   $ 17.50        $14.59       $16.98      $14.74      $13.06
    Pro Forma Combined...........................   $ 17.55                     $16.99

---------------
(1) The year ended December 31, 1997 includes restructuring charges of $889 million ($556 million after-tax).

(2) Amounts are calculated by multiplying the Travelers pro forma combined per share amounts by the exchange ratio for common shares in the merger.

(3) The year ended December 31, 1997 includes restructuring charges of $838 million ($496 million after-tax).

(4) Historical amounts for Travelers have been adjusted to reflect various Travelers stock splits.

(5) Amounts represent Travelers' historical dividends per common share.

                     CONDENSED CONSOLIDATED FINANCIAL DATA
             OF TRAVELERS GROUP INC. AND SUBSIDIARIES -- HISTORICAL

               (In millions of dollars except per share amounts)

                                        AS OF OR FOR THE
                                       THREE MONTHS ENDED
                                      MARCH 31, (UNAUDITED)       AS OF OR FOR THE YEAR ENDED DECEMBER 31,(1)
                                      ---------------------   ----------------------------------------------------
                                        1998        1997        1997       1996       1995       1994       1993
                                      ---------   ---------   --------   --------   --------   --------   --------
Total Revenues......................  $ 10,368    $  8,700    $ 37,609   $ 32,414   $ 27,287   $ 22,719   $ 16,964
                                      --------    --------    --------   --------   --------   --------   --------
Total Revenues, net of Interest
  Expense...........................  $  7,191    $  6,322    $ 26,166   $ 23,487   $ 17,909   $ 15,093   $ 10,259
                                      --------    --------    --------   --------   --------   --------   --------
Income from continuing
  operations(1).....................  $  1,093    $    815    $  3,104   $  3,282   $  2,141   $    747   $  1,843
Discontinued operations.............                                         (334)       150        180        (28)
Cumulative effect of accounting
  change(2).........................                                                                           (72)
                                      --------    --------    --------   --------   --------   --------   --------
Net income..........................  $  1,093    $    815    $  3,104   $  2,948   $  2,291   $    927   $  1,743
                                      --------    --------    --------   --------   --------   --------   --------
Per common share data(3):
  Basic earnings per share
    Income from continuing
      operations....................  $   0.95    $   0.71    $   2.69   $   2.84   $   1.81   $   0.53   $   2.02
    Net income......................  $   0.95    $   0.71    $   2.69   $   2.53   $   1.94   $   0.69   $   1.91
  Diluted earnings per share
    Income from continuing
      operations....................  $   0.91    $   0.67    $   2.54   $   2.71   $   1.74   $   0.53   $   1.92
    Net income......................  $   0.91    $   0.67    $   2.54   $   2.42   $   1.86   $   0.68   $   1.81
  Cash dividends per common share...  $  0.125    $  0.100    $  0.400   $  0.300   $  0.267   $  0.192   $  0.163
Total Assets........................  $408,475    $367,993    $386,555   $345,948   $302,344   $287,093   $286,125
Long-term debt:
  Parent company....................  $  2,227    $  1,699    $  1,695   $  1,903   $  2,042   $  1,377   $  1,504
  Consolidated......................  $ 29,288    $ 25,391    $ 28,352   $ 24,696   $ 22,235   $ 22,277   $ 18,683
Redeemable preferred securities:
  Parent company obligated..........  $  1,480    $  1,420    $  1,280   $  1,420   $    560   $    700   $    700
  Consolidated......................  $  3,125    $  2,665    $  2,525   $  2,665   $    560   $    700   $    700
Total stockholders' equity..........  $ 21,613    $ 17,852    $ 20,893   $ 17,942   $ 15,853   $ 12,432   $ 13,872
Ratio of earnings to fixed charges
  and preferred stock dividends.....     1.53x       1.52x       1.41x      1.51x      1.32x      1.10x      1.39x

---------------
(1) On November 28, 1997, Travelers completed a merger of a wholly owned subsidiary with and into Salomon Inc (renamed Salomon Smith Barney Holdings Inc.) in a transaction accounted for as a pooling of interests and, accordingly, current and prior year information has been restated. As a result of the merger, Salomon Smith Barney recorded an after-tax restructuring charge of $496 million, primarily for severance and costs related to excess or unused office space, facilities and other assets, which is included in Income from continuing operations and Net income. The results of Aetna's property and casualty businesses are included only from the date of acquisition, April 2, 1996. Results of operations prior to 1994 exclude the amounts of The Travelers Corporation (old Travelers), except that results for 1993 include Travelers' equity in earnings relating to the 27% interest purchased in December 1992. Results of operations include the Shearson businesses from July 31, 1993, the date of acquisition.

(2) Cumulative effect of accounting change in 1993 represents a change in accounting for postretirement benefits other than pensions and a change in accounting for postemployment benefits.

(3) All amounts have been adjusted to reflect various Travelers stock splits.

                     CONDENSED CONSOLIDATED FINANCIAL DATA
                   OF CITICORP AND SUBSIDIARIES -- HISTORICAL

               (In millions of dollars, except per share amounts)

                                           AS OF OR FOR THE
                                          THREE MONTHS ENDED
                                         MARCH 31, (UNAUDITED)         AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                         ---------------------   ----------------------------------------------------
                                           1998        1997        1997       1996       1995       1994       1993
                                         ---------   ---------   --------   --------   --------   --------   --------
Net Interest Revenue...................  $  2,839    $  2,804    $ 11,402   $ 10,940   $  9,951   $  8,911   $  7,690
Fees, Commissions, and Other Revenue...     2,766       2,392      10,214      9,256      8,727      7,837      8,385
                                         --------    --------    --------   --------   --------   --------   --------
Total Revenue, Net of Interest
  Expense..............................     5,605       5,196      21,616     20,196     18,678     16,748     16,075
Provision for Credit Losses............       507         423       1,907      1,926      1,991      1,881      2,600
Operating Expense(1)...................     3,394       3,169      13,987     12,197     11,102     10,256     10,615
                                         --------    --------    --------   --------   --------   --------   --------
Income Before Taxes and Cumulative
  Effects of Accounting Changes........  $  1,704    $  1,604    $  5,722   $  6,073   $  5,585   $  4,611   $  2,860
Income Taxes...........................       639         609       2,131      2,285      2,121      1,189        941
                                         --------    --------    --------   --------   --------   --------   --------
Income Before Cumulative Effects of
  Accounting Changes...................     1,065         995       3,591      3,788      3,464      3,422      1,919
Cumulative Effects of Accounting
  Changes(2)...........................                                                                (56)       300
                                         --------    --------    --------   --------   --------   --------   --------
Net Income(1)..........................  $  1,065    $    995    $  3,591   $  3,788   $  3,464   $  3,366   $  2,219

Net Income Per Share
Basic
Before Accounting Changes..............  $   2.28    $   2.07    $   7.53   $   7.73   $   7.60   $   7.84   $   4.26
After Accounting Changes(2)............      2.28        2.07        7.53       7.73       7.60       7.69       5.05
Diluted
Before Accounting Changes..............  $   2.23    $   2.01    $   7.33   $   7.43   $   6.50   $   6.40   $   3.54
After Accounting Changes(2)............      2.23        2.01        7.33       7.43       6.50       6.29       4.13
Dividends Declared Per Common
  Share(3).............................     0.575       0.525        2.10       1.80       1.20       0.45         --

Total Loans, Net of Unearned Income and
  Allowance for Credit Losses..........  $182,772    $166,705    $178,197   $169,109   $160,274   $147,265   $134,588
Total Assets...........................   330,414     290,354     310,897    281,018    256,853    250,489    216,574
Total Deposits.........................   214,719     188,848     199,121    184,955    167,131    155,726    145,089
Long-Term Debt(4)......................    20,159      18,824      19,785     18,850     18,488     17,894     18,160
Common Stockholders' Equity............    19,871      18,877      19,293     18,644     16,510     13,582     10,066
Total Stockholders' Equity.............    21,471      20,780      21,196     20,722     19,581     17,769     13,953
Ratio of Earnings to Fixed Charges and
  Preferred Stock Dividends............     1.47x       1.49x       1.41x      1.45x      1.37x      1.26x      1.14x
Return on Average Common Stockholders'
  Equity...............................     21.74%      20.76%      18.11%     20.35%     20.80%     25.81%     21.06%
Common Stockholders' Equity to
  Assets...............................      6.01%       6.50%       6.21%      6.63%      6.43%      5.42%      4.65%
Total Stockholders' Equity to Assets...      6.50%       7.16%       6.82%      7.37%      7.62%      7.09%      6.44%

---------------
(1) Includes restructuring charges of $889 million ($556 million after-tax) in the year ended December 31, 1997 and $425 million ($254 million after-tax) in the year ended December 31, 1993.

(2) Refers to the adoption in 1994 of Statement of Financial Accounting Standards ("SFAS") No. 112, "Employers Accounting for Postemployment Benefits," and in 1993 of SFAS No. 109, "Accounting for Income Taxes."

(3) Citicorp resumed paying dividends on its common stock on April 18, 1994, after having suspended the dividend on October 15, 1991.

(4) Includes $750 million on March 31, 1998, December 31, 1997 and March 31, 1997 and $300 million on December 31, 1996 of guaranteed preferred beneficial interests in Citicorp subordinated debt issued by wholly-owned trusts.

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
                      OF TRAVELERS GROUP INC. AND CITICORP

               (In millions of dollars, except per share amounts)

                                               AS OF OR FOR THE
                                              THREE MONTHS ENDED     AS OF OR FOR THE YEAR ENDED
                                                   MARCH 31,                 DECEMBER 31,
                                              -------------------   ------------------------------
                                                1998       1997       1997       1996       1995
                                              --------   --------   --------   --------   --------
Total Revenue, Net of Interest Expense......  $ 12,796   $ 11,518   $ 47,782   $ 43,683   $ 36,587
Total Operating Expense(1)(2)...............  $  9,332   $  8,567   $ 37,048   $ 33,047   $ 27,662
Income from Continuing Operations(2)........  $  2,158   $  1,810   $  6,695   $  7,070   $  5,605
Net Income Per Share
Income from Continuing Operations:
Basic.......................................  $   0.93   $   0.77   $   2.85   $   2.97   $   2.40
Diluted.....................................  $   0.90   $   0.74   $   2.74   $   2.84   $   2.18
Dividends Declared Per Common Share(3)......  $  0.125   $  0.100   $  0.400   $  0.300   $  0.267
Total Assets................................  $738,889   $658,347   $697,452   $626,966   $559,197
Total Deposits..............................  $214,719   $188,848   $199,121   $184,955   $167,131
Long-Term Debt..............................  $ 48,697   $ 43,465   $ 47,387   $ 43,246   $ 40,723
Redeemable Preferred Stock..................  $    280   $    420   $    280   $    420   $    560
Redeemable Preferred Securities of
  Subsidiary Trusts.........................  $  3,595   $  2,995   $  2,995   $  2,545   $     --
Common Stockholders' Equity.................  $ 40,034   $ 35,604   $ 38,736   $ 35,461   $ 31,251
Total Stockholders' Equity..................  $ 43,084   $ 38,632   $ 42,089   $ 38,664   $ 35,434
Ratio of Earnings to Fixed Charges and
  Preferred Stock Dividends.................      1.50x     1.50x      1.41x      1.48x      1.35x
Return on Average Common Stockholders'
  Equity....................................     21.75%     19.85%     17.35%     20.28%     18.16%
Common Stockholders' Equity to Assets.......      5.42%      5.41%      5.55%      5.66%      5.59%
Total Stockholders' Equity to Assets........      5.83%      5.87%      6.03%      6.17%      6.34%

---------------
(1) Includes provisions for credit losses.

(2) The year ended December 31, 1997 includes restructuring charges of $1,727 million ($1,052 million after-tax).

(3) Amounts represent Travelers' historical dividends per common share.

                                  RISK FACTORS

     In addition to the other information included in this Joint Proxy Statement/Prospectus (including the matters addressed in "THE
MERGER -- Cautionary Statement Concerning Forward-Looking Statements" on page
33), the matters described below should be considered carefully by stockholders of Citicorp and Travelers in determining whether to approve the merger agreement and the transactions contemplated thereby.

CITIGROUP'S COMPLIANCE WITH APPLICABLE LAW

     As a result of the merger, Citigroup will become a bank holding company subject to regulation under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), and the requirements of the Glass-Steagall Act, among other laws. See "REGULATION OF CITIGROUP UNDER BANKING LAWS." In general, the activities of bank holding companies are limited to banking, managing or controlling banks and other activities that the Federal Reserve Board determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Section 4 of the BHC Act provides that, with certain exceptions, providing insurance as principal, agent or broker is not closely related to banking or managing or controlling banks. Under the BHC Act in its current form, after two years from the date as of which it becomes a bank holding company, Citigroup will be required to conform any activities that are not considered to be closely related to banking under the BHC Act. This two-year period may be extended by the Federal Reserve Board for three additional one-year periods, upon finding that such an extension would not be detrimental to the public interest. Therefore, while the merger is permitted under current law, if the BHC Act is not amended before the end of this period (including any extensions), Citigroup may, among other things, be required to divest itself of certain insurance underwriting businesses or cease being a bank holding company subject to the BHC Act. The feasibility of ceasing to be a bank holding company would depend on the law at the time, but might include transferring the domestic banking business of Citigroup to federal or state savings associations or other appropriate entities that are not regarded as "banks" under the BHC Act and Citigroup's foreign banking business to Edge Act Corporations, foreign banks or other appropriate entities. In connection with such transfers, Citigroup's foreign banking business might become subject to additional or different regulations and the mix of assets held by Citigroup may be affected as a result of asset constraints under current law and regulations relating to federal and state savings associations. There can be no assurance that Citigroup's divestiture of certain insurance underwriting businesses or its ceasing to be a bank holding company would not result in significant costs or other disadvantages to Citigroup.

     Various legislation, including proposals to overhaul the bank regulatory system and expand the powers of bank holding companies, is from time to time introduced in Congress. One such proposal, H.R. 10, passed the House of Representatives on May 14, 1998. That bill would amend the BHC Act to make insurance underwriting a permissible business for a bank holding company. Consequently, if enacted in its present form, Citigroup would not be under any obligation to conform its business to the current limitations of the BHC Act. However, there is no assurance that such legislation as currently drafted, or any other legislation, will ultimately be enacted and, if enacted, of the ultimate effect that any such potential legislation or implementing regulations would have upon the financial condition or results of operations of Citigroup or its subsidiaries.

NO FAIRNESS OPINIONS FROM INDEPENDENT FINANCIAL ADVISORS

     Neither Travelers nor Citicorp engaged an independent financial advisor to formally evaluate the financial fairness of the exchange ratio. As a result, stockholders of each company will vote on the merger based upon the recommendations of their respective directors without an opinion from an independent financial advisor that the merger is fair to stockholders from a financial point of view. See "THE MERGER -- Rationale for the Merger; Recommendation of Each Company's Board of Directors."

FIXED MERGER CONSIDERATION DESPITE POTENTIAL CHANGE IN RELATIVE STOCK PRICES

     Upon completion of the merger, each share of Citicorp common stock will be converted into the right to receive 2.5 shares of Citigroup common stock. This exchange ratio will not be adjusted in the event of any increase or decrease in the price of either Citicorp or Travelers common stock. The prices of Citicorp and

Travelers common stock when the merger takes place may vary from their prices at the date of this Joint Proxy Statement/Prospectus and at the date of the special meetings of the stockholders of Citicorp and Travelers. For example, during the twelve month period ending on June 10, 1998 (the most recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus), the closing price of Citicorp common stock varied from a low of $112.75 to a high of $180.50 and ended that period at $157.75, and the closing price of Travelers common stock varied from a low of $38.50 to a high of $73.00 and ended that period at $64.875 (see "Comparative Market Price and Dividend Information" on page 8 for further information). Such variations may be the result of changes in the business, operations or prospects of Citicorp, Travelers or the combined company, market assessments of the likelihood that the merger will be consummated and the timing thereof, regulatory considerations, general market and economic conditions and other factors. At the time of their special meetings, the holders of Citicorp and Travelers common stock will not know the exact value of the Citigroup common stock that they will receive when the merger is completed.

     Holders of common stock of Citicorp and Travelers are urged to obtain current market quotations for Citicorp and Travelers common stock.

MANAGEMENT OF CITIGROUP FOLLOWING THE MERGER

     Following the consummation of the merger, Sanford I. Weill and John S. Reed will each serve as Chairman and Co-Chief Executive Officer of Citigroup. Each of the Travelers and Citicorp Board of Directors considered this management structure in their discussions regarding the merger. Messrs. Reed and Weill have indicated their intention to engage in open communications with each other and with other members of senior management of Citigroup. There can be no assurance, however, that such communications will be optimal or will result in reconciling differing views, if any, held by the Co-Chief Executive Officers. See "THE MERGER -- Rationale for the Merger; Recommendation of Each Company's Board of Directors."

UNCERTAINTIES IN INTEGRATING BUSINESS OPERATIONS AND REALIZING ENHANCED EARNINGS

     The merger involves the integration of two companies that conduct substantially different business activities, that have different corporate cultures and that have previously operated independently. No assurance can be given that Travelers and Citicorp will be able to integrate their operations without encountering difficulties including, without limitation, the loss of key employees and customers, the disruption of their respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies. Additionally, in determining that the merger is in the best interests of Travelers and Citicorp, as the case may be, each of the Travelers and the Citicorp Board of Directors considered that enhanced earnings may result from the consummation of the merger, including from cross-marketing opportunities. However, there can be no assurance that any enhanced earnings will result from the merger.

                                   THE MERGER

     UPON CONSUMMATION OF THE MERGER OF CITICORP INTO A WHOLLY OWNED SUBSIDIARY OF TRAVELERS, TRAVELERS WILL BE RENAMED CITIGROUP INC. CONSEQUENTLY, WE HAVE USED THE TERM "CITIGROUP" IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO REFER TO TRAVELERS FOLLOWING THE MERGER. THE DISCUSSION IN THIS JOINT PROXY STATEMENT/PROSPECTUS OF THE MERGER AND THE PRINCIPAL TERMS OF THE MERGER AGREEMENT IS SUBJECT TO, AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS ANNEX A AND IS INCORPORATED HEREIN BY REFERENCE.

GENERAL

     Travelers Group Inc. ("Travelers") and Citicorp ("Citicorp") are furnishing this Joint Proxy Statement/Prospectus to holders of shares of (i) common stock, par value $.01 per share, of Travelers ("Travelers Common Stock"), (ii) common stock, par value $1.00 per share, of Citicorp ("Citicorp Common Stock"), (iii) Series I Convertible Preferred Stock, par value $1.00 per share, of Travelers (the "Travelers Series I Preferred Stock"), (iv) 8.08% Cumulative Preferred Stock, Series J, par value $1.00 per share, of Travelers (the "Travelers Series J Preferred Stock") and (v) 8.40% Cumulative Preferred Stock, Series K, par value $1.00 per share, of Travelers (the "Travelers Series K Preferred Stock" and, together with the Travelers Series I Preferred Stock and the Travelers Series J Preferred Stock, the "Travelers Voting Preferred Stock"), in connection with the solicitation of proxies by the respective Boards of Directors of Travelers (the "Travelers Board") and Citicorp (the "Citicorp Board") for use at their special meetings of stockholders to be held on July 22, 1998 and at any adjournments or postponements thereof. This Joint Proxy Statement/ Prospectus is also being furnished to holders of Graduated Rate Cumulative Preferred Stock, Series 8A, without par value, of Citicorp (the "Citicorp Series 8A Preferred Stock"), Graduated Rate Cumulative Preferred Stock, Series 8B, without par value, of Citicorp (the "Citicorp Series 8B Preferred Stock"), and Fixed/Adjustable Rate Cumulative Preferred Stock, Series 23, without par value, of Citicorp (the "Citicorp Series 23 Preferred Stock") in connection with each such holder's appraisal rights under Section 262 of the Delaware General Corporation Law ("DGCL") and to holders of all series of Citicorp preferred stock for informational purposes.

     At their special meeting, the holders of Travelers Common Stock and Travelers Voting Preferred Stock (collectively, "Travelers Voting Stock") will be asked to vote upon a proposal to approve and adopt (i) the Agreement and Plan of Merger, dated as of April 5, 1998, by and between Travelers and Citicorp (the "Merger Agreement") and the transactions contemplated thereby, including the issuance (the "Merger Share Issuance") of common stock, par value $.01 per share, of Citigroup ("Citigroup Common Stock") pursuant to the merger (the "Merger") of Citicorp with and into a subsidiary of Travelers, with the subsidiary of Travelers (the "Merger Sub") surviving the Merger, in accordance with the terms of the Merger Agreement and the change of Travelers' name to "Citigroup Inc." following the Merger (the "Name Change") and (ii) an amendment to the Restated Certificate of Incorporation of Travelers (the "Travelers Certificate") to increase to 6 billion the shares of Travelers Common Stock authorized for issuance. At their special meeting, the stockholders of Citicorp will be asked to vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby (including, without limitation, the Merger).

     This Joint Proxy Statement/Prospectus also constitutes a prospectus of Travelers, which is a part of the Registration Statement on Form S-4 (the "Registration Statement") filed by Travelers with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), in order to register the shares of Citigroup common stock, shares of preferred stock and the depositary shares to be issued to Citicorp stockholders in the Merger.

     In the Merger, other than shares held in Travelers' or Citicorp's treasury,
(i) each share of Citicorp Common Stock issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time"), will be converted, without any action on the part of the holder thereof, into the right to receive
2.5 shares (the "Exchange Ratio") of Citigroup Common Stock, with cash being paid in lieu of fractional shares of Citigroup Common Stock, and (ii) each issued and outstanding share of Citicorp preferred stock, without par value ("Citicorp Preferred Stock"), of the series identified in the left-hand column below will be converted, without any action of the holder thereof, into the right to receive one share of Citigroup preferred stock, par value $1.00 per share, of the corresponding series identified in the right-hand column below (those series identified below, collectively, "New Citigroup Preferred Stock").

                                                            SERIES OF CITIGROUP
             SERIES OF CITICORP                               PREFERRED STOCK
              PREFERRED STOCK                                ISSUED IN EXCHANGE
             ------------------                             -------------------
Graduated Rate Cumulative Preferred Stock,      Graduated Rate Cumulative Preferred Stock,
  Series 8A                                       Series W
Graduated Rate Cumulative Preferred Stock,      Graduated Rate Cumulative Preferred Stock,
  Series 8B                                       Series O
7.50% Noncumulative Preferred Stock, Series     7.50% Noncumulative Preferred Stock, Series
  17                                              P
Adjustable Rate Cumulative Preferred Stock,     Adjustable Rate Cumulative Preferred Stock,
  Series 18                                       Series Q
Adjustable Rate Cumulative Preferred Stock,     Adjustable Rate Cumulative Preferred Stock,
  Series 19                                       Series R
8.30% Noncumulative Preferred Stock, Series     8.30% Noncumulative Preferred Stock, Series
  20                                              S
8 1/2% Noncumulative Preferred Stock, Series    8 1/2% Noncumulative Preferred Stock, Series
  21                                              T
7 3/4% Cumulative Preferred Stock, Series 22    7 3/4% Cumulative Preferred Stock, Series U
Fixed/Adjustable Rate Cumulative Preferred      Fixed/Adjustable Rate Cumulative Preferred
  Stock, Series 23                                Stock, Series V

     The terms, designations, preferences, limitations, privileges and rights (other than par value) of the respective series of New Citigroup Preferred Stock will be identical to those of the corresponding series of Citicorp Preferred Stock. Each share of the corresponding series of New Citigroup Preferred Stock, other than the Citigroup Series O Preferred Stock and the Citigroup Series W Preferred Stock, will be represented by depositary shares ("New Citigroup Depositary Shares"), each representing a one-tenth interest in a share of the corresponding series of New Citigroup Preferred Stock.

BACKGROUND OF THE MERGER

     Sanford I. Weill, Chairman and Chief Executive Officer of Travelers, and John S. Reed, Chairman (and the chief executive officer) of Citicorp, have known each other personally and professionally for more than thirty years. In late February of 1998, Mr. Weill raised with Mr. Reed the possibility of a business combination between Travelers and Citicorp. During the discussion, Messrs. Reed and Weill considered the complementary strengths of the businesses of the two companies and developing trends in the financial services industry. Messrs. Reed and Weill agreed to meet again and continue their discussions. In the ten days following the meeting, Paul J. Collins, Vice Chairman of Citicorp, continued discussions with various representatives of Travelers. Senior executives of the two companies and their legal counsel held several meetings between March 5 and March 21, 1998.

     Commencing the week of March 23, 1998, representatives of Travelers and Citicorp discussed and provided each other with information relating to certain business, financial, legal, tax and accounting matters regarding Travelers and Citicorp. Various executive officers of Travelers, including the chief financial officer, chief accounting officer and general counsel, as well as certain other financial, accounting, tax and legal personnel of Travelers, met with certain members of Citicorp's executive management, including the chief financial officer and general counsel of Citicorp, and reviewed and discussed such information. In addition, outside legal and accounting advisors of Travelers and Citicorp began reviewing and analyzing such information.

     On March 18, 1998, Mr. Reed began informal discussions relating to the proposed Merger with members of the Citicorp Board. By March 24, he had advised all of the directors of the status of the discussions with Travelers.

     At a regular meeting of the Travelers Board on March 25, 1998, Travelers' executive management discussed with the Travelers Board an overview of the business of Citicorp and the strategic rationale for a business combination as well as the nature of discussions between the two companies to date. During the meeting, the Travelers Board considered the benefits and risks of the proposed transaction for Travelers and its stockholders. Following such discussions, the Travelers Board authorized management to continue to pursue a business combination with Citicorp.

     On March 26, 1998, representatives of Travelers and Citicorp met with representatives of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and discussed regulatory issues relating to the proposed transaction.

     From March 27 through April 3, 1998, representatives of Travelers and Citicorp, together with their advisors, discussed the terms of a draft Merger Agreement and various other issues relating to the proposed Merger, including the structure of the transaction, tax and accounting issues and required regulatory approvals. The Exchange Ratio was negotiated directly by the executive managements of Travelers and Citicorp on April 3 and April 4, 1998.

     On April 2, 1998 at a special meeting of the Travelers Board, Travelers' executive management and outside legal counsel updated the Travelers Board on matters relating to the proposed Merger with Citicorp. Executive management of Travelers first discussed the financial aspects of the proposed transaction, the businesses of Citicorp, strategic implications that the proposed Merger would have on each of the businesses of Travelers and its subsidiaries and certain other matters. Outside counsel for Travelers then discussed the terms and conditions of the draft Merger Agreement, the regulatory issues relating to the proposed Merger, the status of the due diligence review of, and the negotiations with, Citicorp, fiduciary duties of the Travelers Board in connection with the proposed Merger and certain other legal matters. Travelers' executive management also discussed the proposed management structure of the combined entity following the Merger whereby the combined entity would be run by co-chief executive officers. During the meeting, the Travelers Board considered the benefits and risks of the proposed transaction for Travelers and its stockholders. Following these discussions, the Travelers Board authorized management to continue to pursue the proposed Merger.

     At a special meeting of the Citicorp Board on April 3, 1998, Citicorp's management discussed with the Citicorp Board an overview of the business of Travelers and the strategic rationale for a business combination as well as the nature of discussions between the two companies. Management of Citicorp discussed the financial aspects of the proposed transaction, the strategic implications that the proposed Merger would have on the principal businesses of Citicorp and its subsidiaries and other aspects of the proposed Merger. Legal counsel for Citicorp discussed the terms and conditions of the draft Merger Agreement which was distributed to the Citicorp Board, the regulatory issues relating to the proposed Merger, the status of the due diligence review of, and the negotiations with, Travelers, fiduciary duties of the Citicorp Board in connection with the proposed Merger and other legal matters. Citicorp's management also discussed the proposal that the combined entity would be run by co-chief executive officers. During the meeting, the Citicorp Board considered the advantages and disadvantages of the proposed transaction for Citicorp and its stockholders. Following extensive discussions, the Citicorp Board authorized management to continue to pursue the proposed Merger.

     On the evening of April 4, 1998 at a special meeting of the Travelers Board held telephonically, Travelers' executive management updated the Travelers Board on the proposed Exchange Ratio. Outside counsel for Travelers then reviewed the terms and conditions of the Merger Agreement, the regulatory consents required to consummate the proposed Merger, the fiduciary duties of the Travelers Board in connection with the proposed Merger and certain other legal matters. After extensive discussion, the Travelers Board unanimously determined that the Merger is in the best interests of the stockholders of Travelers and approved the Merger Agreement and the Merger and unanimously resolved to recommend that stockholders of Travelers vote to adopt the Merger Agreement.

     On the evening of April 4, 1998 at a special meeting of the Citicorp Board held telephonically, Citicorp's management updated the Citicorp Board on the proposed Exchange Ratio. Legal counsel for Citicorp then provided additional analysis of the matters discussed at the April 3 meeting. After discussion, the Citicorp Board unanimously determined (with one director absent) that the Merger is in the best interests of the
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

stockholders of Citicorp and approved the Merger Agreement and the Merger and unanimously resolved to recommend that stockholders of Citicorp vote to adopt the Merger Agreement.

     Following resolution of open items, the Merger Agreement was signed by both Citicorp and Travelers on April 5, 1998, and the transaction was announced on April 6, 1998 by a joint press release issued by Travelers and Citicorp prior to the commencement of trading on the NYSE.

     On June 8, 1998, in accordance with the provisions of the Merger Agreement, Travelers and Citicorp agreed to change the form of the merger to be a merger of Citicorp with and into a subsidiary of Travelers.

RATIONALE FOR THE MERGER; RECOMMENDATION OF EACH COMPANY'S BOARD OF DIRECTORS

     Travelers and Citicorp believe that the merger of two of the world's leading financial services companies will create significant value for their respective stockholders. Travelers and Citicorp have a unique opportunity to take advantage of the complementary strategic fit of their businesses, combining Citicorp's and Travelers' products to create one of the largest, most diversified financial services companies in the world, with growth opportunities not available to either company on its own. Our complementary skills and products are expected to allow Citigroup to provide a wider range of products and services, in both developed and emerging markets, than any competitor. Citigroup will have 100 million account relationships and operations in 100 countries, and it will rank at or near the top among all financial services companies in assets, earnings and market value (calculated by combining the two companies' data as of March 31, 1998).

     The Merger will bring together two organizations with core commitments to serving consumers, corporations, institutions and governments around the world through sales and service channels in banking, insurance, consumer finance, credit cards, investment banking, securities brokerage and asset management. Citigroup's combination of lending, underwriting, corporate finance, advisory, securitization and risk management capacities will offer greater convenience to clients. The combined company, with Salomon Smith Barney's equity and fixed income securities businesses and Citibank's derivatives and foreign exchange businesses, will be preeminent in global trading. Likewise, Citigroup will be among the world's leading asset management firms, well positioned to serve established markets and to seek new business in such markets as the expected privatization of pension and retirement fund management proceeds throughout the world.

     Citigroup will seek to grow by building on the combining companies' strengths, such as Citicorp's unrivaled global presence, Travelers' wide array of financial products and services and demonstrated cross-selling expertise and our commitment to quality products offered under well known and respected brand names. Each of Travelers and Citicorp believes that the combined company can achieve enhanced earnings by (i) utilizing Citicorp's international distribution system and customer base to cross-sell Travelers' products and services, (ii) utilizing Travelers' existing sales force and customer base to cross-sell Citicorp's products and services and (iii) increasing Citicorp's market penetration with existing customers through Travelers' cross-selling expertise. The increased wealth and sophistication of U.S. consumers and the emergence of a sizable middle class in many international markets present opportunities for Citigroup that neither Travelers nor Citicorp could meet alone.

     Although Citigroup will seek to reduce expenses by combining overlapping functions and facilities, each company's Board views potential revenue growth as of far greater importance than expected cost savings in its determination to recommend the Merger. Each company's Board recognizes the challenges inherent in combining two such complex organizations; these were considered by each company's Board and are discussed in more detail below.

     Other positive factors considered by each company's Board include: (i) the terms and conditions of the Merger Agreement, including an Exchange Ratio that provides certainty about the number of shares of Citigroup Common Stock that will be issued in the Merger; (ii) the expected treatment of the Merger as a tax-free reorganization; and (iii) the expected treatment of the Merger as a pooling of interests for financial reporting and accounting purposes.

     In addition, in reaching its conclusions, each company's Board considered, among other things, (i) information concerning the financial performance and condition, business operations, earnings and prospects of each of Travelers and Citicorp and the projected future financial performance of that company as well as of Citigroup for the next two years and
(ii) the impact of the Merger on that company's customers. However, no formal valuation analyses or independent valuations were presented to either Board.

     Each company's Board also considered certain countervailing factors in its deliberations concerning the Merger, including: (i) possible difficulties integrating the two companies' managements and corporate cultures; (ii) the feasibility of operating Citigroup with two chief executives; (iii) the composition and functioning of Citigroup's Board of Directors; (iv) uncertainty regarding stockholders', customers' and employees' perceptions of the Merger; and (v) the fact that the Exchange Ratio will not be adjusted even if the two companies' performance and financial condition diverge in the period prior to the Merger. Each company's Board directed management to address the foregoing concerns. In respect of the countervailing factor identified in clause (i) above, the companies have established joint transition teams to foster mutual cooperation and communication in order to achieve an orderly transition. In respect of the countervailing factor identified in clause (ii) above, each company's Board recognized that each co-chief executive officer has much to contribute to the combined enterprise and that Messrs. Reed and Weill have been friends for more than thirty years. In respect of the countervailing factor identified in clause (iii) above, the companies have established a team of outside directors from each company to review the corporate governance of Citigroup generally as well as the functions of each Board's various committees to recommend a plan for integrating the committees. In respect of the countervailing factor identified in clause (iv) above, the companies have implemented a joint communication strategy directed towards addressing the concerns of the referenced constituencies. In respect of the countervailing factor identified in clause (v) above, each company's Board recognized that the Merger is expected to provide long-term strategic benefits that would counterbalance any short-term divergence in financial performance of either company.

     Each company's Board also considered the financial and legal consequences of Citigroup becoming a bank holding company subject to regulation under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), and the requirements of the Glass-Steagall Act and the fact that, following the expiration of the applicable waiver period, Citigroup will have to conform any activities that are not closely related to banking under the BHC Act unless appropriate legislation is enacted. See "-- Regulatory and Third-Party Approvals" and "REGULATION OF CITIGROUP UNDER BANKING LAWS." In the event that such legislation has not been enacted, at the expiration of the waiver period, Citigroup will evaluate its alternatives in order to comply with whatever laws are then applicable. The Boards considered the impact on Citigroup of conforming its activities under the BHC Act, including the possible divestiture of certain insurance underwriting businesses or ceasing to be a bank holding company by causing its commercial bank subsidiaries to convert into non-bank entities, such as federal or state savings associations. At the present time, the Boards do not believe that compliance with applicable law will have a material adverse effect on Citigroup.

     The Citicorp Board also considered certain additional countervailing factors, including: (i) the potential of the Merger to distract from Citicorp's efforts to establish a worldwide branded consumer offering; and (ii) the fact that Travelers' business is largely U.S.-based and whether this might detract from Citicorp's global orientation. Citicorp uses the "Citi" brand name in all aspects of its business. The Citicorp Board considered whether management focus on matters relating to the Merger would distract from development of the "Citi" brand. In addition, the Citicorp Board noted that the breadth and depth of Citicorp's presence in markets around the world distinguishes Citicorp from its competition and considered whether management focus on the Merger would impact Citicorp's global financial services brand.

     The Travelers Board also considered certain additional countervailing factors including: (i) the possible distraction of management from day-to-day operations; and (ii) increased exposure to global economic changes, such as recent events in Asia. In respect of the countervailing factor identified in clause (i) above, the companies have established transition teams to help minimize unnecessary management distractions and achieve an orderly transition following the Merger. In respect of the countervailing factor identified in clause (ii) above, Travelers' management considered that the increased exposure was an unavoidable element of achieving the goal of becoming a global financial services company but believes that the size and scope of Citigroup and its varied businesses would mitigate the adverse effect to Citigroup of such exposure.

     The Exchange Ratio was determined by negotiation between the companies to reflect the "merger of equals" character of the transaction taking into consideration the similar market capitalizations of the two companies (approximately $65 and $70 billion for Citicorp and Travelers, respectively, as of the date of the Merger Agreement) and to achieve approximately equal share ownership in Citigroup by the stockholders of the two companies.

     Travelers and Citicorp each considered obtaining a fairness opinion from an independent financial advisor with respect to the Exchange Ratio but determined not to do so. Under Delaware law, the board of directors of a company is not required to obtain a fairness opinion or an outside valuation report prior to approving a business combination as long as the directors have adequate information upon which a proper exercise of business judgment can be made. In light of the expertise of their respective managements in financial matters, each company's Board determined not to request a fairness opinion from an independent financial advisor. Furthermore, obtaining a fairness opinion from an independent financial advisor would have involved disclosing proprietary information to significant competitors of each company.

     Each company's Board individually determined that the potential advantages of the Merger far outweigh the disadvantages. Each company's Board also believes that Citigroup, more fully than either company by itself, could be the kind of financial services institution -- with global perspective and infrastructure, extensive resources and a broad range of products designed to meet specific demands -- best suited to meet the needs of customers around the world in the twenty-first century. Based on consideration of these and other relevant matters, each company's Board unanimously determined that the Merger, upon the terms and conditions set forth in the Merger Agreement, is in the best interests of its company and its company's stockholders.

     The foregoing discussion of the factors considered by each company's Board is not intended to be exhaustive, but is believed to include all material factors considered by each company's Board. In reaching its decision to approve the Merger, each company's Board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors.

FORM OF THE MERGER

     Subject to the terms and conditions of the Merger Agreement and in accordance with the DGCL, at the Effective Time, Citicorp will be merged with and into Merger Sub. Merger Sub will be the surviving corporation in the Merger, and will continue its corporate existence under Delaware law. Travelers will change its name to "Citigroup Inc." upon consummation of the Merger. The Travelers Restated Certificate of Incorporation (the "Travelers Certificate"), as in effect immediately prior to the Effective Time (and as amended pursuant to the Merger Agreement as described herein and as supplemented by the certificates of designation for the New Citigroup Preferred Stock which will become effective at the Effective Time), will be the certificate of incorporation of Citigroup (the "Citigroup Certificate"), and the by-laws of Travelers (the "Travelers By-Laws"), as amended as described herein, will be the by-laws of Citigroup (the "Citigroup By-Laws"). Pursuant to the Merger Agreement, Travelers and Citicorp have agreed to change the method of effecting the Merger from a merger of Citicorp with and into Travelers to a merger of Citicorp with and into a subsidiary of Travelers.

MERGER CONSIDERATION

     At the Effective Time, (i) each outstanding share of Citicorp Common Stock, other than certain shares owned by Citicorp or Travelers, will be converted into the right to receive 2.5 fully paid and nonassessable shares of Citigroup Common Stock (except that cash will be paid in lieu of fractional shares as described under "-- Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares" below) and (ii) each outstanding share of Citicorp Preferred Stock, other than certain shares owned by Citicorp or Travelers, will be converted into the right to receive one fully paid and nonassessable share of the corresponding newly established series of New Citigroup Preferred Stock. As of the Effective Time, all such shares of Citicorp Common Stock and Citicorp Preferred Stock, as the case may be, will no longer be outstanding and will automatically be cancelled and will cease to exist and each holder of shares of Citicorp Common Stock or Citicorp Preferred Stock, as the case may be, will cease to have any rights in respect of those shares, except to receive the consideration set forth in the immediately preceding sentence. See

"-- Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares." The Exchange Ratio was determined through arm's-length negotiations between Citicorp and Travelers.

     Any shares of Citicorp Common Stock and Citicorp Preferred Stock owned immediately prior to the Effective Time by Citicorp or Travelers will be canceled and retired and shall cease to exist, and no consideration will be delivered in exchange for those shares; provided, however, that any shares of Citicorp Common Stock and Citicorp Preferred Stock (i) held by Citicorp or Travelers in connection with any market making or proprietary trading activity or for the account of another person, (ii) as to which Citicorp or Travelers is or may be required to act as a fiduciary or in a similar capacity or (iii) the cancellation of which would violate any legal duties or obligations of Citicorp or Travelers, will not be cancelled but, instead, will be treated as set forth in the preceding paragraph.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

     The conversion of Citicorp Common Stock into the right to receive Citigroup Common Stock and Citicorp Preferred Stock into the right to receive New Citigroup Preferred Stock will occur automatically at the Effective Time. As soon as practicable after the Effective Time, Citibank, N.A., in its capacity as Exchange Agent (the "Exchange Agent"), will send a transmittal letter to each former holder of Citicorp Common Stock, Citicorp Series 8A Preferred Stock or Citicorp Series 8B Preferred Stock. The transmittal letter will contain instructions with respect to obtaining shares of Citigroup Common Stock or New Citigroup Preferred Stock, as the case may be, in exchange for shares of Citicorp Common Stock, Citicorp Series 8A Preferred Stock and Citicorp Series 8B Preferred Stock. CITICORP STOCKHOLDERS AND TRAVELERS STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

     After the Effective Time, each certificate that previously represented shares of Citicorp Common Stock, Citicorp Series 8A Preferred Stock and Citicorp Series 8B Preferred Stock will represent only the right to receive the Citigroup Common Stock or New Citigroup Preferred Stock into which such shares were converted in the Merger and the right to receive cash in lieu of fractional shares of Citigroup Common Stock as described below. However, after the Merger, depositary receipts formerly representing depositary shares of Citicorp Series 17 Preferred Stock, Citicorp Series 18 Preferred Stock, Citicorp Series 19 Preferred Stock, Citicorp Series 20 Preferred Stock, Citicorp Series 21 Preferred Stock, Citicorp Series 22 Preferred Stock and Citicorp Series 23 Preferred Stock (other than any depositary shares of Citicorp Series 23 Preferred Stock whose holders have properly perfected appraisal rights) will automatically represent depositary shares of the corresponding series of New Citigroup Preferred Stock and need not be exchanged.

     Holders of certificates previously representing Citicorp Common Stock, Citicorp Series 8A Preferred Stock and Citicorp Series 8B Preferred Stock will not be paid dividends or distributions on the Citigroup Common Stock or the New Citigroup Preferred Stock into which such shares have been converted with a record date after the Effective Time, and will not be paid cash in lieu of fractional shares of Citigroup Common Stock, until such certificates are surrendered to the Exchange Agent for exchange. When such certificates are surrendered, any unpaid dividends and any cash in lieu of fractional shares of Citigroup Common Stock payable as described below will be paid without interest.

     In the event of a transfer of ownership of Citicorp Common Stock, Citicorp Series 8A Preferred Stock and Citicorp Series 8B Preferred Stock which is not registered in the records of Citicorp's transfer agent, a certificate representing the proper number of shares of Citigroup Common Stock or New Citigroup Preferred Stock may be issued to a person other than the person in whose name the certificate so surrendered is registered if such certificate is properly endorsed or otherwise is in proper form for transfer and the person requesting such issuance will pay any transfer or other taxes required by reason of the issuance of shares of Citigroup Common Stock or New Citigroup Preferred Stock to a person other than the registered holder of such certificate or establish to the satisfaction of Citigroup that such tax has been paid or is not applicable.

     All shares of Citigroup Common Stock or New Citigroup Preferred Stock issued upon conversion of shares of Citicorp Common Stock or Citicorp Preferred Stock, as the case may be (including any cash paid in lieu of any fractional shares of Citigroup Common Stock), will be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Citicorp Common Stock or Citicorp Preferred Stock, subject, however, to Citigroup's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared by Citicorp on such shares of Citicorp Common Stock or Citicorp Preferred Stock and which remain unpaid at the Effective Time.

     No fractional shares of Citigroup Common Stock will be issued to any Citicorp stockholder upon surrender of certificates previously representing Citicorp Common Stock. For each fractional share that would otherwise be issued, the Exchange Agent will remit to such stockholders an amount in cash equal to the product obtained by multiplying the fractional share interest to which such holder would otherwise be entitled by the closing price for a share of Citigroup Common Stock on the NYSE Composite Transaction Tape on the date on which the Merger is completed (the "Closing Date").

EFFECTIVE TIME

     The Effective Time will be the time of the filing of the Certificate of Merger with the Delaware Secretary of State or such later time as is agreed upon by Citicorp and Travelers and specified in the Certificate of Merger. The filing of the Certificate of Merger will occur as soon as practicable, but no later than the second business day, after satisfaction or waiver of the conditions to the consummation of the Merger set forth in the Merger Agreement unless another date is agreed to in writing by Citicorp and Travelers, except that such filing may be postponed by either party for up to 90 days after such satisfaction or waiver of the conditions to the consummation of the Merger to the extent necessary to obtain any material governmental, regulatory or other third-party approvals, consents, orders or authorizations required in connection with or as a result of the Merger.

EFFECT ON AWARDS OUTSTANDING UNDER CITICORP STOCK PLANS

     At the Effective Time, each outstanding award or entitlement under Citicorp's Savings Incentive Plan, 1997 Stock Purchase Plan Offering, 1997 Stock Incentive Plan, 1988 Stock Incentive Plan, Executive Incentive Compensation Plan, Directors' Deferred Compensation Plan and Deferred Compensation Plan (collectively, the "Citicorp Stock Plans") will be adjusted as follows. Each outstanding award or entitlement under any Citicorp Stock Plan will be converted into the same instrument of Citigroup and will be assumed by Citigroup. Each outstanding option or right to purchase shares of Citicorp Common Stock will be assumed by Citigroup and will be converted into an option or right to purchase, upon the same terms and conditions that were applicable to the option or right immediately prior to the Effective Time, the number of shares of Citigroup Common Stock equal to the number of shares of Citicorp Common Stock subject to such option immediately prior to the Effective Time multiplied by the Exchange Ratio, at a price per share equal to the exercise price for each such share of Citicorp Common Stock subject to such option or right divided by the Exchange Ratio. The option adjustments will be made in a manner that preserves the status of "incentive stock options" (as defined in Section 422 of the Code) and so as to not result in a "disqualifying disposition" of the stock underlying the incentive stock options. As of the Record Date, options to purchase approximately 37,000,000 shares of Citicorp Common Stock were outstanding under the Citicorp Stock Plans.

STOCK EXCHANGE LISTINGS

     Application for listing the Citigroup Common Stock issued pursuant to the Merger and the depositary shares representing the New Citigroup Preferred Stock issued pursuant to the Merger in exchange for Citicorp Preferred Stock has been made with the NYSE. Application for listing shares of Citigroup Common Stock has also been made with the Pacific Exchange. The trading symbol for the Citigroup Common Stock will be "CCI." Following the Merger, Citicorp stockholders will no longer be able to trade Citicorp stock on any exchange because Citicorp stock will no longer be listed on any exchange.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discussion is a summary of the material U.S. federal income tax consequences of the Merger to a stockholder of Citicorp (a "Holder") that holds shares of Citicorp Common Stock or Citicorp Preferred Stock (collectively, the "Citicorp Capital Stock") as a capital asset at the Effective Time. The discussion is based on laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion does not address all aspects of federal taxation that may be relevant to particular Holders in light of their personal circumstances or to Holders subject to special treatment under the Internal Revenue Code of 1986, as amended (the "Code"), including, without limitation, banks, tax-exempt organizations, insurance companies, dealers in securities or foreign currency, Holders who received their Citicorp Capital Stock through the exercise of employee stock options or otherwise as compensation, Holders who are not U.S. persons (as defined in Section 7701(a)(30) of the Code) and Holders who hold Citicorp Capital Stock as part of a hedge, straddle or conversion transaction. In addition, the discussion does not address any state, local or foreign tax consequences of the Merger.

     EACH HOLDER OF CITICORP CAPITAL STOCK IS URGED TO CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER.

     Tax Opinions. In the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Travelers, and the opinion of Shearman & Sterling, counsel to Citicorp (such opinions referred to collectively herein as the "Tax Opinions"), subject to the assumptions, limitations, qualifications and other considerations described below under "-- Certain Considerations with Respect to Opinions," the Merger will constitute a "reorganization" for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code, and Travelers, Merger Sub and Citicorp will each be a party to such "reorganization" within the meaning of
Section 368(b) of the Code.

     Consummation of the Merger is conditioned upon counsel to both Travelers and Citicorp delivering at the Effective Time tax opinions to the same effect and subject to substantially the same assumptions, limitations, qualifications and considerations as the Tax Opinions (collectively, the "Closing Tax Opinions"). In the event that Travelers or Citicorp is unable to obtain the Closing Tax Opinions, each of Travelers and Citicorp is permitted under the Merger Agreement to waive the receipt of the Closing Tax Opinions as a condition to such party's obligation to consummate the Merger. As of the date of this Joint Proxy Statement/Prospectus, neither Travelers nor Citicorp intends to waive the receipt of the Closing Tax Opinions as a condition to the consummation of the Merger. In the event of such a failure to obtain the Closing Tax Opinions and either Travelers' or Citicorp's determination to waive such condition to the consummation of the Merger, Citicorp and Travelers will resolicit the vote of their respective stockholders to approve the Merger Agreement.

     Tax Consequences of the Merger. In accordance with the Tax Opinions regarding the treatment of the Merger as a reorganization within the meaning of
Section 368(a) of the Code, subject to the assumptions, limitations, qualifications and other considerations described below under "-- Certain Considerations with Respect to Opinions," in the opinion of Skadden, Arps, Slate, Meagher & Flom LLP and Shearman & Sterling (i) no gain or loss will be recognized by Travelers, Merger Sub or Citicorp as a result of the Merger; (ii) no gain or loss will be recognized by a Holder of Citicorp Capital Stock upon the exchange of its shares solely for shares of Citigroup Common Stock or New Citigroup Preferred Stock (collectively, the "Citigroup Capital Stock") pursuant to the Merger, except with respect to cash, if any, received by a Holder of Citicorp Common Stock in lieu of a fractional share of Citigroup Common Stock;
(iii) the aggregate tax basis of the shares of Citigroup Capital Stock received solely in exchange for shares of Citicorp Capital Stock pursuant to the Merger (including a fractional share of Citigroup Common Stock for which cash is received) will be the same as the aggregate tax basis of the shares of Citicorp Capital Stock surrendered in exchange therefor; (iv) the holding period for shares of Citigroup Capital Stock received in exchange for shares of Citicorp Capital Stock pursuant to the Merger (including a fractional share of Citigroup Common Stock) will include the holding period of the shares of Citicorp Capital Stock surrendered in exchange therefor; and (v) cash received by a Holder of Citicorp Common Stock in lieu of a fractional share of Citigroup Common Stock will be treated as received in exchange for such fractional share and capital gain or loss will be recognized in an amount equal to the difference between the amount of cash received and the portion of the tax basis of the share of Citicorp Common Stock allocable to such fractional interest.

     Certain Considerations with Respect to Opinions. The Tax Opinions and the foregoing summary of the U.S. federal income tax consequences of the Merger are and will be subject to certain assumptions, limitations and qualifications and based on current law and, among other things, certain representations of Citicorp and Travelers, including representations made by the respective managements of Citicorp and Travelers. Reference is made to the full text of the Tax Opinions, which set forth the assumptions made and matters considered in connection therewith, copies of which have been filed as exhibits to the Registration Statement of which this Joint Proxy Statement/Prospectus forms a part. Opinions of counsel are not binding on the Internal Revenue Service ("IRS") and do not preclude the IRS from adopting a contrary position. In addition, if any of such representations or assumptions are inconsistent with the actual facts, the U.S. federal income tax consequences of the Merger could be adversely affected. In particular, the opinion regarding the tax-free nature of the receipt of New Citigroup Preferred Stock in exchange for Citicorp Preferred Stock is based on certain representations of the management of Citicorp. If such representations are inconsistent with the actual facts, Holders of one or more series of Citicorp Preferred Stock may recognize gain (but not loss) on the exchange even though the Merger is tax-free to Travelers, Merger Sub, Citicorp and the other Holders of Citicorp Capital Stock.

ACCOUNTING TREATMENT

     The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. Accordingly, the book value of the assets, liabilities and stockholders' equity of Citicorp will be combined with the corresponding balance sheet categories of Travelers and carried forward to the combined corporation, subject to any adjustments required to conform the accounting policies and financial statement classifications of the two companies. In future financial statements, the results of operations of the combined corporation will include the results of both Travelers and Citicorp for the entire fiscal year in which the Merger occurs and all prior fiscal periods presented therein. Certain expenses incurred to effect the Merger must be treated by the combined corporation as current charges against income rather than adjustments to its balance sheet.

     The unaudited pro forma financial information contained in this Joint Proxy Statement/Prospectus has been prepared using the pooling of interests accounting method to account for the Merger. See "SUMMARY," "SUMMARY -- Selected Unaudited Pro Forma Combined Financial Data of Travelers Group Inc. and Citicorp" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

REGULATORY AND THIRD-PARTY APPROVALS

     Under the Merger Agreement, Travelers and Citicorp have agreed to use their best efforts to obtain all necessary actions or nonactions, waivers, consents and approvals from any governmental authority necessary, proper or advisable to consummate and make effective the Merger (the "Requisite Regulatory Approvals"). The Requisite Regulatory Approvals include approvals of the Federal Reserve Board under the BHC Act, certain other federal and state banking agencies, state insurance regulatory authorities and other domestic and foreign regulatory authorities, as described below. An application and notice was filed with the Federal Reserve Board on May 1, 1998. All other applications and notices have been filed, or are in the process of being filed.

     Federal Reserve Board. The Merger is subject to approval by the Federal Reserve Board under Sections 3 and 4 of the BHC Act. In reviewing the proposed transaction under the applicable statutes, the Federal Reserve Board will consider the financial and managerial resources and future prospects of the existing and proposed organizations and the convenience and needs of the communities to be served. In considering financial and managerial factors, the Federal Reserve Board will evaluate, among other things, the adequacy of the capital of the parties to the transaction. In addition, the Federal Reserve Board will assess the degree to which Travelers and Citicorp are taking appropriate steps to assure that electronic data processing systems and those of their vendors are Year 2000 compliant and plans for ensuring Year 2000 readiness of the resulting organization.

     The Federal Reserve Board is prohibited from approving any transaction if it would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States or if its effect in any section of the United States would be substantially to lessen competition, or to tend to create a monopoly, or result in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended (the "CRA"), the Federal Reserve Board must take into account the record of performance of each of the depository institution subsidiaries of Travelers and Citicorp in meeting the credit needs of the entire community of that institution, including low and moderate income neighborhoods.

     Federal Reserve Board regulations require publication of notice of, and the opportunity for public comment on, the application submitted for approval of the Merger and authorize the Federal Reserve Board to hold a public hearing in connection therewith if the Federal Reserve Board determines that such a hearing would be appropriate. Any such hearing or comments provided by third parties could prolong the period during which the application is subject to review by the Federal Reserve Board. A public hearing has been scheduled by the Federal Reserve Board for June 25, 1998.

     The Federal Reserve Board will furnish notice and a copy of the application for approval of the Merger to the Office of the Comptroller of the Currency (the "OCC"), the Federal Deposit Insurance Corporation (the "FDIC"), the Office of Thrift Supervision (the "OTS") and appropriate state regulatory authorities. These agencies have 30 days to submit their views and recommendations to the Federal Reserve Board.

     The Federal Reserve Board's regulations require that the responsible Reserve Bank accept or return an application within seven business days of receipt and that the Federal Reserve Board act on the application within 60 calendar days of acceptance unless the Federal Reserve Board notifies the applicant that the period has been extended. There can be no assurances that the Federal Reserve Board will not extend such period.

     Assuming Federal Reserve Board approval, the Merger may not be consummated until 30 days after such approval, during which time the Department of Justice may challenge the Merger on antitrust grounds and seek the divestiture of certain assets and operations, except that, with the approval of the Federal Reserve Board and the Department of Justice, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action by the Department of Justice would stay the effectiveness of Federal Reserve Board approval of the Merger unless a court specifically orders otherwise.

     As a result of the Merger, Citigroup will become a bank holding company subject to regulation under the BHC Act and the requirements of the Glass-Steagall Act, among other laws. See "REGULATION OF CITIGROUP UNDER BANKING LAWS." In general, the activities of bank holding companies are limited to banking, managing or controlling banks and other activities that the Federal Reserve Board determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Section 4 of the BHC Act provides that, with certain exceptions, providing insurance as principal, agent or broker is not closely related to banking or managing or controlling banks. Under the BHC Act in its current form, after two years from the date as of which it becomes a bank holding company, Citigroup will be required to conform any activities that are not considered to be closely related to banking under the BHC Act. This two-year period may be extended by the Federal Reserve Board for three additional one-year periods, upon finding that such an extension would not be detrimental to the public interest. In conforming its activities to the BHC Act, Citigroup may, among other things, move certain insurance agency and brokerage activities into banks or subsidiaries of banks. The Merger was structured so that in applying to become a bank holding company, Travelers (and therefore Citigroup) could continue to be able to underwrite insurance under the BHC Act for at least two years. Citicorp is being merged into a subsidiary of Travelers primarily to simplify certain aspects of the regulatory process relating to the Merger and because of certain funding advantages that result from this structure.

     Section 20 of the Glass-Steagall Act prohibits a member bank of the Federal Reserve System, such as Citicorp's subsidiary, Citibank, N.A., from being affiliated with a company that is principally engaged in underwriting and dealing in securities. The Federal Reserve Board has determined by regulation that underwriting and dealing in certain "eligible" securities is an activity closely related to banking and is therefore permissible for bank holding companies and their subsidiaries. The Federal Reserve Board has also determined that a securities firm that does not generate more than 25% of its gross revenue from underwriting and dealing in certain "ineligible" securities is not deemed for purposes of the Glass-Steagall Act to be "principally engaged" in securities underwriting and dealing. Based on preliminary calculations, Travelers and Citicorp believe that the ineligible revenues of their combined securities businesses will be below this threshold. For the eight quarters ended December 31, 1997, on a pro forma combined basis, ineligible revenues amounted to approximately 15% of gross revenue.

     Travelers and Citicorp each provides discretionary and non-discretionary asset management and consulting services to a wide array of U.S. and non U.S. publicly offered investment funds (the "Public Funds"), private investment funds (the "Private Funds") and institutional and individual investors through a number of wholly-owned subsidiaries, some of which are registered as investment advisers in the relevant jurisdictions. As of March 31, 1998, Travelers and its subsidiaries held $165 billion in assets under management: $107.6 billion in Public Funds and $57.4 billion in Private Funds and institutional and individual accounts. As of March 31, 1998, Citicorp and its subsidiaries held $117 billion in assets under management: $32 billion in Public Funds and $85 billion in Private Funds and institutional and individual accounts.

     Neither Travelers nor Citicorp expects that the Merger will materially affect the operations of any of the Public Funds or the ability of the combined company to continue providing services to the Public Funds and that new advisory agreements or client consents to the Merger will not be required under applicable law in most countries, including the U.S. It is also anticipated that subsidiaries of Travelers and Citicorp providing investment advice to the Private Funds will be able to continue such activities provided that they comply with the regulatory framework imposed by federal banking laws.

     In this connection, the Federal Reserve Board has not authorized bank holding companies to be affiliated with companies that organize, sponsor, control or distribute U.S. funds that issue securities frequently (i.e., open-end mutual funds). Citicorp is currently subject to this restriction. Travelers is not presently subject to this restriction and, as a result of becoming so subject, the open-end U.S. Public Funds for which a Travelers subsidiary acts as distributor will be required to engage an independent party to provide certain distribution services. However, Travelers believes that such requirement will have minimal impact on Citigroup's revenues. In addition, there will be limits on the extent to which directors, officers or employees of Citigroup or its subsidiaries may serve as directors, officers or employees of any of the U.S. Public Funds.

     Following completion of the Merger, Citigroup will review whether it would be in the best interests of shareholders of any of the Public Funds to consolidate certain of those entities or change any of the administrative service providers. Any such consolidations or changes would require approval by the directors and/or shareholders of such Public Funds.

     State Banking Department Approvals. In addition to the federal banking agencies, the Merger will be subject to application or notice to state banking authorities in New York, Delaware and Utah.

     Under New York banking law, the New York Banking Department is required to take into consideration the safety and soundness of the resulting institution as a bank holding company and the impact on public confidence, public interests and the convenience and needs thereof, and interests of depositors, creditors and stockholders. Further, the New York Banking Department must consider whether the Merger may result in such a lessening of competition as to be injurious to the interests of the public or tend toward monopoly.

     Under Utah banking law, the Utah Department of Financial Institutions is required to take into consideration the safety and soundness of the resulting institution and any adverse impact on competition or public confidence in determining whether to approve the application. The Utah Department of Financial Institutions must also evaluate other aspects of the Merger so as to protect the public interest and interests of depositors, creditors and stockholders. Further, the Utah Department of Financial Institutions must consider whether the applicant has demonstrated sound management practices and financial strength as well as the public interest, the credit needs of the communities served, and the views of relevant federal regulators evaluating the Merger.

     Under Delaware banking law, the Delaware State Bank Commissioner is required to take into consideration a variety of issues, including the effects on competition in the market, convenience and needs of banking customers, and financial and management resources of the resulting company, in determining whether to object to the Merger or allow the usual 60-day notice period to expire without adverse action.

     Insurance Regulatory Approvals. The Merger also requires filings with, and approvals of, the state insurance regulatory authorities (the "Insurance Commissions") under the respective insurance codes (the "Insurance Codes") of Arizona, New Jersey, New York and Delaware, which are the United States jurisdictions in which the insurance companies owned or otherwise controlled by Citicorp are domiciled. The Insurance Codes each contain generally similar provisions (subject to certain variations) applicable to the acquisition of control of a domestic insurer, including a rebuttable presumption of control that arises from the ownership of 10% or more of the voting securities of a domestic insurer or any person that controls a domestic insurer.

     Generally, a person seeking to acquire voting securities, such as the common stock, in an amount that would result in such person controlling, directly or indirectly, a domestic insurer must, together with any person ultimately controlling such person, file an Application for Approval of Acquisition of Control of or Merger with a Domestic Insurer or comparable application (each a "Form A") with the relevant Insurance Commission and send a copy of such Form A to the domestic insurer. Travelers has made Form A filings with the Insurance Commissions of the domiciliary states of Citicorp's insurer subsidiaries.

     In certain jurisdictions, the Form A filings trigger public hearing requirements and/or statutory periods within which decisions must be rendered approving or disapproving the acquisition of control. In other states, public hearings are discretionary and/or there are no periods within which such decisions must be rendered. The periods within which hearings must be commenced or decisions rendered may not begin until the relevant Insurance Commission has deemed the Form A filing complete, and the Insurance Commission has discretion to request that Travelers furnish additional information before it deems the Form A filing complete. A public hearing on Travelers' Form A filing with the Delaware Insurance Department was held on June 4, 1998. In addition, public hearings have been scheduled for June 18 and June 19, 1998 by the New Jersey and Missouri Insurance Departments, respectively, on Travelers' Form A filings in those states. A decision on whether a public hearing will be held by the Arizona Insurance Department has not been reached. The Insurance Codes generally require the relevant Insurance Commission to approve the application for the acquisition of control unless the Insurance Commission determines (in certain states, after a public hearing) that such application should be disapproved on one or more prescribed regulatory grounds. The Insurance Codes contain provisions providing generally for judicial review of an Insurance Commission order.

     As Citicorp is merging into a newly-formed wholly owned subsidiary of Travelers, there will be no change of control of Travelers' insurance company subsidiaries. Because no change in control of such insurance company subsidiaries will occur, no Form A filings should be required to be filed with the Insurance Commissions of the U.S. domiciliary states of Travelers' insurance company subsidiaries, although to avoid potential delay in the consummation of the Merger and without waiver of the right to contest the necessity for the filing, Travelers has, under protest, filed a Form A with the Insurance Commissioner of Missouri. Some other states with jurisdiction over Travelers' insurance company subsidiaries have indicated that they may require some form of informational filings relating to the Merger. In addition, in certain foreign jurisdictions in which Travelers' insurance company subsidiaries conduct business, Travelers may need to file pre-merger notifications.

     Other Regulatory Approvals. As a result of the Merger, among other things, Travelers or Citicorp will be required, pursuant to applicable antitrust and other laws and regulations, either to notify or obtain the consent of certain regulatory authorities and organizations to which subsidiaries of either or both companies may be subject, including overseas authorities. Also, consents or approvals are required from various self-regulatory organizations of which subsidiaries of either or both companies are members, including the The New York Stock Exchange, Inc., the Commodities Futures Trading Commission and the National Futures Association.

     If the approval of the Merger by any of the aforementioned authorities is subject to compliance with certain conditions, there can be no assurance that the parties or their subsidiaries will be able to comply with such conditions or that compliance or non-compliance will not have adverse consequences for the combined company after consummation of the Merger. The parties believe that the proposed Merger is compatible with such regulatory requirements. Nevertheless, there can be no assurance that a challenge to the proposed transaction on the grounds that the proposed Merger is not compatible with the competition or other laws or regulations of a certain jurisdiction will not be made or, if a challenge is made, what the result will be.

     While Travelers and Citicorp believe that they will receive the Requisite Regulatory Approvals for the Merger, there can be no assurance regarding the timing of such approvals or the ability of the companies to obtain such approvals on satisfactory terms or the absence of litigation challenging such approvals or otherwise. There can likewise be no assurance that the Department of Justice, any state attorney general or other domestic or foreign regulatory authority will not attempt to challenge the Merger on antitrust grounds or for other reasons, or, if such a challenge is made, as to the result thereof. It is a condition to the parties' respective obligations to consummate the Merger that they file the requisite application and notices under the BHC Act and that the requisite approvals in respect thereof are obtained. In addition, the Merger is conditioned upon the receipt of all other consents, approvals and actions of governmental authorities and the filing of all other notices with such authorities, which would reasonably be expected to have a material adverse effect on Citigroup and its prospective subsidiaries, if they were not received or filed. See "THE MERGER AGREEMENT -- Conditions to the Consummation of the Merger."

     Third-Party Approvals. Each of Travelers and Citicorp is a party to a number of credit facilities, indentures and other similar agreements. Consummation of the Merger may require the consent of, or waiver from, the other parties to certain of such agreements. Pursuant to the Merger Agreement, Travelers and Citicorp have agreed to use their best efforts to obtain all consents, approvals and waivers from third parties necessary in connection with the consummation of the Merger, although the consummation of the Merger is not conditioned upon obtaining any such third-party consent, approval or waiver. Travelers and Citicorp do not believe that the failure to obtain such consents, approvals or waivers would have a material adverse effect on Citigroup.

APPRAISAL RIGHTS

     Under the DGCL, holders of capital stock of Travelers or Citicorp (including the holders of depositary shares), except for holders of record (each, an "Appraisal Holder") of shares of Citicorp Series 8A Preferred Stock, Citicorp Series 8B Preferred Stock or Citicorp Series 23 Preferred Stock (any such shares, "Appraisal Shares"), are not entitled to dissenters' appraisal rights which would give them the right to obtain the payment of cash in exchange for their securities or related depositary shares as a result of the Merger because the shares such holders currently own are listed on a national securities exchange and the consideration such holders will own after the Merger will be shares of Citigroup and cash in lieu of fractional shares.

     The Appraisal Holders, or any one of them, upon compliance with the applicable statutory procedures summarized herein, may be entitled to appraisal rights under Section 262 of the DGCL ("Section 262"). This Joint Proxy Statement/Prospectus constitutes notice to the Appraisal Holders of the possible availability of appraisal rights under Section 262, and the applicable statutory provisions of the DGCL are attached to this Joint Proxy Statement/Prospectus as Annex C. This summary does not intend to be complete and is qualified in its entirety by reference to Annex C. Under the DGCL, an Appraisal Holder wishing to exercise any available appraisal rights must be the record holder of Appraisal Shares on the date the written demand for appraisal is made and must continue to hold such shares through the Effective Time.

     If the Appraisal Holders were to assert their appraisal rights with respect to their Appraisal Shares, then within 120 days after the consummation of the Merger, Citigroup or an Appraisal Holder would be entitled to file a petition in the Delaware Chancery Court demanding a determination of the fair value of the shares as to which a timely demand for appraisal had been made. Citigroup is under no obligation to, and there is no present intention that Citigroup will, file a petition with respect to the appraisal of the fair value of any Appraisal Shares. Accordingly, it would be the obligation of the Appraisal Holders, or any one of them, to initiate all necessary action to perfect any appraisal rights within the time prescribed in Section 262. Appraisal Holders who elect to exercise appraisal rights should mail or deliver their written demands to: Charles E. Long, Vice Chairman and Secretary, Citicorp, 399 Park Avenue, New York, New York 10043.

     Appraisal Holders who desire to exercise their appraisal rights must deliver a written demand for appraisal to Citicorp to the address set forth in the immediately preceding paragraph, before the taking of the vote on the approval and adoption of the Merger Agreement at the Special Meeting of the stockholders of Citicorp.

     A demand for appraisal must be executed by or for the Appraisal Holder of record, fully and correctly, as such stockholder's name appears on the stock certificates. If Appraisal Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or for the fiduciary. If Appraisal Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. A record owner, such as a broker, who holds Appraisal Shares as a nominee for others, may exercise appraisal rights with respect to such Appraisal Shares held for all or less than all beneficial owners of such Appraisal Shares as to which the holder is the record owner. In such case, the written demand must set forth the number of Appraisal Shares covered by such demand.

     The written demand for appraisal should specify the Appraisal Holder's name and mailing address, the number of Appraisal Shares covered by the demand, and that the Appraisal Holder is thereby demanding appraisal of such shares.

     If a petition for an appraisal were timely filed, after a hearing on such petition, the Delaware Chancery Court would appraise the "fair value" of the Appraisal Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The fair value of the Appraisal Shares as determined under Section 262 could be more than, the same as, or less than the value of the consideration such Appraisal Holders would receive pursuant to the Merger Agreement if they did not seek appraisal of the Appraisal Shares. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. The Delaware Chancery Court would determine the amount of interest, if any, to be paid upon the amounts to be received in respect of the Appraisal Shares. The costs of the action may be determined by the Delaware Chancery Court and charged to the parties as the Delaware Chancery Court deems equitable.

     Any Appraisal Holders who seek appraisal would not, after the consummation of the Merger, be entitled to vote the Appraisal Shares for any purpose or be entitled to the payment of dividends or other distributions on the Appraisal Shares (except dividends or other distributions payable as of a record date prior to the consummation of the Merger).

     If the Appraisal Holders who seek appraisal properly demanded appraisal of their Appraisal Shares but failed to perfect, or effectively withdrew or lost, their right to appraisal, as provided in the DGCL, the Appraisal Shares would be converted into the right to receive the consideration receivable with respect to such Appraisal Shares in accordance with the Merger Agreement. A stockholder will fail to perfect, or effectively lose or withdraw, his or her right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the Effective Time, or if the stockholder withdraws his or her demand for appraisal. Any withdrawal attempted more than 60 days after the Effective Time would require the written approval of Citigroup. Moreover, no appraisal proceeding pending in the Delaware Court of Chancery will be dismissed without the approval of the Court, and any such approval would be conditioned upon such terms as the Court deems just.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the respective recommendations of the Travelers Board and the Citicorp Board with respect to the Merger, stockholders of Citicorp and Travelers should be aware that, as described below, certain members of Travelers' and Citicorp's managements and Boards of Directors may have interests in the Merger that are different from, or in addition to, the interests of stockholders of Citicorp and Travelers, and that may create potential conflicts of interest. Four executive officers of Travelers, or one of its subsidiaries, are members of the 19-person Travelers Board that approved the Merger. Four executive officers of Citicorp are members of the 15-person Citicorp Board that approved the Merger.

     Except as described below, such persons have, to the knowledge of Travelers and Citicorp, no material interest in the Merger other than those of stockholders of Citicorp and Travelers generally.

     Directors and Executive Officers of Citigroup Following the Merger. Upon completion of the Merger, the Board of Directors of Citigroup will consist of 24 members, half of whom will be selected by Travelers and the other half will be selected by Citicorp. Subject to the approval of the Board of Directors of Citigroup, Mr. Reed and Mr. Weill will each serve as Chairman and Co-Chief Executive Officer of Citigroup. The rest of the directors will not be employees of either Citicorp or Travelers or their subsidiaries. The other executive officers of Citigroup will be designated by the Board of Directors of Citigroup following the Merger.

     Equity-Based Awards. In accordance with the terms of the various equity-based incentive award plans maintained by Citicorp and the terms of the Merger Agreement, all awards of stock options, restricted stock and other common equity-based awards outstanding at the Effective Time under any such Citicorp plan will be converted into similar awards with respect to Citigroup Common Stock, adjusted to reflect the Exchange Ratio of 2.5. The vesting of any such equity-based awards will not be accelerated as a result of the Merger. Following the Merger, upon any termination of employment as a result of the Merger, any vested stock option originally granted under a Citicorp plan will remain exercisable for at least six months (for any five-year option) and one year (for any ten-year option), except that the performance vesting options granted in January 1998 will remain exercisable until January 2003.

     Indemnification and Insurance. Pursuant to the Merger Agreement, Citigroup will indemnify and hold harmless from liability for acts or omissions occurring at or prior to the Effective Time those classes of persons currently entitled to indemnification from Citicorp and its subsidiaries as provided in their respective certificates of incorporation and by-laws and will assume existing indemnification agreements of Citicorp following the Merger, and directors and officers of Citicorp who become directors and officers of the combined company following the Merger will be entitled to the same indemnification under the Citigroup Certificate and the Citigroup By-laws. The Merger Agreement also provides that for six years after the Effective Time, Citigroup will maintain liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who were covered by Citicorp's directors' and officers' liability insurance policy on terms with respect to such coverage and amounts no less favorable than those in effect on the date of the Merger Agreement. Citigroup, however, will not be required to pay more than 200% of the amount paid by Citicorp in 1997 to maintain such insurance. In connection with its obligation as described in the foregoing sentence, Citigroup is permitted under the Merger Agreement to substitute policies of Citigroup or its subsidiaries containing terms with respect to coverage and amount no less favorable to the directors and officers in question.

LITIGATION

     On April 6, 1998, a holder of Travelers Common Stock filed a purported class action suit in the Court of Chancery of the State of Delaware against Travelers and the Travelers Board. The complaint alleges that if the Merger were completed Travelers' stockholders would receive inadequate consideration for their Travelers shares and the Travelers Board would breach its fiduciary duties to Travelers' stockholders.

     The complaint alleges that because the Travelers Board controls the business of Travelers there exists an imbalance of knowledge and economic power between the Travelers Board and the members of the class. The complaint demands, among other things, judgment enjoining preliminarily and permanently the directors of Travelers to fulfill their fiduciary duties to protect the Travelers stockholders, and not to take any action in furtherance of the Merger without adequate protection for the Travelers stockholders and compensation for the class of stockholders.

     On April 8, 1998, a second purported class action was filed in the Delaware Court of Chancery. The allegations were virtually identical to the above complaint.

     As of June 10, 1998, neither complaint had been served. Travelers believes that these claims are without merit and intends to vigorously defend itself.

EXISTING BUSINESS RELATIONSHIPS BETWEEN CITICORP AND TRAVELERS

     Travelers and Citicorp are party to various credit facilities, indentures, trusts and other agreements entered into in the ordinary course of their businesses pursuant to which affiliates of Citicorp act as trustee or agent or in a similar capacity or as a lender or in a similar financing capacity. In addition, Travelers, Smith Barney Inc., a wholly owned subsidiary of Travelers, and several other affiliates of Travelers (collectively, the "Lessees"), lease two office buildings, located in New York City at 388 and 390 Greenwich Street, from the 1993 Smith Barney Office Building Trust (the "Trust"). Citibank, N.A., a wholly owned subsidiary of Citicorp, owns approximately 13 percent of the Trust and acts as agent on the financing of the two buildings. The lease covers approximately 2,300,000 square feet and runs through March 27, 2003. The Lessees have an option to purchase these two buildings from the Trust. Affiliates of each company perform services for affiliates of the other company in the ordinary course of business. Travelers and Citicorp intend to replace Citicorp and its affiliates as participants under certain of such arrangements related to Travelers and its affiliates prior to the consummation of the Merger; although such action is not a condition to the consummation of the Merger.

DELISTING AND DEREGISTRATION OF CITICORP COMMON STOCK

     If the Merger is consummated, the shares of Citicorp Common Stock and Citicorp Preferred Stock will be delisted from all stock exchanges on which they were formerly listed, and will be deregistered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Consequently, Citicorp stockholders will no longer be able to trade Citicorp Common Stock or Citicorp Preferred Stock on any exchange.

RESTRICTIONS ON RESALES BY AFFILIATES

     Affiliates of Citicorp. The shares of Citigroup stock to be issued to Citicorp stockholders in the Merger have been registered under the Securities Act. These shares may be traded freely and without restriction by those stockholders not deemed to be "affiliates" of Citicorp as that term is defined under the Securities Act. An affiliate of a corporation, as defined by the rules promulgated under the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, that corporation. Any subsequent transfer by an affiliate of Citicorp must be one permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 promulgated under the Securities Act, in the case of such persons who become affiliates of Citigroup) or as otherwise permitted under the Securities Act. These restrictions are expected to apply to the executive officers who are also directors of Citicorp (as well as to certain other related individuals or entities).

     Affiliates of Travelers. During the Pooling Restricted Period (as defined below), shares of Travelers Common Stock which have been registered under the Securities Act may be traded freely and without restriction by those stockholders not deemed to be "affiliates" of Travelers as that term is defined under the Securities Act. Any subsequent transfer by an affiliate of Travelers during the Pooling Restricted Period must be one permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 promulgated under the Securities Act, in the case of such persons who are affiliates of Travelers) or as otherwise permitted under the Securities Act. These restrictions are expected to apply to the directors and certain executive officers of Travelers (as well as to certain other related individuals or entities).

     Affiliates of Either Company. SEC guidelines regarding qualifying for the pooling of interests method of accounting also limit sales of shares of the acquiring company and acquired company by affiliates of either company in a business combination such as the Merger. These guidelines indicate that the pooling of interests method of accounting will generally not be challenged on the basis of sales by such affiliates if these persons do not dispose of any of the shares of the corporation they own or any shares of the corporation they receive in connection with a merger during the period beginning 30 days prior to the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published (the "Pooling Restricted Period").

     Citicorp has agreed to deliver to Travelers not less than 30 days prior to the consummation of the Merger for each of its affiliates, an agreement that such person will not dispose of (i) any Travelers Common Stock in violation of the Securities Act or (ii) any Citigroup Common Stock or Citicorp Common Stock during the Pooling Restricted Period.

     Travelers has agreed to deliver to Citicorp not less than 30 days prior to the consummation of the Merger for each of its affiliates, an agreement that such person will not dispose of any Citigroup Common Stock or Travelers Common Stock during the Pooling Restricted Period.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     Travelers and Citicorp have each made forward-looking statements in this document (and in certain documents that are incorporated by reference in this Joint Proxy Statement/Prospectus) that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of the respective company's management, and on information currently available to such management. Forward-looking statements include the information concerning possible or assumed future results of operations of Travelers, Citicorp and Citigroup set forth under "SUMMARY," "THE MERGER -- Background of the Merger," "-- Rationale for the Merger; Recommendation of Each Company's Board of Directors" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS," and statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

     Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of the combined company following the Merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond Travelers' and Citicorp's ability to control or predict. Stockholders are cautioned not to put undue reliance on any forward-looking statements. In addition, Travelers and Citicorp do not have any intention or obligation to update forward-looking statements after they distribute this Joint Proxy Statement/Prospectus, even if new information, future events or other circumstances have made them incorrect or misleading. For those statements, Travelers and Citicorp claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

     Stockholders of Travelers and Citicorp should understand that the following important factors, in addition to those discussed elsewhere in the documents which are incorporated by reference into this Joint Proxy Statement/Prospectus, could affect the future results of the combined company following the Merger, and could cause results to differ materially from those expressed in such forward-looking statements: (i) compliance with the regulatory requirements of the BHC Act and the Glass-Steagall Act following the Merger (see "-- Regulatory and Third Party Approvals" and "REGULATION OF CITIGROUP UNDER BANKING LAWS");
(ii) the effect of economic conditions and interest rates on a national, regional or international basis; (iii) the ability of Travelers and Citicorp to successfully integrate their operations, the compatibility of the operating systems of the combining companies, the degree to which existing administrative and back-office functions and costs of Travelers and Citicorp are complementary or redundant and the timing of implementation of changes in operations to effect cost savings; (iv) competitive pressures in the commercial banking, insurance, investment banking, asset management, broker-dealer and financial services industries; (v) the financial resources of, and products available to, competitors; (vi) changes in laws and regulations, including changes in accounting standards; (vii) changes in the securities and foreign exchange markets; (viii) the timing of the implementation of changes in operations to achieve enhanced earnings or effect cost savings; and (ix) opportunities that may be presented to and pursued by the combined company following the Merger.

      THE PROPOSED INCREASE IN AUTHORIZED SHARES OF TRAVELERS COMMON STOCK

     Paragraph A of Article Fourth of Travelers Certificate as currently in effect authorizes the issuance of up to an aggregate of 3 billion shares of Travelers Common Stock. As of the Record Date (as defined below), 1,202,491,679 shares of Travelers Common Stock were issued and outstanding including 51,341,864 shares that were issued but held by subsidiaries of Travelers. Approximately 225 million shares of Travelers Common Stock have been reserved for issuance pursuant to various compensation and benefit plans of Travelers and of Travelers subsidiaries, and 17,688,886 shares were reserved for issuance upon conversion of outstanding convertible securities. There were, therefore, as of the Record Date, approximately 1.555 billion shares of authorized Travelers Common Stock available for future issuances. If the Merger proposals are approved by the stockholders of each of Travelers and Citicorp, approximately
1.3 billion shares will be issued or reserved for issuance in connection with the Merger and there will be approximately 255 million shares of authorized common stock available for future issuances. The Travelers Board believes it would be desirable to increase the number of shares of authorized Travelers Common Stock in order to make available additional shares for possible stock splits, acquisitions, financings, employee benefit plan issuances and for such other corporate purposes as may arise. The Travelers Board believes that stock splits enhance the liquidity and marketability of the Travelers Common Stock by increasing the number of shares outstanding and lowering the price per share. The Travelers Board has approved stock splits on five prior occasions: 3-for-2 in February 1993, 4-for-3 in August 1993, 3-for-2 in May 1996, 4-for-3 in November 1996 and 3-for-2 in November 1997, which splits, when taken together, are equivalent to a 6-for-1 split.

     Other than in connection with the Merger, Travelers has no specific plans currently calling for issuance of any of the additional shares of Travelers Common Stock and is subject to certain restrictions on its ability to issue additional shares of Travelers Common Stock. The rules of the NYSE currently require stockholder approval of issuances of common stock under certain circumstances including those in which the number of shares to be issued is equal to or exceeds 20% of the voting power outstanding. The Travelers Group 1996 Stock Incentive Plan provides that Travelers will not grant any additional options unless the number of outstanding and unexercised options under all plans of Travelers is less than 10% of the Travelers Common Stock issued and outstanding. In other instances, the issuance of additional shares of authorized Travelers Common Stock would be within the discretion of the Travelers Board without the requirement of further action by its stockholders. All newly authorized shares would have the same rights as the presently authorized shares, including the right to cast one vote per share and to participate in dividends when and to the extent declared and paid. Under the Travelers Certificate, stockholders of Travelers do not have preemptive rights.

                           THE STOCKHOLDERS' MEETINGS

PURPOSE, TIME AND PLACE

     This Joint Proxy Statement/Prospectus is being furnished to stockholders of Citicorp and Travelers in connection with the solicitation of proxies by the Citicorp Board and Travelers Board from holders of Citicorp Common Stock and Travelers Voting Stock for use at special meetings to be held on July 22, 1998, at, in the case of Citicorp, 399 Park Avenue, New York, New York at 3:00 p.m., local time and at any adjournments or postponements thereof (the "Citicorp Special Meeting"), and, in the case of Travelers, 399 Park Avenue, New York, New York, at 10:00 a.m., local time, and at any adjournments or postponements thereof (the "Travelers Special Meeting" and, together with the Citicorp Special Meeting, the "Special Meetings"). At the Citicorp Special Meeting, holders of Citicorp Common Stock will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, and such other matters as may properly come before the Citicorp Special Meeting. At the Travelers Special Meeting, holders of Travelers Voting Stock will be asked to consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Merger Share Issuance and the Name Change, and a proposal to amend the Travelers Certificate to increase to 6 billion the number of shares of Travelers Common Stock authorized for issuance (the "Increase in Authorized Travelers Common Stock") and such other matters as may properly come before the Travelers Special Meeting.

RECORD DATE; VOTING POWER

     Travelers. The Travelers Board has fixed the close of business (5:00 p.m., New York City time) on June 5, 1998 (the "Record Date") as the record date for determining the holders of Travelers Voting Stock entitled to notice of, and to vote at, the Travelers Special Meeting. Only holders of record of Travelers Voting Stock at the close of business on the Record Date will be entitled to notice of, and to vote at, the Travelers Special Meeting.

     Shares of Travelers Series J Preferred Stock and Travelers Series K Preferred Stock are held in the form of depositary shares, each representing an interest in one-twentieth of one share of Travelers Series J Preferred Stock or Travelers Series K Preferred Stock, as the case may be (collectively, the "Travelers Depositary Shares"). First Chicago Trust Company of New York, as depositary (the "Depositary") of the Travelers Series J Preferred Stock and the Travelers Series K Preferred Stock, will be the sole holder of record of such stock on the Travelers Record Date. Under the deposit agreements (the "Deposit Agreements"), dated as of February 23, 1993 and February 13, 1996, respectively, among Travelers (as successor to Salomon Inc), the Depositary and the holders of depositary receipts, the Depositary is required to mail to the record holders of the Travelers Depositary Shares as of the Record Date a notice containing (i) such information as is contained in this Joint Proxy Statement/Prospectus and
(ii) a statement that the holders of the Travelers Depositary Shares may instruct the Depositary as to the exercise of the voting rights pertaining to the amount of Travelers Series J Preferred Stock or Travelers Series K Preferred Stock underlying their respective Travelers Depositary Shares (including an express indication that instructions may be given to the Depositary to give a discretionary proxy to a person designated by Travelers) and a brief statement as to the manner in which such instructions may be given. Upon the written request of the holders of the Travelers Depositary Shares on the Record Date, the Depositary shall endeavor insofar as practicable to vote or cause to be voted, in accordance with the instructions set forth in such requests, the maximum number of whole shares of Travelers Series J Preferred Stock or Travelers Series K Preferred Stock, as the case may be, underlying the Travelers Depositary Shares as to which any particular voting instructions are received. In the absence of specific instructions from a holder of such Travelers Depositary Shares, the Depositary will abstain from voting to the extent of the stock underlying such holder's Travelers Depositary Shares (but, at the Depositary's discretion, not from appearing at the Travelers Special Meeting with respect to such preferred stock unless directed to the contrary by the holders of all of the Travelers Depositary Shares representing such preferred stock).

     At the close of business on the Record Date, (i) 1,149,185,942 shares of Travelers Common Stock were issued and outstanding and entitled to vote at the Travelers Special Meeting; (ii) 280,000 shares of Travelers Series I Preferred Stock were issued and outstanding; (iii) 400,000 shares of Travelers Series J Preferred Stock were issued and outstanding, all of which were held of record by the Depositary and which were beneficially owned by holders of record of 8,000,000 depositary shares; and (iv) 500,000 shares of Travelers Series K Preferred Stock were issued and outstanding, all of which were held by the Depositary and which were beneficially owned by holders of record of 10,000,000 depositary shares. Holders of record of Travelers Common Stock are entitled to one vote per share on any matter which may properly come before the Travelers Special Meeting. The holders of record of the Travelers Series I Preferred Stock are entitled to 44.60526 votes per share when voting together as a single class with Travelers Common Stock (and the other series of Travelers Voting Preferred Stock). The holders of record of Travelers Series J Preferred Stock and the Travelers Series K Preferred Stock are each entitled to three votes per share when voting together as a single class with the Travelers Common Stock and the Travelers Series I Preferred Stock. Votes may be cast at the Travelers Special Meeting in person or by proxy. See "-- Voting of Proxies."

     The presence at the Travelers Special Meeting, either in person or by proxy of the holders of a majority of the voting power represented by the Travelers Voting Stock is necessary to constitute a quorum in order to transact business at the Travelers Special Meeting. In the event that a quorum is not present at the Travelers Special Meeting, such meeting will be adjourned or postponed in order to solicit additional proxies.

     Citicorp. The Citicorp Board has fixed the close of business (5:00 p.m., New York City time) on June 5, 1998 as the record date for determining the holders of Citicorp Common Stock entitled to notice of, and to vote at, the Citicorp Special Meeting. Only holders of record of Citicorp Common Stock at the close of business on the Record Date will be entitled to notice of, and to vote at, the Citicorp Special Meeting.

     At the close of business on the Record Date, 451,635,725 shares of Citicorp Common Stock were issued and outstanding and entitled to vote at the Citicorp Special Meeting. Holders of record of Citicorp Common Stock are entitled to one vote per share on any matter which may properly come before the Citicorp Special Meeting. Votes may be cast at the Citicorp Special Meeting in person or by proxy. See "-- Voting of Proxies."

     The presence at the Citicorp Special Meeting, either in person or by proxy of the holders of a majority of the outstanding Citicorp Common Stock entitled to vote, is necessary to constitute a quorum of the Citicorp Common Stock, in order to transact business at the Citicorp Special Meeting. However, in the event that a quorum is not present at the Citicorp Special Meeting, it is expected that such meeting will be adjourned or postponed in order to solicit additional proxies.

VOTES REQUIRED

     Travelers. Approval of the proposal to adopt the Merger Agreement and the transactions contemplated thereby, including the Merger Share Issuance and the Name Change, and the proposal to approve and adopt the Increase in Authorized Travelers Common Stock will require the affirmative vote of more than 50% of the voting power of the Travelers Voting Stock outstanding on the Record Date. Under applicable Delaware law, in determining whether the proposal to approve and adopt Merger Agreement and the transactions contemplated thereby, including the Merger Share Issuance and the Name Change, and the proposal to approve and adopt the Increase in Authorized Travelers Common Stock have received the requisite number of affirmative votes, abstentions will be counted and have the same effect as a vote against the proposals. Brokers who hold shares of Travelers' stock as nominees, in the absence of instructions from the beneficial owners thereof, will have discretionary authority to vote such shares for the approval of the Increase in Authorized Travelers Common Stock, but not for the approval of the Merger Agreement and the transactions contemplated thereby. Any shares which are not voted because the nominee-broker lacks discretionary authority will be counted and have the same effect as a vote against the proposals.

     Citicorp. Approval of the proposal to adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, will require the affirmative vote of more than 50% of the shares of Citicorp Common Stock outstanding on the Record Date. Under applicable Delaware law, in determining whether the proposal to approve and adopt the Merger Agreement has received the requisite number of affirmative votes, abstentions will be counted and have the same effect as a vote against the proposal. Brokers who hold shares of Citicorp Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Any shares which are not voted because the nominee-broker lacks such discretionary authority will be counted and have the same effect as a vote against the proposal.

SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN STOCKHOLDERS

     Travelers. As of the close of business on the Record Date, Travelers' and Citicorp's directors and executive officers and their affiliates may be deemed to be the beneficial owners of 30,681,723 outstanding shares of Travelers Common Stock (collectively representing approximately 2.6% of the voting power of the Travelers Voting Stock) and no shares of Travelers Voting Preferred Stock. Such executive officers and directors of Travelers and Citicorp have indicated that they will vote for approval of the Merger Agreement and the transactions contemplated thereby, including the Merger Share Issuance and the Name Change, and the Increase in Authorized Travelers Common Stock.

     Citicorp. As of the close of business on the Record Date, Citicorp's and Travelers' directors and executive officers and their affiliates may be deemed to be the beneficial owners of 4,781,381 outstanding shares of Citicorp Common Stock (collectively representing approximately 1.1% of the voting power of the Citicorp Common Stock). Such executive officers and directors of Citicorp and Travelers have indicated that they will vote for approval of the Merger Agreement.

VOTING OF PROXIES

     Shares represented by properly executed proxies (whether through the return of the enclosed proxy card or by telephone) received in time for a Special Meeting will be voted at such Special Meeting in the manner specified by such proxies. Citicorp stockholders should be aware that, if your proxy is properly executed but does not contain voting instructions, or if you use telephonic voting without indicating how you want to vote, your proxy will be voted FOR approval of the Merger Agreement. Travelers stockholders should be aware that, if your proxy is properly executed but does not contain voting instructions, or if you use telephonic voting without indicating how you want to vote, your proxy will be voted FOR approval of the Merger Agreement and the transactions contemplated thereby, including the Merger Share Issuance and the Name Change, and FOR approval of the Increase in Authorized Travelers Common Stock. It is not expected that any matter other than as described herein will be brought before the Special Meetings. If other matters are properly presented before the Special Meetings, the persons named in such proxy will have authority to vote in accordance with their judgment on any other such matter, including without limitation, any proposal to adjourn or postpone the meeting or otherwise concerning the conduct of the meeting; provided, that a proxy that has been designated to vote against the approval of the Merger Agreement will not be voted, either directly or through a separate proposal, to adjourn the meeting to solicit additional votes.

REVOCABILITY OF PROXIES

     The grant of a proxy on the enclosed Citicorp or Travelers proxy card or a vote by telephone, does not preclude a stockholder from voting in person. A stockholder of Travelers may revoke a proxy at any time prior to its exercise by
(i) delivering, prior to the Travelers Special Meeting, to Charles O. Prince, III, Secretary, Travelers Group Inc., 388 Greenwich Street, New York, New York 10013, a written notice of revocation bearing a later date or time than the proxy; (ii) delivering to the Secretary of Travelers a duly executed proxy bearing a later date or time than the revoked proxy; or (iii) attending the Travelers Special Meeting and voting in person. A stockholder of Citicorp may revoke a proxy at any time prior to its exercise by (i) delivering, prior to the Citicorp Special Meeting, to Charles E. Long, Vice Chairman and Secretary, Citicorp, 399 Park Avenue, New York, New York 10043, a written notice of revocation bearing a later date or time than the proxy; (ii) delivering to the Secretary of Citicorp a duly executed proxy bearing a later date or time than the revoked proxy; or (iii) attending the Citicorp Special Meeting and voting in person. Attendance at the relevant Special Meeting will not by itself constitute revocation of a proxy. Neither Citicorp nor Travelers expects to adjourn the relevant Special Meeting for a period of time long enough to require the setting of a new Record Date for such meeting. If an adjournment occurs, it will have no effect on the ability of either Citicorp's or Travelers' stockholders of record as of the Record Date to exercise their voting rights or to revoke any previously delivered proxies.

SOLICITATION OF PROXIES

     Each of Citicorp and Travelers will bear the cost of solicitation of proxies from its own stockholders, except that Travelers and Citicorp intend to share equally the cost associated with this Joint Proxy Statement/Prospectus, including related filing fees. In addition to solicitation by mail, the directors, officers and employees of each of Citicorp and Travelers and their respective subsidiaries may solicit proxies from stockholders of such company by telephone, telegram or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Citicorp and Travelers will reimburse such company's custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

     In addition, Citicorp and Travelers have retained Georgeson & Company Inc. and Morrow & Company, Inc. to assist them in the solicitation of proxies from stockholders in connection with the Special Meetings. Each of Georgeson & Company Inc. and Morrow & Company, Inc. will receive a fee which Citicorp and Travelers expect will not exceed $20,000 as compensation for its services and reimbursement of its out-of-pocket expenses. Citicorp and Travelers has agreed to indemnify each of Georgeson & Company Inc. and Morrow & Company, Inc. against certain liabilities arising out of or in connection with its engagement.

STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                   REGULATION OF CITIGROUP UNDER BANKING LAWS

     As a result of the Merger, Citigroup will be a bank holding company subject to supervision and regulation by the Federal Reserve Board under the BHC Act. As a bank holding company, Citigroup's activities and those of its banking and nonbanking subsidiaries are limited to the business of banking and activities closely related to banking as more fully described below, and Citigroup may not directly or indirectly acquire the ownership or control of more than five percent of any class of voting shares or substantially all of the assets of any company, including a bank, without the prior specific or general approval of the Federal Reserve Board.

     The subsidiary depository institutions of Citicorp (the "banking subsidiaries"), including its principal bank subsidiary, Citibank, N.A., are subject to supervision and examination by their respective federal and state banking authorities. The nationally chartered affiliate banks, including Citibank, N.A., are supervised and examined by the OCC; federal savings association subsidiaries are regulated by the OTS; and state-chartered depository institutions are supervised by the banking departments within their respective states, as well as the FDIC. The FDIC also has back-up enforcement authority with respect to each of the banking subsidiaries, the deposits of which are insured by the FDIC, up to applicable limits. Citicorp's banking subsidiaries are also subject to requirements and restrictions under federal, state and foreign law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be made and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of Citicorp's banking subsidiaries.

HOLDING COMPANY REGULATION

     Activities Restrictions. The activities of U.S. bank holding companies are generally limited to the business of banking, managing or controlling banks and other activities that the Federal Reserve Board determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Section 4 of the BHC Act provides that, with certain exceptions, it is not closely related to banking or managing or controlling banks for a bank holding company or any subsidiary (other than a bank or the subsidiary of a bank) to provide insurance as principal, agent or broker. Under the BHC Act in its current form, after two years from the date as of which it becomes a bank holding company, Citigroup will be required to conform any activities that are not considered to be closely related to banking under the BHC Act. This two-year period may be extended by the Federal Reserve Board for three additional one-year periods, upon finding that such an extension would not be detrimental to the public interest. In conforming its activities to the BHC Act, Citigroup may, among other things, move certain insurance agency and brokerage activities into subsidiaries of banks. Section 20 of the Glass-Steagall Act prohibits a member bank of the Federal Reserve System, such as Citibank, N.A., from being affiliated with a company that is principally engaged in underwriting and dealing in securities. The Federal Reserve Board has determined by regulation that underwriting and dealing in certain "eligible" securities is an activity closely related to banking and is therefore permissible for bank holding companies and their subsidiaries. The Federal Reserve Board has also determined that a securities firm that does not generate more than 25% of its gross revenue from underwriting and dealing in certain "ineligible" securities is not deemed for purposes of the Glass-Steagall Act to be "principally engaged" in securities underwriting and dealing. Based on preliminary calculations, Citicorp and Travelers believe that the ineligible revenues of the combined securities businesses will be below this threshold. Travelers is considering other modifications to its securities business with respect to the distribution of open-end U.S. Public Funds in order to conform these activities to the requirements of the Federal Reserve Board. Citigroup may consider other consolidations or changes to its securities business following the Merger. See "THE MERGER -- Regulatory and Third Party Approvals."

     Subject to prior specific or general Federal Reserve Board consent, a bank holding company may generally acquire less than 20 percent of the voting securities of a company that does not do business in the United States, and 20 percent or more of the voting securities of any such company if the Federal Reserve Board finds by regulation or order that its activities are usual in connection with banking or finance outside the United States. In general, bank holding companies may engage in a broader set of activities outside of the United States. Outside the United States, for example, bank holding company subsidiaries may sponsor, distribute, and advise open-end mutual funds. Bank holding companies may also underwrite and deal in debt, and to a limited extent, equity securities, subject to local country laws. In addition, a bank holding company and its bank subsidiaries may, subject to certain requirements for prior Federal Reserve Board consent or notice, acquire banks and establish branches subject to local country laws and to United States laws prohibiting companies from doing business in certain countries.

     Certain Transactions with Affiliates. There are various legal restrictions on the extent to which a bank holding company and certain of its nonbank subsidiaries can borrow or otherwise obtain credit from banking subsidiaries or engage in certain other transactions with or involving those banking subsidiaries. In general, these restrictions require that any such transactions must be on terms that would ordinarily be offered to unaffiliated entities and secured by designated amounts of specified collateral. Transactions between a banking subsidiary and the holding company or any nonbank subsidiary are limited to 10 percent of the banking subsidiary's capital stock and surplus, and as to the holding company and all such nonbank subsidiaries in the aggregate, to 20 percent of the bank's capital stock and surplus.

     Regulatory Restrictions on Dividends. It is the policy of the Federal Reserve Board that bank holding companies should pay cash dividends on common stock only out of income available over the past year and only if prospective earnings retention is consistent with the organization's expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding company's ability to serve as a source of strength to its banking subsidiaries.

     Various federal and state statutory provisions limit the amount of dividends that subsidiary banks and savings associations can pay to their holding companies without regulatory approval. In the case of national bank subsidiaries regulated by the OCC, two different calculations are performed to measure the amount of dividends that may be paid: a recent earnings test and a cumulative net undivided profits test. Under the recent earnings test, a dividend may not be paid if the total of all dividends declared by the bank in any calendar year is in excess of the current year's net profits combined with the retained net undivided profits of the two preceding years unless the bank obtains the approval of the appropriate regulatory agency. Under the cumulative net undivided profits test, a dividend may not be paid in excess of a bank's cumulative net undivided profits after deducting bad debts in excess of the reserve for loan losses. Citicorp's state bank subsidiaries are also subject to limitations under state law regarding the amount of earnings that may be paid out as dividends. The OTS also limits the amount of earnings of thrift subsidiaries that may be paid out as dividends.

     In addition to these explicit limitations, the federal regulatory agencies are authorized to prohibit a banking subsidiary or bank holding company from engaging in an unsafe or unsound banking practice. Depending upon the circumstances, the agencies could take the position that paying a dividend would constitute an unsafe or unsound banking practice.

     Because Citigroup will be a legal entity separate and distinct from its subsidiaries, its right to participate in the distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors. In the event of a liquidation or other resolution of an insured depository institution, the claims of depositors and other general or subordinated creditors are entitled to a priority of payment over the claims of holders of any obligation of the institution to its shareholders, including any depository institution holding company (such as Citigroup) or any shareholder or creditor thereof.

     Cross-Guarantee and Holding Company Liability. A depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled depository institution in danger of default. Each of Citicorp's banking subsidiaries and Travelers' federal savings bank subsidiary will be a commonly controlled depository institution of Citigroup for this purpose. Cross-guarantee liability may result in the ultimate failure or insolvency of other insured depository institutions in a holding company structure. Any obligation or liability owed by a banking subsidiary to its parent company or any of the banking subsidiary's other affiliates is subordinate to the banking subsidiary's cross-guarantee liability.

     Under Federal Reserve Board policy, a bank holding company is expected to act as a source of financial strength to each of its banking subsidiaries and commit resources to their support. Such support may be required at times when, absent this Federal Reserve Board policy, a holding company may not be inclined to provide it. As discussed below under "-- Prompt Corrective Action," a bank holding company in certain circumstances could be required to guarantee the capital plan of an undercapitalized banking subsidiary.

     In the event of a bank holding company's bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the trustee will be deemed to have assumed and is required to cure immediately any deficit under any commitment by the debtor holding company to any of the federal banking agencies to maintain the capital of an insured depository institution, and any claim for breach of such obligation will generally have priority over most other unsecured claims.

CAPITAL ADEQUACY

     The Federal Reserve Board has issued standards for measuring capital adequacy for bank holding companies. These standards are designed to provide risk-responsive capital guidelines and to incorporate a consistent framework for use by financial institutions operating in major international financial markets. The federal banking regulators have issued standards for banks and savings associations that are similar to, but not identical with, the standards for bank holding companies.

     In general, the risk-related standards require banks and bank holding companies to maintain capital based on "risk adjusted" assets so that categories of assets with potentially higher credit risk will require more capital backing than categories with lower credit risk. In addition, banks and bank holding companies are required to maintain capital to support off-balance sheet activities such as loan commitments.

     The standards classify total capital for this risk-based measure into two tiers referred to as Tier 1 and Tier 2. Tier 1 capital consists of common shareholders' equity, certain non-cumulative and cumulative perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, less certain adjustments; Tier 2 capital consists of the allowance for loan and lease losses (within certain limits), perpetual preferred stock not included in Tier 1, hybrid capital instruments, term subordinated debt, and intermediate-term preferred stock, less certain adjustments. Bank holding companies are required to meet a minimum ratio of 8% of qualifying total capital to risk-adjusted assets, and a minimum ratio of 4% of qualifying Tier 1 capital to risk-adjusted assets. Capital that qualifies as Tier 2 capital is limited in amount to 100% of Tier 1 capital in testing compliance with the total risk-based capital minimum standards.

     In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 capital to adjusted average total assets of 3% for bank holding companies that meet certain specified criteria, including those having the highest regulatory rating. Other bank holding companies generally are required to maintain a leverage ratio of at least 3% plus 100 to 200 basis points. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above minimum supervisory levels, without significant reliance on intangible assets. Furthermore, the Federal Reserve Board has indicated that it may consider other indicia of capital strength in evaluating proposals for expansion or new activities.

     The Federal Reserve Board's standards provide that concentration of credit risk and certain risks arising from nontraditional activities, as well as an institution's ability to manage these risks, are important factors to be taken into account by regulatory agencies in assessing an organization's overall capital adequacy. The risk-based capital standards also provide for the consideration of interest rate risk in the agencies' determination of a bank holding company's capital adequacy. The standards require bank holding companies to effectively measure and monitor their interest rate risk and to maintain capital adequate for that risk.

     In addition to the risk-based capital requirements, bank holding companies and their subsidiary banks with substantial trading activity are required to hold capital based on their market risk exposure. Under the rules, a bank holding company with total trading assets and liabilities of at least $1 billion, or the total trading assets and liabilities of which equals ten percent or more of its total assets, must measure and hold capital for exposure to general market risk arising from fluctuations in interest rates, equity prices, foreign exchange rates and commodity prices and exposure to specific risk associated with debt and equity positions in the trading portfolio. An institution that is subject to the market-risk rule must measure its general market risk using its internal risk measurement model to calculate a value-at-risk ("VAR") based capital charge.

     The federal bank regulatory agencies have issued various proposals to amend the risk-based capital standards for banks, savings associations and bank holding companies. One proposal would revise the treatment given to (i) AAA-rated asset-backed securities to reduce the amount of capital required and
(ii) certain direct credit substitutes provided by banking organizations to require that capital be maintained against the value of the assets enhanced or the loans protected.

     As discussed below under "-- Enforcement Powers of the Federal Banking Agencies," failure to meet the minimum regulatory capital requirements could subject a bank holding company or its banking subsidiaries to a variety of enforcement remedies available to federal regulatory authorities, including, in the most severe cases, the termination of deposit insurance by the FDIC and placing the banking subsidiary into conservatorship or receivership.

     As of March 31, 1998, Citicorp's regulatory capital exceeded the minimum requirements under the Federal Reserve Board's regulations. Citicorp's total risk-based and Tier 1 risk-based capital ratios were 12.13% and 8.26%, respectively, and its leverage ratio was 6.83%. As of March 31, 1998, all of Citicorp's subsidiary depository institutions exceeded the minimum regulatory capital requirements of their respective regulators. As of March 31, 1998, Travelers' subsidiary depository institutions exceeded the minimum regulatory capital requirements of their respective regulators. Travelers and Citicorp estimate that on a pro forma basis as of March 31, 1998, the regulatory capital ratios of Citigroup would have exceeded the regulatory requirements of the Federal Reserve Board applicable to bank holding companies. See "TRAVELERS GROUP INC. AND CITICORP UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

PROMPT CORRECTIVE ACTION

     Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), the federal banking agencies must take prompt supervisory and regulatory actions against undercapitalized depository institutions. Depository institutions are assigned one of five capital categories: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized," and subjected to differential regulation corresponding to the capital category within which the institution falls. Under certain circumstances, a well capitalized, adequately capitalized or undercapitalized institution may be treated as if the institution were in the next lower capital category. A depository institution is generally prohibited from making capital distributions (including paying dividends) or paying management fees to a holding company if the institution would thereafter be undercapitalized. Adequately capitalized institutions cannot accept, renew or roll over brokered deposits except with a waiver from the FDIC, and are subject to restrictions on the interest rates that can be paid on such deposits. Undercapitalized institutions may not accept, renew, or roll over brokered deposits.

     The banking regulatory agencies are permitted or, in certain cases, required to take certain actions with respect to institutions falling within one of the three undercapitalized categories. Depending on the level of an institution's capital, the agency's corrective powers include, among other things: prohibiting the payment of principal and interest on subordinated debt; prohibiting the holding company from making distributions without prior regulatory approval; placing limits on asset growth and restrictions on activities; placing additional restrictions on transactions with affiliates; restricting the interest rate the institution may pay on deposits; prohibiting the institution from accepting deposits from correspondent banks; and in the most severe cases, appointing a conservator or receiver for the institution. A banking institution that is undercapitalized is required to submit a capital restoration plan, and such a plan will not be accepted unless, among other things, the banking institution's holding company guarantees the plan up to a certain specified amount. Any such guarantee from a depository institution's holding company is entitled to a priority of payment in bankruptcy. As of March 31, 1998, all of Citicorp's subsidiary depository institutions were "well capitalized" under the federal bank regulatory agencies' definition. As of March 31, 1998, all of Travelers' depository institution subsidiaries were "well capitalized." See
"-- Capital Adequacy."

ENFORCEMENT POWERS OF THE FEDERAL BANKING AGENCIES

     The Federal Reserve Board and the other federal banking agencies have broad enforcement powers, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties and appoint a conservator or receiver. Failure to comply with applicable laws, regulations and supervisory agreements could subject Citigroup or its banking subsidiaries, as well as officers, directors and other institution-affiliated parties of these organizations, to administrative sanctions and potentially substantial civil money penalties. In addition to the grounds discussed under "-- Prompt Corrective Action," above, the appropriate federal banking agency may appoint the FDIC as conservator or receiver for a banking subsidiary (or the FDIC may appoint itself, under certain circumstances) if any one or more of a number of circumstances exist, including, without limitation, the fact that the banking subsidiary is undercapitalized and has no reasonable prospect of becoming adequately capitalized; fails to become adequately capitalized when required to do so; fails to submit a timely and acceptable capital restoration plan; or materially fails to implement an accepted capital restoration plan.

CONTROL ACQUISITIONS

     The Change in Bank Control Act (the "CBCA") prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company.

     In addition, any company is required to obtain the approval of the Federal Reserve Board under the BHC Act before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of the outstanding shares of any class of voting securities of a bank holding company, or otherwise obtaining control or a "controlling influence" over the bank holding company.

FUTURE LEGISLATION

     Various legislation, including proposals to overhaul the bank regulatory system and expand the powers of bank holding companies, is from time to time introduced in Congress. Such legislation may change banking statutes and the operating environment of Citigroup and its banking subsidiaries in substantial and unpredictable ways. Travelers and Citicorp cannot determine whether such potential legislation will ultimately be enacted, and if enacted, the ultimate effect that any such potential legislation or implementing regulations would have upon the financial condition or results of operations of Citigroup or its subsidiaries.

     One such proposal, H.R. 10, passed the House of Representatives on May 14, 1998. That bill would amend the BHC Act to make insurance underwriting a permissible business for a bank holding company. Consequently, if enacted in its present form, Citigroup would not be under any obligation to conform its business to the current limitations of the BHC Act. However, there is no assurance that such legislation as currently drafted, or any other legislation, will be acted upon by the Senate, or, if passed by the Senate, will be signed into law by the President.

                              THE MERGER AGREEMENT

GENERAL

     The Travelers Board and the Citicorp Board have each unanimously approved and adopted the Merger Agreement. The Merger Agreement contemplates the merger of Citicorp with and into Merger Sub, with Merger Sub continuing as the surviving corporation. This section of the Joint Proxy Statement/Prospectus describes material provisions of the Merger Agreement. The description of the Merger Agreement contained in this Joint Proxy Statement/Prospectus does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Annex A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Capitalized terms in this Section have the meanings assigned to them in the Merger Agreement or, if not so assigned in the Merger Agreement, the meanings assigned to them in this Joint Proxy Statement/Prospectus. All stockholders of Travelers and Citicorp are urged to read the Merger Agreement carefully and in its entirety.

CLOSING; EFFECTIVE TIME

     The closing of the Merger (the "Closing") will take place at 10:00 a.m. on the Closing Date, which will be no later than the second business day after satisfaction or waiver of the conditions set forth in the Merger Agreement, unless another time or date is agreed to by Travelers and Citicorp. Either party has the right upon notice to the other party to delay the Closing by up to 90 days following the date on which the Closing would have occurred to the extent necessary to obtain any material governmental, regulatory or other third party approvals, consents, orders or authorizations required in connection with or as a result of the Merger (including the Federal Reserve Board and applicable state insurance authorities). The Closing will be held at a location in the City of New York agreed upon by Travelers and Citicorp.

     Subject to the provisions of the Merger Agreement, as soon as practicable on or after the Closing Date, Travelers and Citicorp will file a Certificate of Merger or other appropriate documents with the Secretary of State of Delaware in accordance with the relevant provisions of the DGCL. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware, or at such subsequent date or time as Travelers and Citicorp specify in the Certificate of Merger.

CITIGROUP CERTIFICATE OF INCORPORATION

     Pursuant to the Merger Agreement, the Travelers Certificate will be amended to change Travelers' name to Citigroup Inc. and such amended Restated Certificate of Incorporation of Travelers will be the Certificate of Incorporation of Citigroup until changed or amended as provided therein or by applicable law.

CITIGROUP BY-LAWS

     Pursuant to the Merger Agreement, the Travelers By-Laws will be amended to reflect any changes necessary to reflect the agreements reached by Travelers and Citicorp in respect of corporate governance of Citigroup (as described under "-- Board and Officers of Citigroup" below), and such amended By-Laws of Travelers will become the By-Laws of Citigroup until changed or amended as provided therein or by applicable law.

BOARD AND OFFICERS OF CITIGROUP

     The Chairman and Chief Executive Officer of Travelers and the Chairman (and the chief executive officer) of Citicorp will each serve as Chairman and Co-Chief Executive Officer of Citigroup. The other executive officers of Citigroup will be appointed by the Board of Directors of Citigroup in accordance with the Citigroup By-Laws. The initial Board of Directors of Citigroup will have an equal number of directors designated by each of Travelers and Citicorp, with the total number of directors equal to twenty-four (all of whom, other than the Chairmen, will be outside directors).

RESERVATION OF RIGHT TO REVISE TRANSACTION

     Travelers and Citicorp may agree to change the method of effecting the business combination between Travelers and Citicorp, including to provide for a different form of merger. No such change, however, may (i) alter or change the amount or kind of consideration to be received by holders of Citicorp Common Stock or Citicorp Preferred Stock, (ii) adversely affect the proposed accounting treatment for the Merger or the tax treatment to Travelers, Citicorp or their respective stockholders as a result of receiving the Merger Consideration or
(iii) materially delay receipt of any approval of the Merger.

CONSIDERATION TO BE RECEIVED IN THE MERGER

     Conversion of Citicorp Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of either Citicorp or Travelers, each issued and outstanding share of Citicorp Common Stock (other than shares to be cancelled as described below), will be converted into the right to receive 2.5 validly issued, fully paid and nonassessable shares of Citigroup Common Stock.

     Conversion of Citicorp Preferred Stock. At the Effective Time, each share of Citicorp Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled as described below) will be converted into the right to receive one validly issued, fully paid and nonassessable share of a corresponding series of New Citigroup Preferred Stock. The terms of each series of New Citigroup Preferred Stock issued in exchange for a Series of Citicorp Preferred Stock will be substantially identical to the terms of that series of Citicorp Preferred Stock and will be on parity with each other and each other series of Citigroup Preferred Stock then outstanding with respect to payment of dividends (except as otherwise provided with respect to cumulation of dividends) and the distribution of assets upon liquidation, dissolution or winding up.

     Each share of Citicorp Common Stock and Citicorp Preferred Stock owned by Travelers or held by Citicorp as treasury stock will be automatically cancelled and retired at the Effective Time and will cease to exist, and no securities of Travelers or other consideration will be delivered in exchange for those shares.

     As of the Effective Time, all shares of Citicorp Common Stock and Citicorp Preferred Stock will no longer be outstanding, will automatically be cancelled and retired and will cease to exist. Each holder of shares of Citicorp Common Stock and Citicorp Preferred Stock will cease to have any rights with respect to those shares, except the right to receive the Merger Consideration in accordance with the terms of the Merger Agreement.

EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

     At or prior to the Effective Time, Travelers will deposit, or cause to be deposited, with Citibank, N.A. as exchange agent for the Merger (the "Exchange Agent"), for the benefit of the holders of certificates of Citicorp Common Stock and Citicorp Preferred Stock, certificates representing the shares of Citigroup Common Stock and New Citigroup Preferred Stock (and cash in lieu of fractional shares of Citigroup Common Stock, if applicable) to be issued in the Merger.

     As soon as is practicable after the Effective Time, the Exchange Agent will mail a form of transmittal letter to the holders of shares of Citicorp Common Stock and Citicorp Series 8A Preferred Stock and Citicorp Series 8B Preferred Stock. The form of transmittal letter will contain instructions on how to surrender certificates in exchange for shares of Citigroup Common Stock (and cash in lieu of fractional shares of Citigroup Common Stock, if applicable) and Citigroup Series W and Series O Preferred Stock.

     The Depositary is the only holder of record of shares of Citicorp Series 17 Preferred Stock, Citicorp Series 18 Preferred Stock, Citicorp Series 19 Preferred Stock, Citicorp Series 20 Preferred Stock, Citicorp Series 21 Preferred Stock, Citicorp Series 22 Preferred Stock and Citicorp Series 23 Preferred Stock, each of which is represented by the Citicorp depositary shares (the "Citicorp Depositary Shares"). The Depositary will receive certificates representing the New Citigroup Preferred Stock in exchange for certificates representing the corresponding series of Citicorp Preferred Stock in connection with the Merger. Following the Merger, the depositary receipts formerly evidencing Citicorp Depositary Shares (other than any depositary shares of Citicorp Series 23 Preferred Stock whose holders have properly perfected appraisal rights) will automatically evidence depositary shares of the corresponding series of New Citigroup Preferred

Stock. Consequently, holders of depositary receipts evidencing Citicorp Depositary Shares need not exchange those receipts after the Merger.

     CITICORP STOCK CERTIFICATES SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY CARD AND SHOULD NOT BE FORWARDED TO THE EXCHANGE AGENT EXCEPT WITH A TRANSMITTAL FORM, WHICH WILL BE PROVIDED TO HOLDERS FOLLOWING THE EFFECTIVE TIME.

     No dividends or other distributions declared with respect to Citigroup Common Stock and Citigroup Series O or Series W Preferred Stock with a record date after the Effective Time will be paid to the holder of any certificate representing shares of Citicorp Common Stock or Citicorp Series 8A Preferred Stock or Citicorp Series 8B Preferred Stock until such certificate has been surrendered for exchange. Holders of certificates representing shares of Citicorp Common Stock and Citicorp Series 8A Preferred Stock or Citicorp Series 8B Preferred Stock will be paid the amount of dividends or other distributions with a record date after the Effective Time after surrender of such certificates without any interest thereon.

     No certificates or scrip representing fractional shares of Citigroup Common Stock will be issued upon the surrender for exchange of stock certificates and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Citigroup. In lieu of issuing fractional shares, Citigroup will pay each former holder of Citicorp Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of Citicorp Common Stock held of record at the Effective Time by such holder) would otherwise be entitled by (B) the closing price for a share of Travelers Common Stock as reported on the NYSE Composite Transaction Tape (as reported in The Wall Street Journal or, if not reported therein, any other authoritative source) on the Closing Date. As soon as practicable after the determination of the amount of cash to be paid to the holders of certificates formerly representing Citicorp Common Stock with respect to any fractional share interests, the Exchange Agent will make available such amounts to such holders.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains certain customary mutual representations and warranties by each of Travelers and Citicorp relating to, among other things,
(i) corporate organization, structure and power; (ii) subsidiaries; (iii) capitalization; (iv) authorization, execution, delivery, performance and enforceability of, required consents, approvals, orders and authorizations of governmental authorities relating to, and noncontravention of certain agreements as a result of, the Merger Agreement; (v) documents filed by each of Travelers and Citicorp with the SEC and other regulatory entities, the accuracy of information contained therein and the absence of undisclosed liabilities of each of Travelers and Citicorp; (vi) the accuracy of information supplied by each of Travelers and Citicorp in connection with this Joint Proxy Statement/Prospectus and the Registration Statement; (vii) absence of material changes or events with respect to each of Travelers and Citicorp since December 31, 1997; (viii) compliance with applicable laws and litigation; (ix) absence of changes in benefit plans; (x) matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (xi) tax matters; (xii) required stockholder votes in connection with the Merger Agreement; (xiii) satisfaction of certain state takeover statutes; (xiv) treatment of the Merger as a "pooling of interests" for accounting purposes; (xv) engagement of and payment of fees to brokers, investment bankers, finders and financial advisors in connection with the Merger Agreement; (xvi) ownership by Travelers of Citicorp Common Stock and Citicorp Preferred Stock and ownership by Citicorp of Travelers Common Stock and Travelers Preferred Stock; (xvii) intellectual property matters including efforts to resolve any "Year 2000" computer problems; and (xviii) certain material contracts and noncompetition agreements.

CERTAIN COVENANTS

     Conduct of Business. Pursuant to the Merger Agreement, Travelers and Citicorp have each agreed that, except as otherwise expressly contemplated by the Merger Agreement or as consented to by the other party (such consent not to be unreasonably withheld or delayed), during the period from the date of the Merger Agreement to the Effective Time, each party will, and will cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, to use all reasonable efforts to preserve intact their current business organizations (other than internal organizational realignments), use all reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Effective Time.

     The Merger Agreement provides that Citicorp and its subsidiaries and Travelers and its subsidiaries, respectively, will not take any action outside of the parameters specified in the Merger Agreement, such as, among other things and with certain exceptions, amending its organizational documents; issuing, selling or encumbering any shares of capital stock or options to acquire any shares of such capital stock; selling, leasing or encumbering property or assets (except in the ordinary course of business consistent with past practice); declaring or paying dividends or recapitalizing or redeeming its capital stock; making certain acquisitions; or taking any action that would cause the representations and warranties regarding absence of certain changes or events in the Merger Agreement to no longer be true and correct.

     Pooling. Citicorp and Travelers have each agreed that between the date of the Merger Agreement and the Effective Time they will use their best efforts to cause the Merger to be accounted for as a pooling of interests and will not knowingly take any action that would cause such accounting treatment not to be obtained.

     Affiliate Agreements. Each of Citicorp and Travelers has agreed to provide to the other party not less than 45 days prior to the Effective Time a list of names and addresses of each person who, in the reasonable judgment of Citicorp or Travelers, as the case may be, is an affiliate within the meaning of Rule 145 under the Securities Act or otherwise applicable SEC accounting releases with respect to pooling of interests accounting treatment (each such person, a "Pooling Affiliate") and to deliver not less than 30 days prior to the Effective Time an affiliate letter in the forms attached as exhibits to the Merger Agreement, executed by each Pooling Affiliate identified in the respective list.

COORDINATION OF DIVIDENDS

     Subject to certain accounting requirements relating to pooling of interests accounting treatment for the Merger, each of Travelers and Citicorp will coordinate with the other regarding the declaration and payment of dividends in respect of the Travelers Common Stock and the Citicorp Common Stock and the record dates and payment dates relating thereto, it being the intention of Travelers and Citicorp that any holder of Travelers Common Stock or Citicorp Common Stock will not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to its shares of Travelers Common Stock and/or shares of Citicorp Common Stock, including shares of Citigroup Common Stock that a holder receives in exchange for shares of Citicorp Common Stock pursuant to the Merger.

NO SOLICITATION

     The Merger Agreement provides that Citicorp and Travelers will not, nor will they permit any of their respective subsidiaries to, nor will they authorize or permit any of their officers, directors or employees or any investment banker, financial adviser, attorney, accountant or other representative retained by them or any of their subsidiaries to, directly or indirectly through another person, (i) solicit, initiate, or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if either the Citicorp Board or the Travelers Board, as the case may be, determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to its stockholders under applicable law, Citicorp or Travelers, as the case may be, in response to a Superior Proposal (as defined below), and subject to providing written notice of its decision to take such action to the other party and compliance with its obligation under the Merger Agreement to advise the other party of any request for information or of any Takeover Proposal, may (a) furnish information with respect to it and its subsidiaries to any person making a Superior Proposal pursuant to a customary confidentiality agreement (as determined by it, based on the advice of its outside counsel) and (b) participate in discussions or negotiations regarding such Superior Proposal. A "Takeover

Proposal" means any inquiry, proposal or offer from any person relating to any
(1) direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or the assets of Citicorp or Travelers, as the case may be, and its subsidiaries, taken as a whole, (2) direct or indirect acquisition or purchase of 15% or more of any class of equity securities of Citicorp or Travelers, as the case may be, and its subsidiaries,
(3) tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of any equity securities of Citicorp or Travelers, as the case may be, or any of their respective subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of Citicorp or Travelers, as the case may be, and its subsidiaries taken as a whole or (4) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Citicorp or Travelers, as the case may be, or any of their respective subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of Travelers or Citicorp, as the case may be, and its subsidiaries, taken as a whole.

     Except as expressly permitted by the Merger Agreement, neither the Citicorp Board nor the Travelers Board, nor any committee thereof, will (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the other party, the approval or recommendation by such Board or such committee of the Merger or the Merger Agreement, (ii) approve or recommend or propose publicly to approve or recommend any Takeover Proposal or (iii) cause either Citicorp or Travelers to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Takeover Proposal (an "Acquisition Agreement"). Notwithstanding the foregoing, such Board, to the extent that it determines in good faith, after consultation with outside counsel, that in light of a Superior Proposal it is necessary to do so in order to act in a manner consistent with its fiduciary duties to its respective stockholders under applicable law, may terminate the Merger Agreement, solely in order to enter into an Acquisition Agreement with respect to any Superior Proposal, but only at a time that is after the fifth business day following the other party's receipt of written notice advising it that such Board is prepared to accept a Superior Proposal and only if, during such five-day period, Citicorp or Travelers, as the case may be, has negotiated in good faith with the other party to change the terms of the Merger Agreement to enable the parties to proceed with the Merger. If the party that receives notice does not agree to change the terms of the Merger Agreement, the other party may solicit other proposals, including by conducting an auction. A "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of either Citicorp Common Stock or Travelers Common Stock, as the case may be, or all or substantially all the assets of Citicorp or Travelers and otherwise on terms which either the Citicorp Board or the Travelers Board, as the case may be, determines in its good faith judgment to be more favorable to such company's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the such Board, is reasonably capable of being obtained by such third party. Travelers and Citicorp have agreed to immediately advise the other of any request for information or any Takeover Proposal and to keep the other informed of the status of any such request or Takeover Proposal.

CITICORP STOCK-BASED AWARDS

     Simultaneously with the Merger, (i) each outstanding employee stock option or other right to purchase or receive Citicorp Common Stock under employee incentive or benefit plans, programs or arrangements and non-employee director plans currently maintained by Citicorp ("Citicorp Stock Plans") will be converted into an option to purchase the number of shares of Citigroup Common Stock equal to the Exchange Ratio multiplied by the number of shares of Citicorp Common Stock which could have been obtained prior to the Effective Time upon the exercise of each such option (rounded to the nearest whole number of shares of Citigroup Common Stock), at an exercise price per share equal to the exercise price for each such share of Citicorp Common Stock subject to such Citicorp option divided by the Exchange Ratio (rounded down to the nearest whole cent), and (ii) Citigroup will assume the obligations of Citicorp under the Citicorp Stock Plans. The other terms of each such option, and the plans under which they were issued, will continue to apply in accordance with their terms. See "THE MERGER -- Interests of Certain Persons in the Merger."

     Simultaneously with the Merger, (i) each outstanding award (including restricted stock, deferred stock, phantom stock, stock equivalents and stock units) (each, a "Citicorp Award") under any Citicorp Stock Plan will be converted into the same instrument of Citigroup, in each case with such adjustments (and no other adjustments) to the terms of such Citicorp Awards as are necessary to preserve the value inherent in such Citicorp Awards with no detrimental effects on the holders thereof; and (ii) Citigroup will assume the obligations of Citicorp under the Citicorp Awards. The other terms of each Citicorp Award, and the plans or agreements under which they were issued, will continue to apply in accordance with their terms.

     Citicorp and Travelers have agreed that each of their respective employee incentive or benefit plans, programs and arrangements and non-employee director plans will be amended, to the extent necessary, to reflect the transactions contemplated by the Merger Agreement, including, but not limited to, the conversion of shares of Citicorp Common Stock held or to be awarded or paid pursuant to such benefit plans, programs or arrangements into shares of Citigroup Common Stock on a basis consistent with the transactions contemplated by the Merger Agreement. Furthermore, Citicorp and Travelers have agreed to submit the amendments to such plans, programs and arrangements to their respective stockholders, if such submission is determined to be necessary by either company's legal counsel after consultation with one another; provided, however, that such stockholder approval is not a condition to consummation of the Merger.

     Citigroup will (i) reserve for issuance the number of shares of Citigroup Common Stock that will become subject to the benefit plans, programs and arrangements referred to in the preceding three paragraphs and (ii) issue or cause to be issued the appropriate number of shares of Citigroup Common Stock pursuant to such plans, programs and arrangements, upon the exercise or maturation of rights existing thereunder at the Effective Time or thereafter granted or awarded.

EMPLOYEE BENEFIT PLANS

     From and after the Effective Time, the employee benefit plans of Travelers and Citicorp in effect as of the Effective Time will, subject to applicable law, subject to the terms of the Merger Agreement and subject to the terms of such plans, remain in effect with respect to the employees of Travelers and Citicorp (or their respective subsidiaries), as the case may be, until such time as Citigroup adopts new employee benefit plans and arrangements with respect to employees of Citigroup and its subsidiaries. From and after the Effective Time, Citigroup will, and will cause its subsidiaries to, honor in accordance with their terms all employee benefit plans of Travelers and Citicorp, respectively, and all other contracts, arrangements and commitments which apply to current or former employees or directors of Travelers, Citicorp or their respective subsidiaries.

     Employees of Travelers, Citicorp and their respective subsidiaries will receive credit for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits under any employee benefit plan, program or arrangement established or maintained by Citigroup or any of its subsidiaries and made available to such employees for service accrued or deemed accrued prior to the Effective Time with Travelers, Citicorp or any of their respective subsidiaries, as the case may be; provided, however, that such crediting of service will not operate to duplicate any benefit or the funding of any such benefit.

INDEMNIFICATION, EXCULPATION AND INSURANCE

     Travelers has agreed to indemnify and hold harmless from liabilities for acts or omissions occurring at or prior to the Effective Time those classes of persons currently entitled to indemnification from Citicorp and its subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and to assume as of the Effective Time any indemnification agreements of Citicorp in effect as of the date of the Merger Agreement. In addition, from and after the Effective Time, directors and officers of Citicorp who become directors or officers of Citigroup will be entitled to indemnification under Citigroup's Restated Certificate of Incorporation and By-laws, as the same may be amended from time to time in accordance with their terms and applicable law, and to all other indemnity rights and protections as are afforded to other directors and officers of Travelers.

     In the event that Citigroup or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or

(ii) except for any disposition of assets by Citigroup required by applicable law in connection with the Merger, transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Citigroup assume the obligations described under this section "-- Indemnification, Exculpation and Insurance."

     For six years after the Effective Time, Citigroup will maintain in effect Citicorp's current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by Citicorp's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement; provided that Citigroup may substitute policies of Citigroup or its subsidiaries containing terms with respect to coverage and amount no less favorable to such directors or officers; provided, further, that in no event will Citigroup be required to pay aggregate premiums for the insurance described in this paragraph in excess of 200% of the aggregate premiums paid by Citicorp in 1997.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

     Travelers' and Citicorp's obligation to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of various conditions, which include, in addition to the other customary closing conditions, the following:

        (i) the Citicorp stockholders having approved the Merger and the Travelers stockholders having approved the Merger Share Issuance and the Name Change;

        (ii) other than the filing with the Secretary of State of Delaware of the Certificate of Merger and other than the filing of application and notice under the BHC Act and the receipt of approvals in respect thereof (which shall have been obtained in form and substance reasonably satisfactory to each of Citicorp and Travelers), all consents, approvals and actions of, filings with and notices to any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority or arbitral tribunal (each, a "Governmental Entity") required of Citicorp, Travelers or any of their subsidiaries to consummate the Merger and the other transactions contemplated by the Merger Agreement, the failure of which to be obtained or taken is reasonably expected to have a material adverse effect on Citigroup and its prospective subsidiaries, taken as a whole, having been obtained in a form satisfactory to each of Travelers and Citicorp;

        (iii) no judgment, order, decree, statute, law, ordinance, rule or regulation enacted, entered, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") being in effect (a) preventing the consummation of the Merger, (b) except as may be required under the BHC Act, prohibiting or limiting the ownership or operation by Citicorp or Travelers and their respective subsidiaries of any material portion of the business of Citicorp or Travelers and their respective subsidiaries taken as a whole, or compelling Citicorp or Travelers and their respective subsidiaries to dispose of any material portion of the business of Citicorp or Travelers and their respective subsidiaries, taken as a whole, as a result of the Merger or (c) which otherwise is reasonably likely to have a material adverse effect on Citicorp or Travelers, as applicable; provided, however, that each of the parties shall have used its best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered;

        (iv) the Registration Statement having become effective under the Securities Act and not being the subject of any stop order or proceedings seeking a stop order; and

        (v) the shares of Travelers' securities to be listed on the NYSE and which are issuable to Citicorp stockholders in the Merger, having been approved for listing on the NYSE, subject to official notice of issuance.

     In addition, each of Travelers' and Citicorp's obligation to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:

        (i) the representations and warranties of the other party to the Merger Agreement set forth in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect," as such terms are defined below),would not have, individually or in the aggregate, a material adverse effect on such other party;

        (ii) the other party to the Merger Agreement having performed in all respects all material obligations required to be performed by it under the Merger Agreement on or prior to the Closing Date;

        (iii) Travelers and Citicorp having received from their legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP and Shearman & Sterling, respectively, on the Closing Date, opinions dated as of such date to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code and that Travelers and Citicorp will each be a party to such reorganization within the meaning of Section 368(b) of the Code (see "THE MERGER -- Federal Income Tax Consequences of the Merger"); and

        (iv) at any time after the date of the Merger Agreement no material adverse change having occurred relating to the other party.

     Subject to certain limited exceptions specified in the Merger Agreement, "material adverse change" and "material adverse effect" mean, when used in connection with Travelers or Citicorp, any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of such entity and its subsidiaries taken as a whole, and the terms "material" and "materially" have correlative meanings.

TERMINATION

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the adoption thereof by Citicorp stockholders or Travelers stockholders:

        (a) by mutual written consent of Travelers and Citicorp;

        (b) by either Travelers or Citicorp:

           (i) if the Merger has not been completed by the later of December 31, 1998 or such date as the Closing may have been extended by either party upon such party's exercise of its right to extend the Closing up to 90 days if certain regulatory approvals necessary for the Merger have not otherwise been received; provided, however, that the right to terminate the Merger Agreement will not be available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of the Merger to be completed by such time;

           (ii) if the approval of Citicorp stockholders has not been obtained at a Citicorp stockholders meeting;

           (iii) if the approval of Travelers stockholders has not been obtained at a Travelers stockholders meeting; or

           (iv) if any Restraint that has any of the effects set forth in clause
        (iii) of "-- Conditions to the Consummation of the Merger" above shall be in effect and shall have become final and nonappealable; provided, that the party seeking to terminate the Merger Agreement shall have used best efforts to prevent and remove such Restraint;

        (c) by Travelers, if Citicorp breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (A) would give rise to a material adverse change relating to Citicorp and (B) is incapable of being cured by Citicorp;

        (d) by Travelers, if the Board of Directors of Travelers has exercised its rights to enter into an agreement relating to a Superior Proposal as set forth in the first paragraph under "-- No Solicitation" above; provided that, Travelers must have first complied with all of the requirements set forth above in all of the paragraphs under "-- No Solicitation" above;

        (e) by Citicorp, if Travelers has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (A) would give rise to a material adverse change relating to Travelers and (B) is incapable of being cured by Travelers; or

        (f) by Citicorp, if the Board of Directors of Citicorp exercised its rights to enter into an agreement relating to a Superior Proposal as set forth in the first paragraph under "-- No Solicitation" above; provided that, Citicorp must have first complied with all of the requirements set forth above in all of the paragraphs under "-- No Solicitation" above.

     In the event of termination of the Merger Agreement by either Citicorp or Travelers, the Merger Agreement will become void and have no effect, without any liability or obligation on the part of Travelers or Citicorp, other than (a) in connection with any brokerage or advisory fees of any kind incurred by either Citicorp or Travelers, (b) the obligation of Citicorp and Travelers to keep all nonpublic information connected with the Merger confidential, (c) the agreement between Citicorp and Travelers to each pay their own fees and pay one-half of the costs of the Registration Statement relating to this Joint Proxy Statement/Prospectus and (d) the effects of termination as described in this paragraph, which provisions survive such termination; provided, however, that nothing in the Merger Agreement will relieve Travelers or Citicorp from any liability for any willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement.

EXPENSES

     Whether or not the Merger is completed, all fees and expenses incurred in connection with the Merger, the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses, except that Citicorp and Travelers will each pay one-half of the costs of printing and filing the Registration Statement relating to this Joint Proxy Statement/Prospectus.

AMENDMENT; EXTENSION AND WAIVER

     The Merger Agreement may be amended by Travelers and Citicorp at any time before or after the approval of the Merger Agreement by the Citicorp stockholders and/or the Travelers stockholders; provided that, after any such approval, Travelers and Citicorp may not make any amendment that by law requires further approval by either Citicorp stockholders or Travelers stockholders without the further approval of such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of both Travelers and Citicorp.

     At any time prior to the Effective Time, Travelers or Citicorp may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or (iii) subject to the proviso of the first sentence of the immediately preceding paragraph, waive compliance by the other party of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of Travelers or Citicorp to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of Travelers or Citicorp to assert any of its rights under the Merger Agreement or otherwise will not constitute a waiver of such rights.

          DESCRIPTION OF CITIGROUP CAPITAL STOCK FOLLOWING THE MERGER

     Upon consummation of the Merger, Travelers will be renamed Citigroup Inc., the Travelers Certificate will become the Citigroup Certificate and Citigroup will issue shares of common stock and preferred stock to holders of Citicorp Common Stock and Citicorp Preferred Stock. The shares of Travelers Common Stock and Travelers Preferred Stock outstanding prior to the Merger will automatically become shares of Citigroup and are referred to in this section as Citigroup Common Stock and Citigroup Preferred Stock, respectively.

CITIGROUP COMMON STOCK

     The Travelers Certificate currently authorizes the issuance of 3 billion shares of Travelers Common Stock. Upon the receipt of the requisite Travelers stockholder approval in respect of the Increase in Authorized Travelers Common Stock, the Travelers Certificate will authorize the issuance of 6 billion shares of Travelers Common Stock. On the Record Date, there were 1,202,491,679 shares of Travelers Common Stock issued and outstanding.

     Citigroup is expected to issue approximately 1.13 billion shares of Citigroup Common Stock to holders of Citicorp Common Stock in the Merger. Based upon such number and the number of shares of Travelers Common Stock outstanding on the Record Date, there would be approximately 2.33 billion shares of Citigroup Common Stock outstanding immediately following consummation of the Merger.

     Holders of shares of Citigroup Common Stock will be entitled to one vote per share for the election of directors and for all other matters to be voted on generally by the stockholders. Subject to the rights of holders of shares of Citigroup Preferred Stock, holders of shares of Citigroup Common Stock have equal rights to participate in dividends when declared and, in the event of liquidation, in the net assets of Citigroup available for distribution to stockholders. Citigroup may not declare any dividends on the Citigroup Common Stock unless full preferential amounts to which holders of Citigroup Preferred Stock are entitled have been paid or declared and set apart for payment upon all outstanding shares of Citigroup Preferred Stock.

     The shares of Citigroup Common Stock, when issued to holders of outstanding shares of Citicorp Common Stock in connection with the Merger, will be duly authorized, validly issued, fully paid and non-assessable. The holders of shares of Citigroup Common Stock will have no preemptive rights or preferential rights of subscription for any shares of Citigroup Common Stock or other securities of Citigroup.

     Citibank, N.A. will be the transfer agent and registrar for the Citigroup Common Stock.

CITIGROUP PREFERRED STOCK

     Under the Citigroup Certificate, the Board of Directors of Citigroup (the "Citigroup Board") will be authorized to issue 30,000,000 shares of Citigroup preferred stock ("Citigroup Preferred Stock") in one or more series, and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, as will be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Citigroup Board (except to the extent stated and expressed in the Citigroup Certificate). The Travelers Board has adopted resolutions creating and designating each series of New Citigroup Preferred Stock and such resolutions will be filed in a Certificate of Designation as an amendment to the Travelers Certificate, which will become the Citigroup Certificate following the Merger.

     The rights of holders of the Citigroup Preferred Stock will be subject to, and may be adversely affected by, the rights of holders of any shares of Citigroup Preferred Stock that may be issued in the future. The Citigroup Board may cause shares of Citigroup Preferred Stock to be issued for any corporate purpose. Shares of Citigroup Preferred Stock issued after the Effective Time may have the effect, under certain circumstances, alone or in combination with certain other provisions of the Citigroup Certificate described below, of rendering more difficult or discouraging an acquisition of Citigroup deemed undesirable by the Citigroup Board.

     Under existing interpretations of the Federal Reserve Board and the Office of Thrift Supervision, if the holders of the Citigroup Preferred Stock become entitled to vote for the election of directors because dividends on the Citigroup Preferred Stock are in arrears as described below, Citigroup Preferred Stock may then be deemed a "class of voting securities" and a holder of 25% or more of the Citigroup Preferred Stock (or a holder of 5% or more of the Citigroup Preferred Stock that otherwise exercises a "controlling influence" over Citigroup) may then be subject to regulation as a "bank holding company" in accordance with the BHC Act, and a holder of 25% or more of the Citigroup Preferred Stock (or a holder of 10% or more of the Citigroup Preferred Stock that otherwise possesses certain "control factors" with respect to Citigroup) may then be subject to regulation as a "savings and loan holding company" in accordance with the Home Owner's Loan Act of 1933, as amended. In addition, at such time, (i) any bank holding company or foreign bank with a U.S. presence generally would be required to obtain the approval of the Federal Reserve Board under the BHC Act to acquire or retain 5% or more of the Citigroup Preferred Stock; (ii) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board and the OTS under the CBCA to acquire or retain 10% or more of the Citigroup Preferred Stock; and (iii) any savings and loan holding company generally could not retain in excess of 5% of the Citigroup Preferred Stock. Before exercising its option to redeem any shares of Citigroup Preferred Stock, Citigroup will obtain the approval of the Federal Reserve Board to the extent then required by applicable law.

     No full dividends will be declared or paid or set apart for payment on the preferred stock of any series ranking, as to dividends, on a parity with or junior to any other series of Citigroup Preferred Stock for any period unless full dividends have been or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on such series of Citigroup Preferred Stock for (i) all dividend periods terminating on or prior to the date of payment of such full cumulative dividends (in the case of a series of cumulative preferred stock) or (ii) the immediately preceding dividend period (in the case of a series of noncumulative preferred stock).

     When dividends are not paid in full upon any series of Citigroup Preferred Stock and any other preferred stock ranking on a parity as to dividends with such series of Citigroup Preferred Stock, all dividends declared upon shares of such series of Citigroup Preferred Stock and any other preferred stock ranking on a parity as to dividends will be declared pro rata so that the amount of dividends declared per share on such series of Citigroup Preferred Stock and such other preferred stock will in all cases bear to each other the same ratio that accrued dividends per share (which, in the case of noncumulative preferred stock, will not include any cumulation in respect of unpaid dividends for prior dividend periods) on the shares of such series of Citigroup Preferred Stock and such other preferred stock bear to each other. Except as provided in the preceding sentence, unless full dividends on all outstanding shares of any such series of Citigroup Preferred Stock have been declared and paid or set apart for payment for all past dividend periods, in the case of a series of cumulative preferred stock, or for the immediately preceding dividend period, in the case of a series of noncumulative preferred stock, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, the Citigroup Common Stock or another stock of Citigroup ranking junior to the Citigroup Preferred Stock as to dividends and upon liquidation) will be declared or paid or set aside for payment or other distribution declared or made upon the Citigroup Common Stock or upon any other stock of Citigroup ranking junior to or on parity with the Citigroup Preferred Stock as to dividends or upon liquidation, nor will any Citigroup Common Stock nor any other stock of Citigroup ranking junior to or on parity with such Citigroup Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by Citigroup (except by conversion into or exchange for stock of Citigroup ranking junior to the Citigroup Preferred Stock as to dividends and upon liquidation).

     All shares of Citigroup Preferred Stock (including the New Citigroup Preferred Stock) will rank on a parity on liquidation and as to dividends (except as otherwise provided with respect to cumulation of dividends) with each other series. No shares of Citigroup Preferred Stock will have any preemptive or subscription rights.

OUTSTANDING SERIES OF TRAVELERS PREFERRED STOCK

     Each outstanding series of preferred stock of Travelers at the Effective Time will remain outstanding as a series of Citigroup Preferred Stock, with identical terms and designation. As of the Record Date, Travelers had outstanding 1,600,000 shares (evidenced by 8,000,000 depositary shares, each of which represents a one-fifth interest in a share of such stock) of its 6.365% Cumulative Preferred Stock, Series F ("Citigroup Series F Preferred Stock"), 800,000 shares (evidenced by 4,000,000 depositary shares, each of which represents a one-fifth interest in a share of such stock) of its 6.213% Cumulative Preferred Stock, Series G ("Citigroup Series G Preferred Stock"), 800,000 shares (evidenced by 4,000,000 depositary shares, each of which represents a one-fifth interest in a share of such stock) of its 6.231% Cumulative Preferred Stock, Series H ("Citigroup Series H Preferred Stock"), 280,000 shares of its Series I Preferred Stock ("Citigroup Series I Preferred Stock"), 400,000 shares (evidenced by 8,000,000 depositary shares, each of which represents a one-twentieth interest in a share of such stock) of its Series J Preferred Stock ("Citigroup Series J Preferred Stock"), 500,000 shares (evidenced by 10,000,000 depositary shares, each of which represents a one-twentieth interest in a share of such stock) of its Series K Preferred Stock ("Citigroup Series K Preferred Stock"), 800,000 shares (evidenced by 4,000,000 depositary shares, each of which represents a one-fifth interest in a share of such stock) of its Series M Preferred Stock ("Citigroup Series M Preferred Stock") and 2,262 shares of its Cumulative Adjustable Rate Preferred Stock, Series Y ("Citigroup Series Y Preferred Stock"), all of which shares are fully paid and nonassessable.

     Citigroup Series F Preferred Stock. The Citigroup Series F Preferred Stock is redeemable, in whole or in part, at Citigroup's option at any time on or after June 16, 2007 at a redemption price equal to $250 per share, plus accrued and unpaid dividends. The Citigroup Series F Preferred Stock provides for cumulative quarterly dividends at the rate of 6.365% per year, calculated as a percentage of the $250 per share liquidation value. The holders of the Citigroup Series F Preferred Stock do not have voting rights except (i) as provided by law, (ii) under certain circumstances if six quarterly dividends are in arrears and (iii) that a two-thirds vote of all shares of Citigroup Preferred Stock then outstanding voting as a class is required for Citigroup to (x) create any class of stock having a preference as to dividends or distributions of assets over the Citigroup Series F Preferred Stock or (y) alter or change the provisions of the Citigroup Certificate so as to adversely affect the powers, preferences or rights of the holders of Citigroup Series F Preferred Stock. Depositary shares, each representing one-fifth of a share of Citigroup Series F Preferred Stock, are traded on the NYSE.

     Citigroup Series G Preferred Stock. The Citigroup Series G Preferred Stock is redeemable, in whole or in part, at Citigroup's option at any time on or after July 11, 2007 at a redemption price equal to $250 per share, plus accrued and unpaid dividends. The Citigroup Series G Preferred Stock provides for cumulative quarterly dividends at the rate of 6.213% per year, calculated as a percentage of the $250 per share liquidation value. The holders of the Citigroup Series G Preferred Stock do not have voting rights except (i) as provided by law, (ii) under certain circumstances if six quarterly dividends are in arrears and (iii) that a two-thirds vote of all shares of Citigroup Preferred Stock then outstanding voting as a class is required for Citigroup to (x) create any class of stock having a preference as to dividends or distributions of assets over the Citigroup Series G Preferred Stock or (y) alter or change the provisions of the Citigroup Certificate so as to adversely affect the powers, preferences or rights of the holders of Citigroup Series G Preferred Stock. Depositary shares, each representing one-fifth of a share of Citigroup Series G Preferred Stock, are traded on the NYSE.

     Citigroup Series H Preferred Stock. The Citigroup Series H Preferred Stock is redeemable, in whole or in part, at Citigroup's option at any time on or after September 8, 2007 at a redemption price equal to $250 per share, plus accrued and unpaid dividends. The Citigroup Series H Preferred Stock provides for cumulative quarterly dividends at the rate of 6.231% per year, calculated as a percentage of the $250 per share liquidation value. The holders of the Citigroup Series H Preferred Stock do not have voting rights except (i) as provided by law, (ii) under certain circumstances if six quarterly dividends are in arrears and (iii) that a two-thirds vote of all shares of Citigroup Preferred Stock then outstanding voting as a class is required for Citigroup to (x) create any class of stock having a preference as to dividends or distributions of assets over the Citigroup Series H Preferred Stock or (y) alter or change the provisions of the Citigroup Certificate so as to adversely affect the powers, preferences or rights of the holders of Citigroup Series H Preferred Stock. Depositary shares, each representing one-fifth of a share of Citigroup Series H Preferred Stock, are traded on the NYSE.

     Citigroup Series I Preferred Stock. 140,000 shares of the Citigroup Series I Preferred Stock will be redeemed on each October 31, commencing October 31, 1998, (so long as any shares of the Citigroup Series I Preferred Stock remain outstanding), by a cash payment of $1,000 per share plus an amount per share equal to all accrued and unpaid dividends, whether declared or undeclared, to the date of redemption. Any shares of Citigroup Series I Preferred Stock purchased, redeemed or otherwise acquired by Citigroup and not previously credited against its mandatory redemption obligation may be applied, on a pro rata basis to mandatory redemption payments to be made. The Citigroup Series I Preferred Stock provides for quarterly dividends in the amount of $22.50 per share. On and after the redemption date, dividends will cease to accrue, provided that the redemption price has been duly paid or provided for.

     In addition to any voting rights provided in the Citigroup Certificate and any voting rights provided by law, the holders of shares of Citigroup Series I Preferred Stock are entitled to 44.60526 votes per share when voting as a class with the Citigroup Common Stock, subject to anti-dilution adjustment. The shares of Citigroup Series I Preferred Stock are entitled to vote together as a class with the shares of Citigroup Common Stock (and any other shares of capital stock of Citigroup at the time entitled to vote together as a class) on all matters submitted to a vote of stockholders of Citigroup. Holders of Citigroup Series I Preferred Stock have additional voting rights under certain circumstances if six quarterly dividends are in arrears. In addition, holders of Citigroup Series I Preferred Stock together with all other series of Citigroup Preferred Stock, voting as one class, must give their approval by a two-thirds vote of shares of Citigroup Preferred Stock then outstanding in the event that Citigroup (i) authorizes shares of any class or series of stock having a preference or priority as to dividends or liquidation ("Senior Stock") over the Citigroup Preferred Stock, (ii) reclassifies any shares of Citigroup stock into shares of Senior Stock, (iii) authorizes any security exchangeable for, convertible into, or evidencing the right to purchase any shares of Senior Stock, (iv) amends, alters or repeals the Citigroup Certificate to alter or change the preferences, rights or powers of Citigroup Preferred Stock so as to affect the Citigroup Preferred Stock adversely, or (v) effects the voluntary liquidation, dissolution or winding up of Citigroup, or the sale, lease, exchange of all or substantially all of the assets, property or business of Citigroup, or merges or consolidates Citigroup with or into another corporation (except a wholly owned subsidiary of Citigroup), provided that no separate vote of holders of Citigroup Preferred Stock as a class will be required in the case of a merger or consolidation or a sale, exchange or conveyance of all or substantially all of the assets, property or business of Citigroup (any such transaction, a "transaction") if (A) the resulting, surviving or acquiring corporation will have after such transaction no stock either authorized or outstanding (except such stock of Citigroup as may have been authorized immediately preceding such transaction, or such stock of the resulting, surviving or acquiring corporation issued in exchange therefor) ranking prior to, or on parity with, the Citigroup Preferred Stock or the stock of the resulting, surviving or acquiring corporation and (B) if each holder of shares of Citigroup Preferred Stock immediately preceding such transaction will receive in exchange therefor the same number of shares of stock, with substantially the same preferences, rights and powers, of the resulting, surviving or acquiring corporation (the events described in clauses (i) through (v) being referred to herein as the "Citigroup Preferred Stock Voting Events"). Finally, without obtaining the approval of a majority of the outstanding shares of Citigroup Preferred Stock voting together separately as one class, Citigroup may not amend the Citigroup Certificate to increase the authorized amount of Citigroup Preferred Stock or to authorize any other stock ranking on a parity with the Citigroup Preferred Stock either as to payment of dividends or upon liquidation.

     Each share of Citigroup Series I Preferred Stock is convertible (at the option of the holder thereof) into 44.60526 shares of Citigroup Common Stock, subject to anti-dilution adjustment.

     Citigroup Series J Preferred Stock. Citigroup, at its option, may redeem shares of Citigroup Series J Preferred Stock, as a whole or in part, at any time or from time to time, at a price of $500 per share, plus an amount per share equal to all accumulated but unpaid dividends thereon, whether or not declared, to the date fixed for redemption. The Citigroup Series J Preferred Stock provides for cumulative quarterly dividends in the amount of $10.10 per share. Depositary shares, each representing one-twentieth of a share of Citigroup Series J Preferred Stock, are traded on the NYSE.

     Holders of shares of Citigroup Series J Preferred Stock are entitled to vote together as a class with the shares of Citigroup Common Stock (and any other shares of capital stock of Citigroup at the time entitled to vote together as a class) on all matters submitted to a vote of stockholders of Citigroup, provided that, when voting with Citigroup Common Stock, each share of Citigroup Series J Preferred Stock is entitled to three votes. Holders of Citigroup Series J Preferred Stock have additional voting rights under certain circumstances if six quarterly dividends are in arrears. In addition, holders of Citigroup Series J Preferred Stock together with all other series of Citigroup Preferred Stock, voting as one class, must give their approval by a two-thirds vote of the then outstanding shares of Citigroup Preferred Stock upon the occurrence of a Citigroup Preferred Stock Voting Event. Finally, without obtaining the approval of a majority of the outstanding shares of Citigroup Preferred Stock voting together separately as one class, Citigroup may not amend the Citigroup Certificate so as to increase the authorized amount of Citigroup Preferred Stock or so as to authorize any other class of stock ranking on a parity with the Citigroup Preferred Stock either as to payment of dividends or upon liquidation.

     Citigroup Series K Preferred Stock. The Citigroup Series K Preferred Stock is redeemable, in whole or in part, at Citigroup's option at any time on or after March 31, 2001, at a redemption price equal to $500 per share, plus accrued and unpaid dividends. The Citigroup Series K Preferred Stock provides for cumulative quarterly dividends in the amount of $10.50 per share. Depositary shares, each representing one-twentieth of a share of Citigroup Series K Preferred Stock, are traded on the NYSE.

     Holders of shares of Citigroup Series K Preferred Stock are entitled to vote together as a class with the shares of Citigroup Common Stock (and any other shares of capital stock of Citigroup at the time entitled to vote together as a class) on all matters submitted to a vote of stockholders of Citigroup, provided that, when voting with Citigroup Common Stock, each share of Citigroup Series K Preferred Stock is entitled to three votes. Holders of Citigroup Series K Preferred Stock have voting rights under certain circumstances if six quarterly dividends are in arrears. In addition, holders of Citigroup Series K Preferred Stock together with all other series of Citigroup Preferred Stock, voting as one class, must give their approval by a two-thirds vote of the then outstanding shares of Citigroup Preferred Stock upon the occurrence of a Citigroup Preferred Stock Voting Event. Finally, without obtaining the approval of a majority of the outstanding shares of Citigroup Preferred Stock voting together separately as one class, Citigroup may not amend the Citigroup Certificate so as to increase the authorized amount of Citigroup Preferred Stock or so as to authorize any other class of stock ranking on a parity with the Citigroup Preferred Stock either as to payment of dividends or upon liquidation.

     Citigroup Series M Preferred Stock. The Citigroup Series M Preferred Stock is redeemable, in whole or in part, at Citigroup's option at any time on or after October 8, 2007 at a redemption price equal to $250 per share, plus an amount per share equal to all accrued and unpaid dividends thereon, whether or not declared, to the date fixed for redemption. The Citigroup Series M Preferred Stock provides for cumulative quarterly dividends at the rate of 5.864% per year, calculated as a percentage of the $250 per share liquidation value. The holders of the Citigroup Series M Preferred Stock do not have voting rights except (i) as required by law, (ii) under certain circumstances if six quarterly dividends are in arrears and (iii) that a two-thirds vote of all shares of Citigroup Preferred Stock then outstanding voting as a class is required for Citigroup to (x) create any class of stock having a preference as to dividends or distributions of assets over the Citigroup Series M Preferred Stock or (y) alter or change the provisions of the Citigroup Certificate so as to adversely affect the powers, preferences or rights of the holders of Citigroup Series M Preferred Stock. Depositary shares, each representing one-fifth of a share of Citigroup Series M Preferred Stock, are traded on the NYSE.

     Citigroup Series Y Preferred Stock. The Citigroup Series Y Preferred Stock is owned by subsidiaries of Citigroup, is redeemable without premium at Citigroup's option on any dividend payment date at a redemption price of $100,000 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption, and is subject to repurchase at the holder's request on specified dates at its liquidation value of $100,000 per share, plus accrued and unpaid dividends, if not redeemed on or prior to March 31, 1999. The holders of the Citigroup Series Y Preferred Stock are entitled to a cumulative quarterly dividend at an annual rate equal to the greater of (i) the Short Term Rate (as defined below) and (ii) 4.85%. The "Short Term Rate" generally will be equal to either 85% or 78% of the Money Market Yield (as defined in the
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

Citigroup Certificate) of the 90-day rate for commercial paper multiplied by the stock's $100,000 per share liquidation value. The holders of the Citigroup Series Y Preferred Stock do not have voting rights except (i) as required by law, (ii) under certain circumstances if six quarterly dividends are in arrears and (iii) that a two-thirds vote of all shares of Citigroup Preferred Stock then outstanding voting as a class is required for Citigroup to (x) create any class of stock having a preference as to dividends or distributions of assets over the Citigroup Series Y Preferred Stock or (y) alter or change the provisions of the Citigroup Certificate so as to adversely affect the powers, preferences or rights of the holders of Citigroup Series Y Preferred Stock.

NEW CITIGROUP PREFERRED STOCK

     Pursuant to the terms of the Merger Agreement, each share of the Citicorp Preferred Stock will be converted into the right to receive one share of New Citigroup Preferred Stock. The terms, designations, preferences, limitations, privileges and rights (other than par value) of the respective series of the New Citigroup Preferred Stock will be identical to those of the corresponding series of Citicorp Preferred Stock. Unless otherwise indicated below, the following description applies to each series of the New Citigroup Preferred Stock. This description does not purport to be complete and is qualified by reference to the certificates of designations applicable thereto, copies of which have been filed as exhibits to the Registration Statement. See "WHERE YOU CAN FIND MORE INFORMATION."

     Rank. Each series of New Citigroup Preferred Stock will rank on a parity with each other series of Citigroup Preferred Stock outstanding as of the Effective Time, and prior to the Citigroup Common Stock, as to payment of dividends and liquidation.

     Dividends and Distributions. The holders of shares of New Citigroup Preferred Stock will be entitled to receive certain cash dividends as set forth below, when and as declared by the Citigroup Board out of net profits or net assets of Citigroup legally available for the payment of dividends, in each case, in equal quarterly payments (rounded to the nearest cent) on February 15, May 15, August 15 and November 15 in each year, except where such dates are specifically different as set forth below (each a "Dividend Payment Date"), commencing on the first Dividend Payment Date following the last dividend payment date for the corresponding series of Citicorp Preferred Stock for which the record date occurred prior to the Effective Time. Dividends payable on the first Dividend Payment Date following the Effective Time will be in respect of the quarterly dividend period commencing on and including the last dividend payment date with respect to the Citicorp Preferred Stock for which the record date occurred prior to the Effective Time. Dividends will be payable to the holders of record on such record dates, not more than 30 nor less than 15 days preceding the dividend payment dates, as may be determined by the Citigroup Board or a duly authorized committee thereof.

     Dividends on the New Citigroup Preferred Stock may be cumulative ("Cumulative Preferred Stock") or noncumulative ("Noncumulative Preferred Stock") as provided below. Dividends on Cumulative Preferred Stock will be cumulative from the Effective Time and will be payable quarterly in arrears on the dates specified above. If Citigroup fails to declare or pay a dividend on any series of Noncumulative Preferred Stock for any dividend period, Citigroup will have no obligation to pay a dividend for such period, whether or not dividends on such series of Noncumulative Preferred Stock are declared for any future dividend period.

     Subject to the terms described above, the amount of dividends payable for any period shorter or longer than a full quarterly dividend period will be determined on the basis of twelve 30-day months and a 360-day year. Accrued but unpaid dividends will not bear interest. Dividends paid on the shares of New Citigroup Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable will be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

     Liquidation Preference. Upon any liquidation, dissolution or winding up of Citigroup, whether voluntary or involuntary, the holders of the New Citigroup Preferred Stock will have preference and priority over the Citigroup Common Stock, or any other class of stock of Citigroup ranking, on liquidation, dissolution or winding up, junior to the New Citigroup Preferred Stock, for payments out of or distribution of the assets of Citigroup or proceeds thereof, whether from capital or surplus, of the liquidation preference per share set forth below, and after such payment the holders of New Citigroup Preferred Stock will not be entitled to any
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

further payments. If, upon such liquidation, dissolution or winding up of Citigroup, the assets of Citigroup or proceeds thereof, distributable among the holders of the shares of New Citigroup Preferred Stock should be insufficient to make the full liquidation payment in the amount per share set forth below, and liquidating payments on any other preferred stock ranking, as to liquidation, dissolution or winding up, on a parity with the New Citigroup Preferred Stock, then such assets or proceeds thereof will be distributed among the holders of the New Citigroup Preferred Stock and any such other preferred stock ratably in accordance with the respective amounts which would be payable on such shares of New Citigroup Preferred Stock and any such other preferred stock if all amounts payable thereon were paid in full.

     For purpose of liquidation preference, a consolidation or merger of Citigroup with one or more corporations will not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of Citigroup.

     Redemption. Citigroup may, at its option, redeem any series of New Citigroup Preferred Stock in whole or part, out of legally available funds, at the redemption prices and on the dates set forth below for the related series.

     If less than all outstanding shares of a series of New Citigroup Preferred Stock are to be redeemed, shares to be redeemed shall be selected by Citigroup from outstanding shares of New Citigroup Preferred Stock, by lot or pro rata as determined by the Citigroup Board, or by any other method determined by the Citigroup Board. From and after the redemption date (unless default will be made by Citigroup in providing money for the payment of the redemption price), dividends will cease to accrue on the shares of New Citigroup Preferred Stock called for redemption, such shares will no longer be deemed to be outstanding and all rights of the holders thereof (except the right to receive the redemption price to the date fixed for redemption) will cease.

     In addition, Citigroup, at its option, may redeem all, but not less than all, of the outstanding shares of any series of the New Citigroup Preferred Stock, out of legally available funds, if the holders of such shares would be entitled to vote upon or consent to a merger or consolidation of Citigroup under the circumstances described below and all of the following conditions have been satisfied: (i) Citigroup will have requested the vote or consent of the holders of such shares to the consummation of such merger or consolidation, stating in such request that failing the requisite favorable vote or consent Citigroup will have the option to redeem such shares; (ii) Citigroup will have not received the favorable vote or consent requisite to the consummation of the transaction within 60 days after making such written request; and (iii) such transaction will be consummated on the date fixed for such redemption, which date will be no more than one year after such request is made. Any such redemption will be on notice at a redemption price per share of the New Citigroup Preferred Stock set forth above, plus accrued and unpaid dividends thereon (but in the case of Noncumulative Preferred Stock without cumulation of unpaid dividends for prior dividend periods) to the date fixed for redemption.

     Voting Rights. Holders of the New Citigroup Preferred Stock will have no voting rights except as set forth below or as otherwise from time to time required by law.

     Whenever dividends on the New Citigroup Preferred Stock will be in arrears for such number of dividend periods, whether or not consecutive, which will in the aggregate contain not less than 540 days, the holders of outstanding shares of the New Citigroup Preferred Stock (voting separately as a class with holders of shares of any one or more other series of preferred stock ranking on a parity with the New Citigroup Preferred Stock either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable) will be entitled to elect two directors of Citigroup at its next annual meeting of stockholders and at each subsequent annual meeting of stockholders on the terms set forth below. Such voting rights will continue, in the case of any series of Cumulative Preferred Stock, until all past dividends accumulated on shares of Cumulative Preferred Stock will have been paid in full and, in the case of any series of Noncumulative Preferred Stock, until all dividends on shares of Noncumulative Preferred Stock will have been paid in full for at least one year. Upon payment in full of such dividends such voting rights will terminate except as expressly provided by law, subject to re-vesting in the event of each and every subsequent default in the payment of dividends as aforesaid. Holders of all series of preferred stock
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

which are granted such voting rights (which rank on a parity with the New Citigroup Preferred Stock either as to dividends or the distribution of assets upon liquidation, dissolution or winding up) will vote as a class, and each holder of shares of the New Citigroup Preferred Stock will have one vote for each share of stock held and each other series will have such number of votes, if any, for each share of stock held as may be granted to them. In the event the holders of shares of the New Citigroup Preferred Stock are entitled to vote as described in this paragraph, the maximum authorized number of members of Citigroup Board will automatically be increased by two directors, and the holders of the New Citigroup Preferred Stock will have the exclusive right, as outlined above, to elect two directors at subsequent annual meetings of stockholders.

     Upon termination of the right of the holders of the New Citigroup Preferred Stock to vote for directors as discussed in the prior paragraph, the term of office of all directors then in office elected by such holders will terminate immediately. Whenever the term of office of the directors elected by such holders ends and the related special voting rights expire, the number of directors will automatically be decreased to such number as may be provided for in the Citigroup By-Laws.

     So long as any shares of New Citigroup Preferred Stock remain outstanding, Citigroup will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of such series outstanding at the time (voting as a class with all other series of preferred stock ranking on a parity with such series either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are then exercisable), given in person or by proxy, either in writing or at a meeting, (i) authorize, create or issue, or increase the authorized or issued amount, of any class or series of stock ranking prior to such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or (ii) amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of the Citigroup Certificate or of the resolutions contained in the Certificate of Designations designating such New Citigroup Preferred Stock so as to materially and adversely affect any right, preference, privilege or voting power of such series or the holders thereof; provided, however, that any increase in the amount of the authorized preferred stock or the creation and issuance of other series of preferred stock, or any increase in the amount of authorized shares of New Citigroup Preferred Stock, in each case ranking on a parity with or junior to the New Citigroup Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers. The foregoing voting provisions will not apply if all outstanding shares of the affected series of New Citigroup Preferred Stock have been redeemed or sufficient funds have been deposited in trust to effect such a redemption which is scheduled to be consummated within three months after the time that such rights would otherwise be exercisable.

     Conversion Rights. None of the series of New Citigroup Preferred Stock is convertible into shares of any other class or series of the capital stock of Citigroup.

CITIGROUP SERIES O PREFERRED STOCK

     Dividends. The shares of Citigroup Series O Preferred Stock will be entitled to a cumulative dividend at a variable rate. For all quarterly dividend periods ending on or prior to August 15, 1999 the annual dividend rate is the Five-Year Treasury Rate (as defined in the Series O Preferred Stock Certificate of Designation) plus 1.50%. After August 15, 1999 and on or prior to August 15, 2004, the annual dividend rate will be the Five-Year Treasury Rate plus 2.25%. After August 15, 2004, the above rates may not be less than 7.00% nor greater than 14.00% per year, and after August 15, 2004, the rates may not be less than 8.00% nor greater than 16.00% per year. The amount of dividends payable for each full dividend period for the Citigroup Series O Preferred Stock is computed by dividing the applicable dividend rate by four and applying the dividend rate to the amount of $100.00 per share. The dividend rate will be increased in the event of specified changes in the Internal Revenue Code that would decrease the dividends received deduction applicable to corporate stockholders (a "Change in Tax Law").

     Liquidation Preference. In the event of a liquidation, dissolution or winding up of Citigroup, the holder of shares of the Citigroup Series O Preferred Stock will be entitled to receive $100 per share plus accrued and unpaid dividends (whether or not earned or declared) and such holder shall not be entitled to any further payment.

     Redemption. On August 15, 1999 and any time after August 15, 2004, Citigroup at its option, may redeem shares of Citigroup Series O Preferred Stock in whole or in part at a price of $100 per share together with accrued and unpaid dividends. The Citigroup Series O Preferred Stock may also be redeemed as provided above and in certain other circumstances following a Change in Tax Law, in each case at $100 per share together with accrued and unpaid dividends.

CITIGROUP SERIES P PREFERRED STOCK

     Dividends. The shares of Citigroup Series P Preferred Stock will be entitled to a noncumulative dividend in the amount of 7.50% per year. The amount of dividends payable for each full dividend period will be computed by dividing the dividend rate of 7.50% per year by four and applying the resulting rate of 1.875% to the amount of $250 per share.

     Liquidation Preference. In the event of a liquidation, dissolution or winding up of Citigroup, the holder of shares of the Citigroup Series P Preferred Stock will be entitled to receive $250 per share plus accrued and unpaid dividends (whether or not declared) from the immediately preceding dividend payment date (but without any cumulation for unpaid dividends for prior dividend periods) and such holder will not be entitled to any further payment.

     Redemption. Except as provided above, the Citigroup Series P Preferred Stock may not be redeemed prior to September 1, 1998. At any time or from time to time on and after September 1, 1998, Citigroup, at its option, may redeem shares of the Citigroup Series P Preferred Stock in whole or in part at a redemption price of $250 per share, plus accrued and unpaid dividends (whether or not declared) from the immediately preceding dividend payment date (but without any cumulation for unpaid dividends for prior dividend periods).

CITIGROUP SERIES Q PREFERRED STOCK

     Dividends. The shares of Citigroup Series Q Preferred Stock will be entitled to a cumulative dividend at a variable rate. For each dividend period the dividend rate will be equal to 84% of the Effective Rate (as defined below), but not less than 4.50% per year or more than 10.50% per year. The "Effective Rate" for any dividend period will be equal to the highest of the Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate (each as defined in the Citigroup Series Q Preferred Stock Certificate of Designation) for such period. The amount of dividends payable for each full dividend period for the Citigroup Series Q Preferred Stock will be computed by dividing the dividend rate per year by four and applying the resulting rate to the amount of $250 per share. Dividend periods will commence on February 28, May 31, August 31 and November 30 of each year.

     Liquidation Preference. In the event of a liquidation, dissolution or winding up of Citigroup, the holder of shares of Citigroup Series Q Preferred Stock will be entitled to receive $250 per share plus accrued and unpaid dividends (whether or not declared) and such holder will not be entitled to any further payment.

     Redemption. Except as provided above, the Citigroup Series Q Preferred Stock may not be redeemed prior to May 31, 1999. At any time or from time to time on and after May 31, 1999, Citigroup, at its option, may redeem shares of the Citigroup Series Q Preferred Stock, in whole or in part, at a redemption price of $250 per share together with accrued and unpaid dividends (whether or not declared) to the date fixed for redemption.

CITIGROUP SERIES R PREFERRED STOCK

     Dividends. The shares of Citigroup Series R Preferred Stock will be entitled to a cumulative dividend at a variable rate. The dividend rate for the Citigroup Series R Preferred Stock will be calculated in the same manner as the dividend rate is calculated for the Citigroup Series R Preferred Stock described above. Dividend periods will commence on February 28, May 31, August 31 and November 30 of each year.

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

     Liquidation Preference. In the event of any liquidation, dissolution or winding up of Citigroup, the holder of shares of Citigroup Series R Preferred Stock will be entitled to receive $250 per share plus accrued and unpaid dividends (whether or not declared) and such holder will not be entitled to any further payment.

     Redemption. Except as provided above, the Citigroup Series R Preferred Stock may not be redeemed prior to August 31, 1999. At any time or from time to time on and after August 31, 1999, Citigroup, at its option, may redeem shares of the Citigroup Series R Preferred Stock, in whole or in part, at a redemption price of $250 per share plus accrued and unpaid dividends (whether or not declared) to the date fixed for redemption.

CITIGROUP SERIES S PREFERRED STOCK

     Dividends. The shares of Citigroup Series S Preferred Stock will be entitled to a noncumulative dividend in the amount of 8.30% per year. The amount of dividends payable for each full dividend period for the Citigroup Series S Preferred Stock will be computed by dividing the dividend rate of 8.30% per year by four and applying the resulting rate of 2.075% to the amount of $250 per share.

     Liquidation Preference. In the event of a liquidation, dissolution or winding up of Citigroup, the holder of shares of the Citigroup Series S Preferred Stock will be entitled to receive $250 per share plus accrued and unpaid dividends (whether or not declared) from the immediately preceding dividend payment date (but without any cumulation for unpaid dividends for prior dividend periods) and such holder will not be entitled to any further payment.

     Redemption. Except as provided above, the Citigroup Series S Preferred Stock may not be redeemed prior to November 15, 1999. At any time or from time to time on and after November 15, 1999, Citigroup, at its option, may redeem shares of the Citigroup Series S Preferred Stock in whole or in part at a redemption price of $250 per share plus accrued and unpaid dividends (whether or not declared) from the immediately preceding dividend payment date (but without any cumulation for unpaid dividends for prior dividend periods).

CITIGROUP SERIES T PREFERRED STOCK

     Dividends. The shares of Citigroup Series T Preferred Stock will be entitled to a noncumulative dividend at a rate of 8.50% per year. The amount of dividends payable for each full dividend period for the Citigroup Series T Preferred Stock will be computed by dividing the dividend rate of 8.50% per year by four and applying the resulting rate of 2.125% to the amount of $250 per share.

     Liquidation Preference. In the event of any liquidation, dissolution or winding up of Citigroup, the holder of the shares of Citigroup Series T Preferred Stock will be entitled to receive $250 per share plus accrued and unpaid dividends (whether or not declared) from the immediately preceding dividend payment date (but without any cumulation for unpaid dividends for prior dividend periods) and such holder will not be entitled to any further payment.

     Redemption. Except as provided above, the Citigroup Series T Preferred Stock may not be redeemed prior to February 15, 2000. At any time or from time to time on and after February 15, 2000, Citigroup, at its option, may redeem shares of the Citigroup Series T Preferred Stock, in whole or in part, at a redemption price of $250 per share, plus accrued and unpaid dividends (whether or not declared) from the immediately preceding dividend payment date (but without any cumulation for unpaid dividends for prior dividend periods).

CITIGROUP SERIES U PREFERRED STOCK

     Dividends. The shares of Citigroup Series U Preferred Stock will be entitled to a cumulative dividend at a rate of 7.75% per year. The amount of dividends payable for each full dividend period for the Citigroup Series U Preferred Stock will be computed by dividing the dividend rate of 7.75% per year by four and applying the resulting rate of 1.9375% to the amount of $250 per share.

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

     Liquidation Preference. In the event of any liquidation, dissolution or winding up of Citigroup, the holder of shares of the Citigroup Series U Preferred Stock will be entitled to receive $250 per share plus accrued and unpaid dividends (whether or not declared) and such holder will not be entitled to any further payment.

     Redemption. Except as provided above, the Citigroup Series U Preferred Stock may not be redeemed prior to May 15, 2000. At any time or from time to time on and after May 15, 2000, Citigroup, at its option, may redeem shares of the Citigroup Series U Preferred Stock, in whole or in part, at a redemption price of $250 per share plus accrued and unpaid dividends (whether or not declared) to the date fixed for redemption.

CITIGROUP SERIES V PREFERRED STOCK

     Dividends. The shares of Citigroup Series V Preferred Stock will be entitled to a cumulative dividend at a rate that changes over time. For each dividend period up to but not including February 15, 2006, the dividend rate will be 5.86% per year. The amount of dividends payable for each full Dividend Period for Citigroup Series V Preferred Stock will be computed by dividing the dividend rate of 5.86% per year by four and applying the resulting rate of 1.465% to the amount of $500 per share. For each dividend period beginning on or after February 15, 2006, the dividend rate on the shares of Citigroup Series V Preferred Stock will be equal to 0.50% plus the Effective Rate (as defined above under "Citigroup Series Q Preferred Stock"), but not less than 6.00% or more than 12.00%. The dividend rate will be increased in the event of a Change in Tax Law.

     Liquidation Preference. In the event of any liquidation, dissolution or winding up of Citigroup, the holder of Citigroup Series V Preferred Stock will be entitled to receive $500 per share plus accrued and unpaid dividends thereon (whether or not declared) and such holder will not be entitled to any further payment.

     Redemption. Except as provided above or in this paragraph, the Citigroup Series V Preferred Stock may not be redeemed prior to February 15, 2006. At any time or from time to time on and after February 15, 2006, Citigroup, at its option, may redeem shares of the Citigroup Series V Preferred Stock, in whole or in part, at a redemption price of $500 per share plus all accrued and unpaid dividends (whether or not declared) to the date fixed for redemption. Prior to February 15, 2006, in the event of a Change in Tax Law, Citigroup at its option may redeem all, but not less than all, of the Citigroup Series V Preferred Stock at a price declining over time from $525 per share to $500 per share.

CITIGROUP SERIES W PREFERRED STOCK

     Dividends. The shares of Citigroup Series W Preferred Stock will be entitled to a cumulative dividend at a variable rate. For all quarterly dividend periods ending on or prior to August 15, 1998 the annual dividend rate is the Three-Year Treasury Rate (as defined in the Series W Preferred Stock Certificate of Designation) plus 1.75%. After August 15, 1998 and on or prior to August 15, 2001, the annual dividend rate will be the Three-Year Treasury Rate plus 2.25%. After August 15, 2001 and on or prior to August 15, 2004, the annual dividend rate will be the Three-Year Treasury Rate plus 2.75%. After August 15, 2004, the annual dividend rate will be the Three-Year Treasury Rate plus 3.00%; provided that prior to August 15, 2004, the above rates may not be less than 7.00% nor greater than 14.00% per year, and after August 15, 2004, the rates may not be less than 8.00% nor greater than 16.00% per year. The amount of dividends payable for each full dividend period for the Citigroup Series W Preferred Stock is computed by dividing the applicable dividend rate by four and applying the dividend rate to the amount of $100.00 per share. The dividend rate will be increased in the event of a Change in Tax Law.

     Liquidation Preference. In the event of a liquidation, dissolution or winding up of Citigroup, the holder of shares of the Citigroup Series W Preferred Stock will be entitled to receive $100 per share plus accrued and unpaid dividends (whether or not earned or declared) and such holder will not be entitled to any further payment.

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

     Redemption. On August 15, 1998, August 15, 2001 and any time after August 15, 2004, Citigroup, at its option, may redeem shares of Citigroup Series W Preferred Stock in whole or in part at a price of $100 per share together with accrued and unpaid dividends. If the Merger is consummated on or prior to August 15, 1998, it is expected that the Citigroup Series W Preferred Stock will be redeemed on August 15, 1998. The Citigroup Series W Preferred Stock will also be redeemable as provided above and in certain other circumstances following a Change in Tax Law, in each case at $100 per share together with accrued and unpaid dividends.

STOCK EXCHANGE MATTERS

     It is a condition to the consummation of the Merger that the shares of Citigroup Common Stock that will be issued (i) in connection with the Merger and
(ii) upon exercise of certain former Citicorp employee stock options which shall be converted into options to purchase Citigroup Common Stock, be authorized for listing on the NYSE, subject to official notice of issuance. In addition, it is also a condition to the consummation of the Merger that the New Citigroup Depositary Shares to be issued in the Merger will be listed on the NYSE, subject to official notice of issuance, provided that the corresponding series of Citicorp Depositary Shares are listed on the NYSE as of the date hereof. Application has been made to list the Citigroup Common Stock and New Citigroup Preferred Stock and the related Citigroup Depositary Shares to be issued in the Merger or upon exercise of stock options as described above on the NYSE, subject to official notice of issuance, except that the Citigroup Series O, Series V and Series W Preferred Stock will not be listed on the NYSE. If the Merger is consummated, Citicorp Common Stock and Citicorp Depositary Shares which are currently listed on any exchange will cease to be listed. The Citicorp Common Stock is also currently listed on the Chicago, Pacific, London, Amsterdam, Tokyo, Swiss, Toronto, Dusseldorf and Frankfurt Stock Exchanges. Following the Merger, however, the Citigroup Common Stock will not be listed on any of those exchanges (other than the Pacific).

         COMPARISON OF RIGHTS OF STOCKHOLDERS OF TRAVELERS AND CITICORP

     The rights of Citicorp stockholders are currently governed by the DGCL and the Restated Certificate of Incorporation and the By-Laws of Citicorp (the "Citicorp Certificate" and the "Citicorp By-Laws," respectively). The rights of Travelers stockholders are currently governed by the DGCL, the Travelers Certificate and the Travelers By-Laws. In accordance with the Merger Agreement, at the Effective Time, (i) each issued and outstanding share of Citicorp Common Stock will be converted into the right to receive 2.5 shares of Citigroup Common Stock and (ii) each issued and outstanding share of Citicorp Preferred Stock will be converted into the right to receive one share of a corresponding series of New Citigroup Preferred Stock. Accordingly, upon consummation of the Merger, the rights of Travelers stockholders and Citicorp stockholders who become stockholders of Citigroup in the Merger will be governed by the DGCL and the Citigroup Certificate and the Citigroup By-Laws (which will be the Travelers Certificate and the Travelers By-Laws, respectively, amended as described herein or as necessary to reflect the recommendations of the team of outside directors referred to in "THE MERGER -- Rationale for the Merger; Recommendations of Each Company's Board of Directors" and the transactions contemplated in the Merger Agreement). The following are summaries of the material differences between the current rights of Citicorp stockholders and the rights of Travelers stockholders.

     The following discussions are not intended to be complete and are qualified by reference to the Citicorp Certificate, the Citicorp By-Laws, the Travelers Certificate and the Travelers By-Laws. Copies of these documents are incorporated by reference herein and will be sent to stockholders of Travelers and Citicorp upon request. See "WHERE YOU CAN FIND MORE INFORMATION."

AUTHORIZED CAPITAL

     Citicorp. The authorized capital stock of Citicorp consists of 800,000,000 shares of Citicorp Common Stock, of which there were 451,524,629 shares outstanding as of March 31, 1998, 20,000,000 shares of Citicorp Class B Common Stock, par value $1.00 per share, of which there were no shares issued or

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

outstanding as of March 31, 1998 and 50,000,000 shares of Citicorp Preferred Stock, the issued and outstanding shares of which as of March 31, 1998 consist of 625,000 shares of Citicorp Series 8A Preferred Stock, 625,000 shares of Citicorp Series 8B Preferred Stock, 1,300,000 shares of Citicorp Series 16 Preferred Stock (all of which were redeemed on June 1, 1998), 1,400,000 shares of Citicorp Series 17 Preferred Stock, 700,000 shares of Citicorp Series 18 Preferred Stock, 400,000 shares of Citicorp Series 19 Preferred Stock, 500,000 shares of Citicorp Series 20 Preferred Stock, 600,000 shares of Citicorp Series 21 Preferred Stock, 500,000 shares of Citicorp Series 22 Preferred Stock, and 250,000 shares of Citicorp Series 23 Preferred Stock. All shares of the Citicorp Preferred Stock, other than the Citicorp Series 8A Preferred Stock and the Citicorp Series 8B Preferred Stock, are beneficially held through depositary shares, each of which represents one-tenth of one share of the underlying Citicorp Preferred Stock.

     Travelers. The authorized capital stock of Travelers consists of 3,000,000,000 shares of Travelers Common Stock, of which there were 1,150,046,708 shares outstanding as of April 30, 1998, and 30,000,000 shares of Travelers Preferred Stock, the issued and outstanding shares of which as of March 31, 1998 consist of 1,600,000 shares of 6.365% Cumulative Preferred Stock, Series F; 800,000 shares of 6.213% Cumulative Preferred Stock, Series G; 800,000 shares of 6.231% Cumulative Preferred Stock, Series H; 280,000 shares of Series I Preferred Stock; 400,000 shares of Series J Preferred Stock; 500,000 shares of Series K Preferred Stock; 800,000 shares of 5.864% Cumulative Preferred Stock, Series M; and 2,262 shares of Cumulative Adjustable Rate Preferred Stock, Series Y.

BOARD OF DIRECTORS

     Citicorp. Pursuant to the Citicorp By-Laws, the number of directors of Citicorp is to be fixed from time to time by resolution adopted by the Citicorp Board or by the Citicorp stockholders. The current number of Citicorp directors is 15. The Citicorp Board is not divided into classes, and the Citicorp directors are elected for one-year terms by an affirmative plurality of the number of votes cast at the annual stockholders meeting by the holders of shares entitled to vote in the election. A quorum at any meeting of the Citicorp Board consists of a majority of the total number of directors, and a majority of the directors present at any meeting at which a quorum is present is required to approve Citicorp Board action.

     Travelers. Pursuant to the Travelers Certificate and the Travelers By-Laws, the number of Travelers directors is determined from time to time by the affirmative vote of a majority of the entire Travelers Board. Currently, there are 19 Travelers directors. The Travelers By-Laws provide that the election and term of the Travelers directors is determined pursuant to the Travelers Certificate. The Travelers Board is not divided into classes, and Travelers directors are elected for one-year terms by the stockholders at Travelers' annual meeting. The Travelers Certificate and the Travelers By-Laws are silent as to the requisite vote of stockholders to elect directors. Under the DGCL, directors are elected by a plurality of the votes present in person or represented by proxy at a meeting of stockholders by the holders of shares entitled to vote in the election. A quorum at any meeting of the Travelers Board consists of one-third of the total number of Travelers directors, except when the Travelers Board consists of one director, then one director constitutes a quorum for the transaction of business. A majority of the directors present at any meeting at which a quorum is present is required to approve an action of the Travelers Board.

COMMITTEES OF THE BOARD OF DIRECTORS

     Citicorp. The Citicorp By-Laws provide for an Executive Committee composed of the Chairman, who must be an ex-officio member, and not less than three additional directors who are appointed by the Citicorp Board, who may not be officers or employees of Citicorp or any of its subsidiaries. The Citicorp Board may from time to time appoint other committees with powers and duties determined by the Citicorp Board. The Citicorp Board currently has an Executive Committee, an Audit Committee, a Committee on Directors, a Committee on Subsidiaries and Capital, a Personnel Committee, a Public Issues Committee and a Stock Committee.

     Travelers. Pursuant to the Travelers By-Laws, the Travelers Board may designate one or more standing committees, including an Executive Committee which must consist of not fewer than two nor more than ten

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

Travelers directors. The Travelers Board currently has an Executive Committee, an Audit Committee, a Nominations, Compensation and Corporate Governance Committee, an Ethics and Public Affairs Committee and a Finance Committee. It is expected that the identity and/or composition of these committees may be changed at or following the Effective Time.

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

     Citicorp. Neither the Citicorp Certificate nor the Citicorp By-Laws provide for the filling of board seats when they are newly created or vacated. Under the DGCL, unless otherwise provided in the certificate of incorporation or bylaws, (1) vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director and (2) whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the certificate of incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.

     Travelers. Pursuant to the Travelers Certificate, newly created directorships resulting from an increase in the number of Travelers directors may be filled by a majority of the Travelers directors then in office, provided that a quorum is present. Any other vacancy occurring on the Travelers Board may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

REMOVAL OF DIRECTORS

     Neither the Citicorp Certificate, the Citicorp By-Laws, the Travelers Certificate nor the Travelers By-Laws includes a provision setting forth the procedure for the removal of directors. Under the DGCL, any director or the entire board of directors of a corporation may be removed, with or without cause, by the holders of a majority of shares then entitled to vote at an election of directors.

OFFICERS

     Citicorp. Pursuant to the Citicorp By-Laws, the Citicorp Board appoints a Chairman, who is Citicorp's chief executive officer. The Citicorp Board may also appoint a President, one or more Vice Chairmen, Corporate Executive Vice Presidents, and Executive Vice Presidents/Senior Corporate Officers, a Chairman Credit Policy Committee, and one or more Senior Vice Presidents and Vice Presidents, shall appoint a Secretary and a Chief Auditor, and may appoint other officers. The Citicorp Certificate and the Citicorp By-Laws are silent as to the removal of officers. Under the DGCL, officers may be removed at any time by resolution of the Citicorp Board.

     Travelers. Pursuant to the Travelers By-Laws, Travelers' officers consist of a Chairman of the Board, a President, one or more Vice Presidents, a Controller, a Secretary and a Treasurer, and other officers and assistant officers as may be elected or appointed by the Travelers Board or by the Travelers Executive Committee. The Travelers Certificate and the Travelers By-Laws are silent as to the removal of officers. Under the DGCL, officers may be removed at any time by resolution of the Travelers Board. Prior to the Effective Time, the Travelers By-Laws will be amended to provide for two Chairmen, who will be Co-Chief Executive Officers.

SPECIAL MEETINGS OF STOCKHOLDERS

     Citicorp. Pursuant to the Citicorp By-Laws, a special meeting of Citicorp's stockholders may be called at any time by the Citicorp Board or by the Secretary at the written request of stockholders owning at least one-third of the outstanding shares of Citicorp Common Stock.

     Travelers. Pursuant to the Travelers By-Laws, a special meeting of Travelers' stockholders may be called by the Chairman of the Board. A special meeting must be called at the request, in writing, of a majority of the Travelers Board or of the Travelers Executive Committee, or by the vote of the Travelers Board or of

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

the Travelers Executive Committee. A special meeting may also be called by any Travelers stockholder in the event the entire Board of Directors becomes vacant.

QUORUM AT STOCKHOLDER MEETINGS

     Pursuant to the Citicorp By-Laws and the Travelers By-Laws, the holders of a majority of the shares of stock of the respective corporation entitled to vote constitutes a quorum at all stockholder meetings. In the absence of a quorum, the holders of a majority of the shares of stock present in person or by proxy and entitled to vote may adjourn any meeting until a quorum attends.

STOCKHOLDER ACTION BY WRITTEN CONSENT

     Citicorp. The Citicorp Certificate provides that, whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action by any provision of the DGCL, the meeting and vote of stockholders may be dispensed with if such action is taken with the written consent of the holders of not less than a majority of all the stock entitled to be voted upon such action if a meeting were held, provided that (i) the written consent of holders of stock not less than the minimum percentage required by the DGCL for such action and (ii) prompt notice is given to all stockholders of the taking of corporate action without a meeting and by less than unanimous written consent.

     Travelers. The Travelers Certificate is silent with respect to the written consent of stockholders in lieu of a meeting. Under the DGCL, unless otherwise provided in the certificate of incorporation, any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if written consents are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

ADVANCE NOTICE OF STOCKHOLDER-PROPOSED BUSINESS AT ANNUAL MEETINGS

     Neither the Travelers Certificate, the Travelers By-Laws, the Citicorp Certificate nor the Citicorp By-Laws include a provision which requires that advance notice be given to Travelers or Citicorp of stockholder-proposed business to be conducted at annual meetings. The DGCL also does not explicitly require that stockholder-proposed business be the subject of an advance notice to stockholders.

AMENDMENT OF GOVERNING DOCUMENTS

     Citicorp. Citicorp may amend, alter, change or repeal any provision of the Citicorp Certificate as permitted by the DGCL. Under the DGCL, an amendment to a corporation's certificate of incorporation requires the recommendation of a corporation's board of directors, the approval of a majority of all shares entitled to vote thereon, voting together as a single class, and the approval of a majority of the outstanding stock of each class entitled to vote separately thereon unless a higher vote is required in the corporation's certificate of incorporation. The only provision of the Citicorp Certificate requiring such a higher vote is the provision requiring two-thirds of each series of Citicorp Preferred Stock, voting separately as a class with all other Citicorp Preferred Stock on par with it, to approve amendments that would materially and adversely affect such series' rights, preferences or voting power. The Citicorp By-Laws provide that they may be amended or repealed, and new Citicorp By-Laws may be adopted, by the Citicorp Board at any regular or special meeting. The DGCL provides that the stockholders also have the power to amend or repeal the Citicorp By-Laws and adopt new by-laws.

     Travelers. Pursuant to the Travelers Certificate, Travelers reserves the right to amend or repeal any provision of the Travelers Certificate as permitted under the DGCL, except as noted below. Under the DGCL and the Travelers Certificate, an amendment to a corporation's certificate of incorporation requires the recommendation of a corporation's board of directors, the approval of a majority of all shares entitled to vote thereon, voting together as a single class, and the approval of a majority of the outstanding stock of each class entitled to vote thereon unless a higher vote is required in the corporation's certificate of incorporation (which is required by the Travelers Certificate with respect to amending the provisions pertaining to the rights of
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

certain Travelers Preferred Stock (two-thirds affirmative vote), certain business combinations (two-thirds affirmative vote of all voting stock, voting together as a single class) and amendment of the Travelers By-Laws (two-thirds affirmative vote, with three-quarters affirmative vote required to amend the Travelers Certificate to change the voting requirement contained therein in respect of the Travelers By-Laws)). Pursuant to the Travelers Certificate, the Travelers Board has the power to make, alter, amend and repeal the Travelers By-Laws by an affirmative vote of at least two-thirds of the entire Travelers Board. Pursuant to the Travelers By-Laws, the Travelers directors may exercise such power of amendment at any meeting; any alteration, however, can be repealed by the Travelers Board or by the stockholders at any meeting duly called. Under the DGCL, the stockholders also have the power to amend or repeal the Travelers By-Laws or to adopt new by-laws.

FAIR PRICE PROVISIONS

     Citicorp. The Citicorp Certificate does not include any provision governing the approval requirements of business combinations. Under the DGCL an agreement of merger, or the sale, lease or exchange of all or substantially all of a corporation's assets must be approved by the corporation's Board and adopted by the holders of a majority of the outstanding shares of stock entitled to vote thereon and the approval of a majority of the outstanding shares of each class entitled to vote separately thereon.

     Travelers. In addition to the approval requirements of business combinations under the DGCL, the Travelers Certificate includes what generally is referred to as a "fair price provision."

     In general, this provision of the Travelers Certificate provides that a Business Combination (which is defined to include mergers, consolidations, certain recapitalizations and the sale, lease, exchange or transfer of all or substantially all of the assets of Travelers, with, to or for the benefit of an Interested Stockholder (as defined therein)) requires approval by the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of all then outstanding shares of voting capital stock of Travelers, excluding shares held by the Interested Stockholder and certain related parties, unless the Business Combination is approved by a majority of the Continuing Directors (as defined therein) or unless certain minimum price criteria and procedural requirements which are intended to assure an adequate and fair price under the circumstances are satisfied. In general, an "Interested Stockholder," for purposes of this provision, includes any person who is, or has announced or publicly disclosed a plan or intention to become, the beneficial owner of 25% or more of the voting capital stock of Travelers. A "Continuing Director" is any member of the Travelers Board who is not affiliated with an Interested Stockholder and who either was a director of Travelers prior to the time any Interested Stockholder became an Interested Stockholder or whose nomination for election or election to the Travelers Board was recommended or approved by a majority of the Continuing Directors then in office.

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                        NEW CITIGROUP DEPOSITARY SHARES

GENERAL

     At the Effective Time, Citigroup will assume the obligations of Citicorp under the deposit agreements in respect of each series of Citicorp Preferred Stock that will be exchanged for New Citigroup Preferred Stock in the Merger (collectively the "Deposit Agreements") and will instruct Citibank, N.A. (the "Depositary") to treat the shares of Citigroup Series P Preferred Stock, Citigroup Series Q Preferred Stock, Citigroup Series R Preferred Stock, Citigroup Series S Preferred Stock, Citigroup Series T Preferred Stock, Citigroup Series U Preferred Stock and Citigroup Series V Preferred Stock (collectively, "Citigroup Deposited Preferred Stock") as new deposited securities under the applicable Deposit Agreement. In accordance with the terms of the relevant Deposit Agreement, the existing depositary receipts ("New Citigroup Depositary Receipts") formerly evidencing Citicorp Depositary Shares (other than any shares of Citicorp Series 23 Preferred Stock whose holders have properly perfected appraisal rights) will automatically evidence the New Citigroup Depositary Shares issued in exchange for the corresponding series of Citicorp Depositary Shares.

     The following is a summary of material provisions of the Deposit Agreements. This description does not purport to be complete and is qualified by reference to the Deposit Agreements, the forms of which have been filed as exhibits to the Registration Statement. See "WHERE YOU CAN FIND MORE INFORMATION." The terms of each of the Deposit Agreements is substantially similar, except that each of the Deposit Agreements will govern matters relating solely to the respective series of New Citigroup Preferred Stock, the New Citigroup Depositary Shares and the New Citigroup Depositary Receipts issued thereunder.

     Each New Citigroup Depositary Share will represent a one-tenth interest in the corresponding share of New Citigroup Preferred Stock. Application has been made to list the New Citigroup Depositary Shares (other than the depositary shares representing Citigroup Series V Preferred Stock) on the NYSE. The New Citigroup Depositary Shares will be freely transferable under the Securities Act.

     Subject to the terms of the Deposit Agreements, each owner of a New Citigroup Depositary Share will be entitled through the Depositary, in proportion to the one-tenth interest in a share of the applicable New Citigroup Preferred Stock underlying such New Citigroup Depositary Share, to all rights and preferences of a share of such New Citigroup Preferred Stock (including dividend, voting, redemption and liquidation rights). Because each share of Deposited Citigroup Preferred Stock entitles the holder thereof to one vote on matters on which such Citigroup Preferred Stock is entitled to vote, each New Citigroup Depositary Share will, in effect, entitle the holder thereof to one-tenth of a vote thereon.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Depositary will distribute all cash dividends or other cash distributions received in respect of the Citigroup Deposited Preferred Stock to the record holders of the New Citigroup Depositary Shares representing such Citigroup Deposited Preferred Stock in proportion to the numbers of such New Citigroup Depositary Shares owned by such holders on the relevant record date. The Depositary will distribute only such amount, however, as can be distributed without attributing to any holder of the New Citigroup Depositary Shares a fraction of one cent, and any balance not so distributable will be held by the Depositary (without liability for interest thereon) and will be added to and treated as part of the next sum received by the Depositary for distribution to record holders of New Citigroup Depositary Shares then outstanding.

     In the event of a distribution other than in cash in respect of Citigroup Deposited Preferred Stock, the Depositary will distribute the property received by it to the record holders of the New Citigroup Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of Citigroup, adopt such method as it deems equitable and practicable to effect such distribution, including the sale of such property and distribution of the net proceeds from such sale to such holders.

     The Deposit Agreements also contain provisions relating to the manner in which any subscription or similar rights offered by Citigroup to holders of the Citigroup Deposited Preferred Stock will be made available to holders of the New Citigroup Depositary Shares.

WITHDRAWAL OF STOCK

     Upon surrender of New Citigroup Depositary Receipts at the principal office of the Depositary (unless the related New Citigroup Depositary Shares have previously been called for redemption) and subject to the terms of the related Deposit Agreement, the holder of the New Citigroup Depositary Shares evidenced thereby is entitled to delivery of the number of whole shares of New Citigroup Preferred Stock and any money or other property represented by such New Citigroup Depositary Shares. Partial shares of New Citigroup Preferred Stock will not be issued. If the New Citigroup Depositary Receipts delivered by the holder evidence a number of New Citigroup Depositary Shares in excess of the number of New Citigroup Depositary Shares representing the number of whole shares of New Citigroup Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a New Citigroup Depositary Receipt evidencing such excess number of New Citigroup Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

     If the Citigroup Deposited Preferred Stock is subject to redemption in whole or in part, the related New Citigroup Depositary Shares will be redeemed from the proceeds received by the Depositary as a result of any such redemption of such series of Citigroup Deposited Preferred Stock held by the Depositary. The redemption price per New Citigroup Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to the underlying Citigroup Deposited Preferred Stock. Whenever Citigroup redeems shares of a series of Citigroup Deposited Preferred Stock, the Depositary will redeem as of the same redemption date the number of the New Citigroup Depositary Shares representing the shares of the New Citigroup Preferred Stock so redeemed. If less than all of the New Citigroup Depositary Shares are to be redeemed, the New Citigroup Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

VOTING THE CITIGROUP DEPOSITED PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the Citigroup Deposited Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Citigroup New Depositary Shares relating to such Citigroup Deposited Preferred Shares. Each recordholder of the New Citigroup Depositary Shares on the record date will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Citigroup Deposited Preferred Stock represented by such recordholder's New Citigroup Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of shares of the Citigroup Deposited Preferred Stock represented by such New Citigroup Depositary Shares in accordance with any such instructions, and Citigroup will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of the Citigroup Deposited Preferred Stock to the extent that it does not receive specific instructions from the holders of New Citigroup Depositary Shares representing such Citigroup Deposited Preferred Stock.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of the New Citigroup Depositary Receipt evidencing any New Citigroup Depositary Shares and any provision of a Deposit Agreement may at any time and from time to time be amended by agreement between Citigroup and the Depositary. However, any amendment which materially and adversely alters the rights of the existing holders of the New Citigroup Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority (or, in the case of amendments relating to or affecting rights to receive dividends or distributions or voting or redemption rights, two-thirds) of the New Citigroup Depositary Shares then outstanding under such Deposit Agreement. A Deposit Agreement may be terminated by Citigroup or the Depositary only if (i) all the outstanding New Citigroup Depositary Shares relating thereto have been redeemed, (ii) there has been a final distribution in respect of the Citigroup Deposited Preferred Stock of the relevant series in connection with any liquidation, dissolution or winding up of Citigroup and such distribution has been distributed to the holders of the related New Citigroup Depositary Shares or (iii) the holders of New Citigroup Depositary Shares representing not less than two-thirds of the Depositary Shares outstanding have consented to the termination.

CHARGES OF DEPOSITARY

     Citigroup will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. Citigroup will pay charges of any Depositary in connection with the initial deposit of the Citigroup Deposited Preferred Stock and the initial issuance of the relevant New Citigroup Depositary Shares and any redemption of such New Citigroup Preferred Stock. Holders of the New Citigroup Depositary Shares will pay other transfer and other taxes and governmental charges and certain other charges as are provided in the relevant Deposit Agreement to be for their accounts.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The Depositary may resign at any time by delivering to Citigroup notice of its election to do so and Citigroup may at any time remove the Depositary. Any such resignation or removal will take effect upon the appointment of a successor Depositary.

MISCELLANEOUS

     The Depositary will forward to the holders of the New Citigroup Depositary Shares all reports and communications from Citigroup which are delivered to such Depositary and which Citigroup is required to furnish to the holders of the Citigroup Deposited Preferred Stock.

     Neither any Depositary nor Citigroup will be liable if it is prevented or delayed by law of any circumstances beyond its control in performing its obligations under a Deposit Agreement to holders of the New Citigroup Depositary Shares other than for its negligence or willful misconduct. The obligations of Citigroup and any Depositary under a Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any New Citigroup Depositary Shares or Citigroup Deposited Preferred Stock unless satisfactory indemnify is furnished. Citigroup and any Depositary may rely on written advice of counsel or accountants, on information provided by persons presenting the New Citigroup Preferred Stock for deposit, holders of the New Citigroup Depositary Shares or other persons believed to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

                                    EXPERTS

     The consolidated financial statements and schedules of Travelers as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, incorporated or included in Travelers' Annual Report on Form 10-K for the year ended December 31, 1997, and incorporated by reference herein, have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as set forth in their reports thereon (also incorporated by reference herein), which reports state that KPMG Peat Marwick LLP did not audit the consolidated financial statements of Salomon Inc and its subsidiaries, appearing in Salomon Inc's Annual Report on Form 10-K for the year ended December 31, 1996 (the "Salomon Financials"), as of December 31, 1996 and for each of the two years in the period ended December 31, 1996 and that their opinion with respect to any amounts derived from the Salomon Financials is based on the report of Arthur Andersen LLP. The consolidated financial statements of Travelers referred to above are incorporated by reference herein in reliance upon such reports given upon the authority of said firms as experts in accounting and auditing.

     The consolidated financial statements and schedules of Citicorp and its subsidiaries as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, and the related consolidated balance sheets of Citibank, N.A. and subsidiaries as of December 31, 1997 and 1996, included in the 1997 Citicorp Annual Report and Form 10-K, have been incorporated by reference herein, in reliance upon the reports (also incorporated by reference herein) of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the Citigroup Common Stock and the New Citigroup Preferred Stock (represented, in some cases, by the New Citigroup Depositary Shares) to be issued pursuant to the Merger and the federal income tax consequences of the Merger will be passed upon for Travelers by Skadden, Arps, Slate, Meagher & Flom LLP, Travelers' outside legal counsel. Kenneth J. Bialkin, a partner of Skadden, Arps, Slate, Meagher & Flom LLP, is a director of Travelers and he and other attorneys in such firm beneficially own an aggregate of less than 1% of the outstanding Travelers Common Stock. Certain legal matters with respect to the federal income tax consequences of the Merger will be passed upon for Citicorp by Shearman & Sterling, Citicorp's outside legal counsel.

                   SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the 1999 Annual Meeting of Stockholders of Citigroup must be received by the Secretary of Citigroup not later than December 22, 1998 for inclusion in the proxy materials for such meeting.

     Due to the contemplated consummation of the Merger, Citicorp does not currently expect to hold a 1999 Annual Meeting of Stockholders because Citicorp will be a wholly owned subsidiary of Citigroup following the Merger. In the event that the Merger is not consummated and such a meeting is held, to be eligible for inclusion in Citicorp's proxy statement and form of proxy relating to that meeting, proposals of stockholders intended to be presented at such meeting must be received by Citicorp either (i) within a reasonable time after Citicorp announces publicly the date of the meeting and before Citicorp mails its proxy statement to stockholders in connection with such meeting, or (ii) no later than November 10, 1998, if Citicorp shall have announced publicly its intention not to consummate the Merger prior to such date.

                      WHERE YOU CAN FIND MORE INFORMATION

     Travelers and Citicorp file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Travelers and Citicorp public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at "http:// www.sec.gov." Reports, proxy statements and other information concerning Travelers and Citicorp also may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Travelers has filed the Registration Statement to register with the SEC the shares of Citigroup Common Stock, New Citigroup Preferred Stock and New Citigroup Depositary Shares to be issued to Citicorp stockholders in the Merger. This Joint Proxy Statement/Prospectus is a part of the Registration Statement and constitutes a prospectus of Travelers, a proxy statement of Travelers for the Travelers Special Meeting and a proxy statement of Citicorp for the Citicorp Special Meeting.

     As allowed by SEC rules, this Joint Proxy Statement/Prospectus does not contain all the information that stockholders can find in the Registration Statement or the exhibits to the Registration Statement.

     The SEC allows Travelers and Citicorp to "incorporate by reference" information into this Joint Proxy Statement/Prospectus, which means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Joint Proxy Statement/Prospectus, except for any information superseded by information contained directly in the Joint Proxy Statement/Prospectus. This Joint Proxy Statement/ Prospectus incorporates by reference the documents set forth below that Travelers and Citicorp have previously filed with the SEC. These documents contain important information about the companies and their financial condition.

TRAVELERS SEC FILINGS (FILE NO. 1-9924)        PERIOD
Annual Report on Form 10-K                     Year ended December 31, 1997
Quarterly Report on Form 10-Q                  Three months ended March 31, 1998
Current Reports on Form 8-K                    Dated January 8, 1998, January 28, 1998,
                                               February 17, 1998, April 6, 1998, April 8,
                                               1998, April 20, 1998 and June 1, 1998
Registration Statement on Form 8-B             Dated May 10, 1988, setting forth a
                                               description of the Travelers Common Stock
                                               (including any amendments or reports filed
                                               for the purpose of updating such description)

CITICORP SEC FILINGS (FILE NO. 1-5738)         PERIOD
Annual Report on Form 10-K                     Year ended December 31, 1997
Quarterly Report on Form 10-Q                  Three months ended March 31, 1998
Current Reports on Form 8-K                    Dated January 21, 1998, April 5, 1998, April
                                               8, 1998 and April 21, 1998

     Travelers and Citicorp incorporate by reference additional documents that either company may file with the SEC between the date of this Joint Proxy Statement/Prospectus and the dates of the special meetings. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Travelers has supplied all information contained or incorporated by reference in this Joint Proxy Statement/ Prospectus relating to Travelers, and Citicorp has supplied all such information relating to Citicorp.

     If you are a stockholder of Travelers or Citicorp, Travelers or Citicorp, as the case may be, may have sent you some of the documents incorporated by reference, but you can obtain any of them through Travelers or Citicorp, as the case may be, or the SEC or the SEC's Internet World Wide Web site described above.

Documents incorporated by reference are available from the companies without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this Joint Proxy Statement/Prospectus. Stockholders of Travelers or Citicorp may obtain documents incorporated by reference in this Joint Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

           TRAVELERS GROUP INC.
           388 Greenwich Street
           New York, New York 10013
           Attention: Charles O. Prince, III -- Secretary

           CITICORP
           Corporate Affairs Distribution
           850 Third Avenue, 13th Floor
           New York, New York 10043
           Attention: Jeffrey Barnard

     If you would like to request documents from either company, please do so by July 10, 1998 to receive them before the Travelers Special Meeting and/or Citicorp Special Meeting. If you request any incorporated documents from us we will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

     You should rely only on the information contained or incorporated by reference in this Joint Proxy Statement/Prospectus to vote your shares at the Travelers Special Meeting and/or Citicorp Special Meeting. Travelers and Citicorp have not authorized anyone to provide you with information that is different from what is contained in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus is dated June 11, 1998. You should not assume that the information contained in the Joint Proxy Statement/Prospectus is accurate as of any date other than that date, and neither the mailing of this Joint Proxy Statement/Prospectus to stockholders nor the issuance of Citigroup's securities in the Merger shall create any implication to the contrary.

                       TRAVELERS GROUP INC. AND CITICORP

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined statement of financial position combines the historical consolidated statement of financial position of Travelers and the historical consolidated statement of financial position of Citicorp giving effect to the Merger as if it had been consummated on March 31, 1998. The following unaudited pro forma condensed combined statements of income combine the historical statements of income of Travelers and Citicorp giving effect to the Merger as if it had occurred on January 1, 1995. This information should be read in conjunction with the accompanying notes hereto, the separate historical financial statements of Travelers as of March 31, 1998 and for the three months ended March 31, 1998 and 1997, and for each of the three years ended December 31, 1997 which are contained in Travelers' Quarterly Report on Form 10-Q for the three month period ended March 31, 1998 and its Annual Report on Form 10-K for the fiscal year ended December 31, 1997, respectively, and the separate historical financial statements of Citicorp as of March 31, 1998 and for the three months ended March 31, 1998 and 1997, and for each of the three years ended December 31, 1997, which are contained in Citicorp's Quarterly Report on Form 10-Q for the three month period ended March 31, 1998 and its Annual Report on Form 10-K for the fiscal year ended December 31, 1997, respectively.

     The pro forma data is not necessarily indicative of the results of operations that would have occurred had the Merger been consummated on the date indicated or of future operations of the combined company.

                       TRAVELERS GROUP INC. AND CITICORP

     UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION
                              AS OF MARCH 31, 1998
                                 (in millions)

                                                   TRAVELERS     CITICORP     PRO FORMA    PRO FORMA
                                                   HISTORICAL   HISTORICAL   ADJUSTMENTS   COMBINED
                                                   ----------   ----------   -----------   ---------
ASSETS
Cash and cash equivalents........................   $  3,943     $ 21,877     $     --     $ 25,820
Investments......................................     64,156       35,922                   100,078
Federal funds sold and securities borrowed or
  purchased under agreements to resell...........    115,936       21,858                   137,794
Brokerage receivables............................     41,303                                 41,303
Trading account assets...........................    124,567       39,740                   164,307
Consumer loans...................................     11,475      105,945                   117,420
Commercial loans.................................         --       82,655                    82,655
Allowance for credit losses......................       (331)      (5,828)                   (6,159)
                                                    --------     --------     --------     --------
  Loans, net.....................................     11,144      182,772           --      193,916
Reinsurance recoverables.........................      9,622                                  9,622
Separate and variable accounts...................     12,943                                 12,943
Other assets.....................................     24,861       28,245                    53,106
                                                    --------     --------     --------     --------
       Total assets..............................   $408,475     $330,414     $     --     $738,889
                                                    ========     ========     ========     ========
LIABILITIES
Deposits.........................................   $     --     $214,719     $     --     $214,719
Investment banking and brokerage borrowings......     18,195                                 18,195
Short-term borrowings............................      3,804       10,351                    14,155
Long-term debt...................................     29,288       19,409                    48,697
Federal funds purchased and securities loaned or
  sold under agreements to repurchase............    118,312       11,106                   129,418
Brokerage payables...............................     56,624                                 56,624
Trading account liabilities......................     65,177       31,291                    96,468
Insurance policy and claims reserves.............     43,766                                 43,766
Contractholder funds and separate and variable
  accounts.......................................     28,120                                 28,120
Other liabilities................................     20,451       21,317                    41,768
                                                    --------     --------     --------     --------
       Total liabilities.........................    383,737      308,193           --      691,930
                                                    --------     --------     --------     --------
Redeemable preferred stock -- Series I...........        280                                    280
Trust preferred securities -- parent obligated...      1,200          750         (750)       1,200
Trust preferred securities -- subsidiary
  obligated......................................      1,645                       750        2,395
STOCKHOLDERS' EQUITY
Preferred stock..................................      1,450        1,600                     3,050
Common stock.....................................         12          506         (495)          23
Additional paid-in capital.......................      5,872        6,493       (4,234)       8,131
Retained earnings................................     16,369       17,564                    33,933
Treasury stock, at cost..........................     (2,630)      (4,729)       4,729       (2,630)
Accumulated other changes in equity from nonowner
  sources........................................      1,115           37                     1,152
Unearned compensation............................       (575)                                  (575)
                                                    --------     --------     --------     --------
       Total stockholders' equity................     21,613       21,471           --       43,084
                                                    --------     --------     --------     --------
          Total liabilities and stockholders'
            equity...............................   $408,475     $330,414     $     --     $738,889
                                                    ========     ========     ========     ========

   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements

                       TRAVELERS GROUP INC. AND CITICORP

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                    (in millions, except per share amounts)

                                                              TRAVELERS      CITICORP     PRO FORMA
                                                              HISTORICAL    HISTORICAL    COMBINED
                                                              ----------    ----------    ---------
REVENUES:
Loan interest, including fees...............................   $    407       $4,843      $  5,250
Other interest and dividends................................      4,421        1,460         5,881
Insurance premiums..........................................      2,340                      2,340
Commissions and fees........................................      1,434        1,441         2,875
Principal transactions......................................        780          585         1,365
Asset management and administration fees....................        498                        498
Realized gains from sales of investments....................        144          241           385
Other income................................................        344          499           843
                                                               --------       ------      --------
Total revenues..............................................     10,368        9,069        19,437
Interest expense............................................      3,177        3,464         6,641
                                                               --------       ------      --------
       Total revenues, net of interest expense..............      7,191        5,605        12,796
                                                               --------       ------      --------
OPERATING EXPENSES:
Policyholder benefits and claims............................      1,994                      1,994
Non-insurance compensation and benefits.....................      1,782        1,714         3,496
Insurance underwriting, acquisition and operating...........        812                        812
Provision for credit losses.................................         87          507           594
Other operating.............................................        756        1,680         2,436
                                                               --------       ------      --------
       Total operating expenses.............................      5,431        3,901         9,332
                                                               --------       ------      --------
Income before income taxes and minority interest............      1,760        1,704         3,464
Provision for income taxes..................................        609          639         1,248
Minority interest, net of income taxes......................         58                         58
                                                               --------       ------      --------
NET INCOME..................................................   $  1,093       $1,065      $  2,158
                                                               ========       ======      ========
BASIC EARNINGS PER SHARE:
Net income..................................................   $   0.95       $ 2.28      $   0.93
                                                               ========       ======      ========
Weighted average common shares outstanding..................    1,116.2        452.1       2,246.5
                                                               ========       ======      ========
DILUTED EARNINGS PER SHARE:
Net income..................................................   $   0.91       $ 2.23      $   0.90
                                                               ========       ======      ========
Adjusted weighted average common shares outstanding.........    1,173.1        463.2       2,331.1
                                                               ========       ======      ========
SUPPLEMENTAL INFORMATION:
Net interest revenue........................................   $  1,651       $2,839      $  4,490
Net interest revenue after provision for credit losses......   $  1,564       $2,332      $  3,896

   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements

                       TRAVELERS GROUP INC. AND CITICORP

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
                    (in millions, except per share amounts)

                                                              TRAVELERS      CITICORP     PRO FORMA
                                                              HISTORICAL    HISTORICAL    COMBINED
                                                              ----------    ----------    ---------
REVENUES:
Loan interest, including fees...............................   $    306       $4,554      $  4,860
Other interest and dividends................................      3,498        1,303         4,801
Insurance premiums..........................................      2,224                      2,224
Commissions and fees........................................      1,206        1,352         2,558
Principal transactions......................................        762          495         1,257
Asset management and administration fees....................        389                        389
Realized gains from sales of investments....................         17          108           125
Other income................................................        298          437           735
                                                               --------       ------      --------
Total revenues..............................................      8,700        8,249        16,949
Interest expense............................................      2,378        3,053         5,431
                                                               --------       ------      --------
       Total revenues, net of interest expense..............      6,322        5,196        11,518
                                                               --------       ------      --------
OPERATING EXPENSES:
Policyholder benefits and claims............................      1,905                      1,905
Non-insurance compensation and benefits.....................      1,548        1,665         3,213
Insurance underwriting, acquisition and operating...........        805                        805
Provision for credit losses.................................         72          423           495
Other operating.............................................        645        1,504         2,149
                                                               --------       ------      --------
       Total operating expenses.............................      4,975        3,592         8,567
                                                               --------       ------      --------
Income before income taxes and minority interest............      1,347        1,604         2,951
Provision for income taxes..................................        483          609         1,092
Minority interest, net of income taxes......................         49                         49
                                                               --------       ------      --------
NET INCOME..................................................   $    815       $  995      $  1,810
                                                               ========       ======      ========
BASIC EARNINGS PER SHARE:
Net income..................................................   $   0.71       $ 2.07      $   0.77
                                                               ========       ======      ========
Weighted average common shares outstanding..................    1,103.9        461.4       2,257.4
                                                               ========       ======      ========
DILUTED EARNINGS PER SHARE:
Net income..................................................   $   0.67       $ 2.01      $   0.74
                                                               ========       ======      ========
Adjusted weighted average common shares outstanding.........    1,182.0        475.7       2,371.3
                                                               ========       ======      ========
SUPPLEMENTAL INFORMATION:
Net interest revenue........................................   $  1,426       $2,804      $  4,230
Net interest revenue after provision for credit losses......   $  1,354       $2,381      $  3,735

   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements

                       TRAVELERS GROUP INC. AND CITICORP

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                    (in millions, except per share amounts)

                                                              TRAVELERS      CITICORP     PRO FORMA
                                                              HISTORICAL    HISTORICAL    COMBINED
                                                              ----------    ----------    ---------
REVENUES:
Loan interest, including fees...............................   $  1,404      $18,967      $ 20,371
Other interest and dividends................................     16,214        5,516        21,730
Insurance premiums..........................................      8,995                      8,995
Commissions and fees........................................      5,119        5,817        10,936
Principal transactions......................................      2,504        1,727         4,231
Asset management and administration fees....................      1,715                      1,715
Realized gains from sales of investments....................        406          668         1,074
Other income................................................      1,252        2,002         3,254
                                                               --------      -------      --------
Total revenues..............................................     37,609       34,697        72,306
Interest expense............................................     11,443       13,081        24,524
                                                               --------      -------      --------
       Total revenues, net of interest expense..............     26,166       21,616        47,782
                                                               --------      -------      --------
OPERATING EXPENSES:
Policyholder benefits and claims............................      7,714                      7,714
Non-insurance compensation and benefits.....................      6,345        6,617        12,962
Insurance underwriting, acquisition and operating...........      3,236                      3,236
Provision for credit losses.................................        277        1,907         2,184
Restructuring charge........................................        838          889         1,727
Other operating.............................................      2,744        6,481         9,225
                                                               --------      -------      --------
       Total operating expenses.............................     21,154       15,894        37,048
                                                               --------      -------      --------
Income before income taxes and minority interest............      5,012        5,722        10,734
Provision for income taxes..................................      1,696        2,131         3,827
Minority interest, net of income taxes......................        212                        212
                                                               --------      -------      --------
NET INCOME..................................................   $  3,104      $ 3,591      $  6,695
                                                               ========      =======      ========
BASIC EARNINGS PER SHARE:
Net income..................................................   $   2.69      $  7.53      $   2.85
                                                               ========      =======      ========
Weighted average common shares outstanding..................    1,102.6        458.1       2,247.9
                                                               ========      =======      ========
DILUTED EARNINGS PER SHARE:
Net income..................................................   $   2.54      $  7.33      $   2.74
                                                               ========      =======      ========
Adjusted weighted average common shares outstanding.........    1,179.9        471.1       2,357.7
                                                               ========      =======      ========
SUPPLEMENTAL INFORMATION:
Net interest revenue........................................   $  6,175      $11,402      $ 17,577
Net interest revenue after provision for credit losses......   $  5,898      $ 9,495      $ 15,393

   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements

                       TRAVELERS GROUP INC. AND CITICORP

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                    (in millions, except per share amounts)

                                                              TRAVELERS      CITICORP     PRO FORMA
                                                              HISTORICAL    HISTORICAL    COMBINED
                                                              ----------    ----------    ---------
REVENUES:
Loan interest, including fees...............................   $  1,163      $18,509      $ 19,672
Other interest and dividends................................     13,286        4,840        18,126
Insurance premiums..........................................      7,633                      7,633
Commissions and fees........................................      4,637        5,469        10,106
Principal transactions......................................      3,027        1,501         4,528
Asset management and administration fees....................      1,390                      1,390
Realized gains from sales of investments....................         55          210           265
Other income................................................      1,223        2,076         3,299
                                                               --------      -------      --------
Total revenues..............................................     32,414       32,605        65,019
Interest expense............................................      8,927       12,409        21,336
                                                               --------      -------      --------
       Total revenues, net of interest expense..............     23,487       20,196        43,683
                                                               --------      -------      --------
OPERATING EXPENSES:
Policyholder benefits and claims............................      7,366                      7,366
Non-insurance compensation and benefits.....................      5,804        6,244        12,048
Insurance underwriting, acquisition and operating...........      3,013                      3,013
Provision for credit losses.................................        260        1,926         2,186
Other operating.............................................      2,481        5,953         8,434
                                                               --------      -------      --------
       Total operating expenses.............................     18,924       14,123        33,047
                                                               --------      -------      --------
Gain on sale of subsidiaries and affiliates.................        445                        445
                                                               --------      -------      --------
Income before income taxes and minority interest............      5,008        6,073        11,081
Provision for income taxes..................................      1,679        2,285         3,964
Minority interest, net of income taxes......................         47                         47
                                                               --------      -------      --------
Income from continuing operations...........................   $  3,282      $ 3,788      $  7,070
                                                               ========      =======      ========
BASIC EARNINGS PER SHARE:
Income from continuing operations...........................   $   2.84      $  7.73      $   2.97
                                                               ========      =======      ========
Weighted average common shares outstanding..................    1,097.6        469.6       2,271.6
                                                               ========      =======      ========
DILUTED EARNINGS PER SHARE:
Income from continuing operations...........................   $   2.71      $  7.43      $   2.84
                                                               ========      =======      ========
Adjusted weighted average common shares outstanding.........    1,170.6        489.3       2,393.9
                                                               ========      =======      ========
SUPPLEMENTAL INFORMATION:
Net interest revenue........................................   $  5,522      $10,940      $ 16,462
Net interest revenue after provision for credit losses......   $  5,262      $ 9,014      $ 14,276

   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements

                       TRAVELERS GROUP INC. AND CITICORP

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                    (in millions, except per share amounts)

                                                              TRAVELERS      CITICORP     PRO FORMA
                                                              HISTORICAL    HISTORICAL    COMBINED
                                                              ----------    ----------    ---------
REVENUES:
Loan interest, including fees...............................   $  1,119      $17,808      $ 18,927
Other interest and dividends................................     13,045        5,155        18,200
Insurance premiums..........................................      4,977                      4,977
Commissions and fees........................................      3,713        5,165         8,878
Principal transactions......................................      2,140        1,612         3,752
Asset management and administration fees....................      1,087                      1,087
Realized gains from sales of investments....................        152          132           284
Other income................................................      1,054        1,818         2,872
                                                               --------      -------      --------
Total revenues..............................................     27,287       31,690        58,977
Interest expense............................................      9,378       13,012        22,390
                                                               --------      -------      --------
       Total revenues, net of interest expense..............     17,909       18,678        36,587
                                                               --------      -------      --------
OPERATING EXPENSES:
Policyholder benefits and claims............................      5,017                      5,017
Non-insurance compensation and benefits.....................      5,149        5,726        10,875
Insurance underwriting, acquisition and operating...........      1,912                      1,912
Provision for credit losses.................................        171        1,991         2,162
Other operating.............................................      2,320        5,376         7,696
                                                               --------      -------      --------
       Total operating expenses.............................     14,569       13,093        27,662
                                                               --------      -------      --------
Loss on sale of subsidiaries and affiliates.................        (20)                       (20)
                                                               --------      -------      --------
Income before income taxes..................................      3,320        5,585         8,905
Provision for income taxes..................................      1,179        2,121         3,300
                                                               --------      -------      --------
Income from continuing operations...........................   $  2,141      $ 3,464      $  5,605
                                                               ========      =======      ========
BASIC EARNINGS PER SHARE:
Income from continuing operations...........................   $   1.81      $  7.60      $   2.40
                                                               ========      =======      ========
Weighted average common shares outstanding..................    1,099.4        411.5       2,128.2
                                                               ========      =======      ========
DILUTED EARNINGS PER SHARE:
Income from continuing operations...........................   $   1.74      $  6.50      $   2.18
                                                               ========      =======      ========
Adjusted weighted average common shares outstanding.........    1,184.4        510.2       2,459.9
                                                               ========      =======      ========
SUPPLEMENTAL INFORMATION:
Net interest revenue........................................   $  4,786      $ 9,951      $ 14,737
Net interest revenue after provision for credit losses......   $  4,615      $ 7,960      $ 12,575

   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements

                       TRAVELERS GROUP INC. AND CITICORP

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

1.  DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION

     The Merger Agreement provides that each share of Citicorp Common Stock will be exchanged for 2.5 shares of Citigroup Common Stock. The Merger, which is expected to be completed in the third quarter of 1998, is expected to be accounted for under the "pooling of interests" method and, accordingly, Travelers' historical consolidated financial statements presented in future reports will be restated to include the accounts and results of Citicorp. The Merger and/or related transactions are subject to customary closing conditions, including regulatory and Travelers and Citicorp stockholder approval.

2.  ACCOUNTING POLICIES AND FINANCIAL STATEMENT CLASSIFICATIONS

     Travelers and Citicorp are in the process of reviewing their accounting policies and financial statement classifications and, as a result of this review, it may be necessary to restate either Travelers' or Citicorp's financial statements to conform to those accounting policies and classifications that are determined to be most appropriate.

3.  INTERCOMPANY TRANSACTIONS

     Transactions between Travelers and Citicorp are not material in relation to the pro forma combined financial statements and therefore intercompany balances have not been eliminated from the pro forma combined accounts.

4.  PRO FORMA ADJUSTMENTS

     The pro forma adjustments to common stock, additional paid-in capital and treasury stock reflect the retirement of shares of Citicorp Common Stock held in treasury and the issuance at March 31, 1998 of 1,128.8 million shares of Citigroup Common Stock to effect the Merger, calculated by multiplying the number of shares of Citicorp Common Stock outstanding at March 31, 1998 (451.5 million shares) by the Exchange Ratio (2.5). The number of shares to be issued at consummation of the Merger will be based on the actual number of shares of Citicorp Common Stock outstanding at that time. Additionally, the pro forma adjustments transfer Citicorp's trust preferred securities to subsidiary obligated to reflect the merger of Citicorp into a newly formed, wholly owned subsidiary of Travelers.

5.  PRO FORMA CAPITAL RATIOS

     The pro forma combined risk-based capital and leverage ratios at March 31, 1998 are estimated to be:

Tier 1 Capital Ratio..................................   8.5%
Total Capital Ratio...................................  11.1%
Leverage Ratio........................................   5.7%

6.  PRO FORMA EARNINGS PER SHARE

     The pro forma combined basic and diluted earnings per share for the respective periods presented is based on the combined weighted average number of common shares and adjusted weighted average shares of Travelers and Citicorp. The number of weighted average common shares and adjusted weighted average shares of Citicorp is based on an Exchange Ratio of 2.5 shares of Citigroup Common Stock for each issued

                       TRAVELERS GROUP INC. AND CITICORP

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)

and outstanding share of Citicorp. The pro forma combined basic and diluted earnings per share have been calculated as follows:

                                                 FOR THE THREE MONTHS
                                                    ENDED MARCH 31,       FOR THE YEAR ENDED DECEMBER 31,
                                                 ---------------------   ---------------------------------
                                                   1998        1997        1997        1996        1995
                                                 ---------   ---------   ---------   ---------   ---------
                                                          (in millions, except per share amounts)
Income from continuing operations..............  $  2,158    $  1,810    $  6,695    $  7,070    $  5,605
Preferred dividends............................       (63)        (74)       (279)       (319)       (491)
                                                 --------    --------    --------    --------    --------
Income from continuing operations available to
  common stockholders for basic EPS............     2,095       1,736       6,416       6,751       5,114
Effect of dilutive securities..................         6          10          36          56         259
                                                 --------    --------    --------    --------    --------
Income from continuing operations available to
  common stockholders for diluted EPS..........  $  2,101    $  1,746    $  6,452    $  6,807    $  5,373
                                                 ========    ========    ========    ========    ========
Weighted average common shares outstanding
  applicable to basic EPS......................   2,246.5     2,257.4     2,247.9     2,271.6     2,128.2
Effect of dilutive securities:
  Convertible securities.......................      13.2        26.7        25.2        44.9       264.0
  Employee stock plans.........................      65.3        80.2        77.6        72.4        66.1
  Warrants.....................................       6.1         7.0         7.0         5.0         1.6
                                                 --------    --------    --------    --------    --------
Adjusted weighted average common shares
  outstanding applicable to diluted EPS........   2,331.1     2,371.3     2,357.7     2,393.9     2,459.9
                                                 ========    ========    ========    ========    ========
Basic earnings per share:
  Continuing operations........................  $   0.93    $   0.77    $   2.85    $   2.97    $   2.40
                                                 ========    ========    ========    ========    ========
Diluted earnings per share:
  Continuing operations........................  $   0.90    $   0.74    $   2.74    $   2.84    $   2.18
                                                 ========    ========    ========    ========    ========

7.  RESTRUCTURING CHARGES AND FUTURE COST SAVINGS

     The pro forma financial statements do not reflect any restructuring costs related to the Merger. Management has not yet determined the amount of such costs; however, a restructuring charge may be recorded after the consummation of the Merger. Management does not anticipate that any such charge will be material to the financial position of the combined company.

     The pro forma financial statements do not reflect any future cost savings that may result from the reduction of overhead expenses, changes in corporate infrastructure and the elimination of redundant expenses. Although management expects that cost savings will result from the Merger, there can be no assurance that cost savings will be achieved.

     The statements contained in note 7 above may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act. Forward-looking statements are typically identified by the words "believe," "expect," "anticipate," "intend," "estimate" and similar expressions. These forward-looking statements are based largely on management's expectations and are subject to a number of uncertainties. Actual results could differ materially from these forward-looking statements. Neither Travelers nor Citicorp undertakes any obligation to update publicly or revise any forward-looking statements.

                                                                         ANNEX A
================================================================================

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                              TRAVELERS GROUP INC.

                                      AND

                                    CITICORP

                           DATED AS OF APRIL 5, 1998

================================================================================

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                                   ARTICLE I
              THE MERGER..................................................   A-1
SECTION 1.01  The Merger..................................................   A-1
SECTION 1.02  Closing.....................................................   A-2
SECTION 1.03  Effective Time..............................................   A-2
SECTION 1.04  Effects of the Merger.......................................   A-2
SECTION 1.05  Certificate of Incorporation and By-laws....................   A-2
SECTION 1.06  Boards, Committees and Officers.............................   A-2
SECTION 1.07  Reservation of Right to Revise Transaction..................   A-2
                                   ARTICLE II
              EFFECT OF THE MERGER ON THE CAPITAL STOCK
              OF THE CONSTITUENT CORPORATIONS;
              EXCHANGE OF CERTIFICATES....................................   A-2
SECTION 2.01  Effect on Capital Stock.....................................   A-2
SECTION 2.02  Exchange of Certificates....................................   A-3
SECTION 2.03  Certain Adjustments.........................................   A-6
                                  ARTICLE III
              REPRESENTATIONS AND WARRANTIES..............................   A-6
SECTION 3.01  Representations and Warranties of Citicorp..................   A-6
SECTION 3.02  Representations and Warranties of Travelers.................  A-15
                                   ARTICLE IV
              COVENANTS RELATING TO CONDUCT OF BUSINESS...................  A-24
SECTION 4.01  Conduct of Business.........................................  A-24
SECTION 4.02  No Solicitation by Citicorp.................................  A-27
SECTION 4.03  No Solicitation by Travelers................................  A-28
                                   ARTICLE V
              ADDITIONAL AGREEMENTS.......................................  A-30
SECTION 5.01  Preparation of the Form S-4 and the Joint Proxy Statement;
              Stockholders Meetings.......................................  A-30
SECTION 5.02  Letters of Citicorp's Accountants...........................  A-31
SECTION 5.03  Letters of Travelers' Accountants...........................  A-31
SECTION 5.04  Access to Information; Confidentiality......................  A-31
SECTION 5.05  Best Efforts, Cooperation...................................  A-31
SECTION 5.06  Stock Options and Restricted Stock..........................  A-33
SECTION 5.07  Indemnification, Exculpation and Insurance..................  A-34
SECTION 5.08  Fees and Expenses...........................................  A-34
SECTION 5.09  Public Announcements........................................  A-34
SECTION 5.10  Affiliates..................................................  A-35
SECTION 5.11  NYSE and PSE Listing........................................  A-35
SECTION 5.12  Stockholder Litigation......................................  A-35
SECTION 5.13  Tax Treatment...............................................  A-35
SECTION 5.14  Pooling of Interests........................................  A-35

                                                                            PAGE
                                                                            ----
SECTION 5.15  Travelers Preferred Stock...................................  A-35
SECTION 5.16  Standstill Agreements; Confidentiality Agreements...........  A-36
SECTION 5.17  Compliance with 1940 Act Section 15.........................  A-36
SECTION 5.18  Consent Procedure...........................................  A-36
SECTION 5.19  Employee Benefit Plans......................................  A-36
                                   ARTICLE VI
              CONDITIONS PRECEDENT........................................  A-37
SECTION 6.01  Conditions to Each Party's Obligation to Effect the
              Merger......................................................  A-37
SECTION 6.02  Conditions to Obligations of Travelers......................  A-38
SECTION 6.03  Conditions to Obligations of Citicorp.......................  A-38
SECTION 6.04  Frustration of Closing Conditions...........................  A-38
                                  ARTICLE VII
              TERMINATION, AMENDMENT AND WAIVER...........................  A-39
SECTION 7.01  Termination.................................................  A-39
SECTION 7.02  Effect of Termination.......................................  A-39
SECTION 7.03  Amendment...................................................  A-39
SECTION 7.04  Extension; Waiver...........................................  A-40
SECTION 7.05  Procedure for Termination, Amendment, Extension or Waiver...  A-40
                                  ARTICLE VIII
              GENERAL PROVISIONS..........................................  A-40
SECTION 8.01  Nonsurvival of Representations and Warranties...............  A-40
SECTION 8.02  Notices.....................................................  A-40
SECTION 8.03  Definitions.................................................  A-41
SECTION 8.04  Interpretation..............................................  A-41
SECTION 8.05  Counterparts................................................  A-42
SECTION 8.06  Entire Agreement; No Third-Party Beneficiaries..............  A-42
SECTION 8.07  Governing Law...............................................  A-42
SECTION 8.08  Assignment..................................................  A-42
SECTION 8.09  Consent to Jurisdiction.....................................  A-42
SECTION 8.10  Headings....................................................  A-42
SECTION 8.11  Severability................................................  A-42

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this Agreement), dated as of April 5, 1998, by and between TRAVELERS GROUP INC., a Delaware corporation ("Travelers"), and CITICORP, a Delaware corporation ("Citicorp").

                              W I T N E S S E T H:

     WHEREAS, the respective Boards of Directors of Travelers and Citicorp have approved the merger of Citicorp with and into Travelers (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby (a) each issued and outstanding share of common stock, par value $1.00 per share, of Citicorp ("Citicorp Common Stock"), other than shares owned by Travelers or Citicorp, will be converted into the right to receive the Merger Consideration (as defined in Section 2.01(b)) and (b) each issued and outstanding share of Citicorp Preferred Stock (as defined in Section 3.01(c)), other than shares owned by Travelers or Citicorp, will be converted into the right to receive one share of the corresponding series of preferred stock, with a par value of $1.00 per share, of Travelers pursuant to Article II (collectively, "Travelers Preferred Stock");

     WHEREAS, the respective Boards of Directors of Travelers and Citicorp have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals;

     WHEREAS, Travelers and Citicorp desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, for financial accounting purposes, it is intended that the Merger will be accounted for as a pooling of interests transaction.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Citicorp shall be merged with and into Travelers at the Effective Time (as defined in Section 1.03). Following the Effective Time, Travelers shall be the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Citicorp in accordance with the DGCL.

     SECTION 1.02 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI, unless another time or date is agreed to by the parties hereto; provided, however, that each of Travelers and Citicorp by notice to the other party shall have the right to delay the Closing by up to 90 days following the date on which the Closing would otherwise have occurred hereunder to the extent necessary in order to obtain any material governmental, regulatory or other third-party approvals, consents, orders or authorizations required in connection with or as a result of the transactions contemplated hereby (including the Board of Governors of the Federal Reserve System and applicable state insurance authorities) that have not yet then been obtained in connection with the Closing. The Closing will be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022 or at such other location in the City of New York as the parties hereto shall agree to in writing.

     SECTION 1.03 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such subsequent date or time as Travelers and Citicorp shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

     SECTION 1.04 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

     SECTION 1.05 Certificate of Incorporation and By-laws. The Restated Certificate of Incorporation and By-laws of Travelers shall be the certificate of incorporation and by-laws, respectively, of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, except that as of the Effective Time (i) the By-laws shall be amended as necessary to reflect the provisions of Section 1.06 and (ii) the Restated Certificate of Incorporation shall be amended to change the name of the Surviving Corporation to a name agreed to in writing by Travelers and Citicorp.

     SECTION 1.06 Boards, Committees and Officers. The Chairman and Chief Executive Officer of Travelers and the Chairman of Citicorp shall serve as the Co-Chairmen and Co-Chief Executive Officers of the Surviving Corporation. Prior to the Effective Time, Travelers and Citicorp shall mutually determine the other individuals who will serve as officers of the Surviving Corporation. Such officers shall be appointed by the Board of Directors of the Surviving Corporation in accordance with its by-laws. The initial Board of Directors and committees of the Board of Directors of the Surviving Corporation shall be constituted of an equal number of directors designated by each of Travelers and Citicorp, with the total number of directors comprising the initial Board of Directors of the Surviving Corporation to equal twenty-four (all of whom, other than the Co-Chairmen, shall be outside directors).

     SECTION 1.07 Reservation of Right to Revise Transaction. If each of Travelers and Citicorp agree in writing, they may change the method of effecting the business combination between Travelers and Citicorp, and each party shall cooperate in such efforts, including to provide for a different form of merger; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be received by holders of Citicorp Common Stock or Citicorp Preferred Stock, (ii) adversely affect the proposed accounting treatment for the Merger or the tax treatment to Travelers, Citicorp or their respective stockholders as a result of receiving the Merger Consideration, or
(iii) materially delay receipt of any approval referred to in this Agreement or the consummation of the transactions contemplated hereby.

                                   ARTICLE II

                   EFFECT OF THE MERGER ON THE CAPITAL STOCK
                        OF THE CONSTITUENT CORPORATIONS;
                            EXCHANGE OF CERTIFICATES

     SECTION 2.01 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Citicorp Common Stock, Citicorp Preferred Stock, Travelers Common Stock or Travelers Preferred Stock:

          (a) Cancellation of Treasury Stock and Travelers-Owned Stock. Each share of Citicorp Common Stock and Citicorp Preferred Stock that is owned by Citicorp or Travelers shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; provided, however, that any shares of Citicorp Common Stock and Citicorp Preferred Stock (i) held by Citicorp or Travelers in connection with any market making or proprietary trading activity or for the account of another person, (ii) as to which Citicorp or Travelers is or may be required to act as a fiduciary or in a similar capacity or (iii) the cancellation of which would violate any legal duties or obligations of Citicorp or Travelers, in each case shall not be cancelled but, instead, shall be treated as set forth in Section 2.01(b) (in the case of Citicorp Common Stock) or 2.01(c) (in the case of Citicorp Preferred Stock).

          (b) Conversion of Citicorp Common Stock. Subject to Section 2.02(e), each issued and outstanding share of Citicorp Common Stock (other than shares to be cancelled in accordance with Section 2.01(a)) shall be converted into the right to receive 2.50 (the "Exchange Ratio") fully paid and nonassessable shares of common stock, par value $.01 per share (the "Travelers Common Stock"), of Travelers (the "Merger Consideration"). As of the Effective Time, all such shares of Citicorp Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Citicorp Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Travelers Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.02, without interest.

          (c) Conversion of Citicorp Preferred Stock. Each issued and outstanding share of Citicorp Preferred Stock (other than shares to be cancelled in accordance with Section 2.01(a)) shall be converted into the right to receive one fully paid and nonassessable share of the corresponding series of Travelers Preferred Stock, which Travelers Preferred Stock (i) shall have terms that are substantially identical to the Citicorp Preferred Stock (provided that, as a result of the Merger, the issuer thereof shall be Travelers rather than Citicorp), (ii) shall all be on a parity with each other and each series of Travelers Preferred Stock then outstanding with respect to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up and (iii) shall be issued pursuant to action taken by the Board of Directors of Travelers. As of the Effective Time, all such shares of Citicorp Preferred Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Citicorp Preferred Stock shall cease to have any rights with respect thereto, except the right to receive one share of the corresponding series of Travelers Preferred Stock to be issued in consideration therefor upon surrender of such certificate in accordance with Section 2.02, without interest.

     SECTION 2.02  Exchange of Certificates.

          (a) Exchange Agent. As of the Effective Time, Travelers shall enter into an agreement with Citicorp as exchange agent for the Merger (Citicorp solely in such capacity as exchange agent, the "Exchange Agent"), which shall provide that Travelers shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of Citicorp Common Stock and Citicorp Preferred Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Travelers Common Stock and Travelers Preferred Stock (such shares of Travelers Common Stock and Travelers Preferred Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, any Excess Shares (as defined in Section 2.02(e)) and any cash (including cash proceeds from the sale of the Excess Shares) payable in lieu of any fractional shares of Travelers Common Stock being hereinafter referred to as the "Exchange Fund") issuable pursuant to
     Section 2.01 in exchange for outstanding shares of Citicorp Common Stock and Citicorp Preferred Stock.

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Citicorp Common Stock or Citicorp Preferred Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration or shares of Travelers Preferred Stock, as applicable, pursuant to Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Travelers and Citicorp may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration or shares of Travelers Preferred Stock, as applicable. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Travelers Common Stock or Travelers Preferred Stock which such holder has the right to receive pursuant to the provisions of this
     Article II, certain dividends or other distributions in accordance with
     Section 2.02(c) and cash in lieu of any fractional share of Travelers Common Stock in accordance with Section 2.02(e), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Citicorp Common Stock or Citicorp Preferred Stock which is not registered in the transfer records of Citicorp, a certificate representing the proper number of shares of Travelers Common Stock or Travelers Preferred Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate is properly endorsed or otherwise in proper form for transfer and the person requesting such issuance pays any transfer or other taxes required by reason of the issuance of shares of Travelers Common Stock or Travelers Preferred Stock to a person other than the registered holder of such Certificate or establishes to the satisfaction of Travelers that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration or shares of Travelers Preferred Stock, as applicable, which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article II, certain dividends or other distributions in accordance with Section 2.02(c) and cash in lieu of any fractional share of Travelers Common Stock in accordance with Section 2.02(e). No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

          (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Travelers Common Stock or Travelers Preferred Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Travelers Common Stock or Travelers Preferred Stock represented thereby, and, in the case of Certificates representing Citicorp Common Stock, no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e), and all such dividends, other distributions and cash in lieu of fractional shares of Travelers Common Stock shall be paid by Travelers to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing whole shares of Travelers Common Stock or Travelers Preferred Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Travelers Common Stock or Travelers Preferred Stock, and, in the case of Certificates representing Citicorp Common Stock, the amount of any cash payable in lieu of a fractional share of Travelers Common Stock to which such holder is entitled pursuant to Section 2.02(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Travelers Common Stock or Travelers Preferred Stock.

          (d) No Further Ownership Rights in Citicorp Common Stock or Citicorp Preferred Stock. All shares of Travelers Common Stock or Travelers Preferred Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to this Article II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Citicorp Common Stock or Citicorp Preferred Stock, as applicable, theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Citicorp on such shares of Citicorp Common Stock or Citicorp Preferred Stock which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Citicorp Common Stock or Citicorp Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, except as otherwise provided by law.

          (e)  No Fractional Shares.

             (i) No certificates or scrip representing fractional shares of Travelers Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Travelers shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Travelers.

             (ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (A) the number of whole shares of Travelers Common Stock delivered to the Exchange Agent by Travelers pursuant to Section 2.02(a) over (B) the aggregate number of whole shares of Travelers Common Stock to be distributed to former holders of Citicorp Common Stock pursuant to Section 2.02(b) (such excess being herein called the "Excess Shares"). Following the Effective Time, the Exchange Agent shall, on behalf of former holders of Certificates representing Citicorp Common Stock, sell the Excess Shares at then-prevailing prices on The New York Stock Exchange, Inc. (the "NYSE"), all in the manner provided in Section 2.02(e)(iii).

             (iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The Exchange Agent shall use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Certificates formerly representing Citicorp Common Stock, the Exchange Agent shall hold such proceeds in trust for such holders (the "Common Shares Trust"). The Surviving Corporation shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the Common Shares Trust to which each former holder of Citicorp Common Stock is entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former holder of Citicorp Common Stock is entitled (after taking into account all shares of Citicorp Common Stock held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all former holders of Citicorp Common Stock are entitled.

             (iv) Notwithstanding the provisions of Section 2.02(e)(ii) and
        (iii), the Surviving Corporation may elect at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments hereinabove contemplated, to pay each former holder of Citicorp Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of Citicorp Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the closing price for a share of Travelers Common Stock as reported on the NYSE Composite Transaction Tape (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) on the Closing Date, and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this Section 2.02(e)(iv).

             (v) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates formerly representing Citicorp Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Certificates formerly representing Citicorp Common Stock subject to and in accordance with the terms of Section 2.02(c).

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Travelers, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Travelers for payment of their claim for Merger Consideration or
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

     shares of Travelers Preferred Stock, any dividends or distributions with respect to Travelers Common Stock or Travelers Preferred Stock, as applicable, and any cash in lieu of fractional shares of Travelers Common Stock.

          (g) No Liability. None of Travelers, Citicorp or the Exchange Agent shall be liable to any person in respect of any shares of Travelers Common Stock or Travelers Preferred Stock, any dividends or distributions with respect thereto, any cash in lieu of fractional shares of Travelers Common Stock or any cash from the Exchange Fund, in each case, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration or shares of Travelers Preferred Stock, any dividends or distributions payable to the holder of such Certificate or any cash payable to the holder of such Certificate formerly representing Citicorp Common Stock pursuant to this Article II, would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.01(d)), any such Merger Consideration or shares of Travelers Preferred Stock, dividends or distributions in respect of such Certificate or such cash shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Travelers, on a daily basis. Any interest and other income resulting from such investments shall be paid to Travelers.

          (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration or shares of Travelers Preferred Stock and, if applicable, any unpaid dividends and distributions on shares of Travelers Common Stock or Travelers Preferred Stock deliverable in respect thereof and any cash in lieu of fractional shares, in each case, due to such person pursuant to this Agreement.

     SECTION 2.03 Certain Adjustments. If after the date hereof and on or prior to the Effective Time the outstanding shares of Travelers Common Stock or Citicorp Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, or any similar event shall occur (any such action, an "Adjustment Event"), the Exchange Ratio shall be adjusted accordingly to provide to the holders of Citicorp Common Stock the same economic effect and percentage ownership of Travelers Common Stock as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend or similar event.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.01 Representations and Warranties of Citicorp. Except as disclosed in the Citicorp Filed SEC Documents (as defined in Section 3.01(g)) or as set forth on the Disclosure Schedule delivered by Citicorp to Travelers prior to the execution of this Agreement (the "Citicorp Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, Citicorp represents and warrants to Travelers as follows:

          (a) Organization, Standing and Corporate Power. Each of Citicorp and its subsidiaries (as defined in Section 8.03) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the
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

     failure to be so organized, existing or in good standing individually or in the aggregate would not have a material adverse effect (as defined in Section 8.03) on Citicorp. Each of Citicorp and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect on Citicorp. Citicorp is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Citicorp has made available to Travelers prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws, each as amended to date.

          (b) Subsidiaries. Section 3.01(b) of the Citicorp Disclosure Schedule includes all the subsidiaries of Citicorp which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC")). All the outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary (i) have been validly issued and are fully paid and nonassessable, (ii) are owned directly or indirectly by Citicorp, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and
     (iii) are free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except in the case of clauses (ii) and (iii) for any Liens or restrictions that would not have a material adverse effect on Citicorp.

          (c) Capital Structure. The authorized capital stock of Citicorp consists of (i) 800,000,000 shares of Citicorp Common Stock, (ii) 20,000,000 shares of Class B Common Stock, par value $1.00 per share, of Citicorp ("Citicorp Class B Common Stock") and (iii) 20,000,000 shares of preferred stock, without par value, of Citicorp ("Citicorp Authorized Preferred Stock"), of which 4,000,000 shares have been designated as Second Series Preferred Stock, 1,500,000 shares have been designated as Third Series Preferred Stock, 1,000,000 shares have been designated as Fourth Series Preferred Stock, 400,000 shares have been designated as Seventh Series Preferred Stock, 625,000 shares have been designated as Series 8A Preferred Stock, 625,000 shares have been designated as Series 8B Preferred Stock, 5,000,000 shares have been designated as Series 9 Preferred Stock, 5,900 shares have been designated as Series 12 Preferred Stock, 6,600 shares have been designated as Series 13 Preferred Stock, 800,000 shares have been designated as Series 14 Preferred Stock, 7,200,000 shares have been designated as Series 15 Preferred Stock, 1,300,000 shares have been designated as Series 16 Preferred Stock, 1,400,000 shares have been designated as Series 17 Preferred Stock, 700,000 shares have been designated as Series 18 Preferred Stock, 400,000 shares have been designated as Series 19 Preferred Stock, 500,000 shares have been designated as Series 20 Preferred Stock, 600,000 shares have been designated as Series 21 Preferred Stock, 500,000 shares have been designated as Series 22 Preferred Stock, and 250,000 shares have been designated as Series 23 Preferred Stock (in each case, as defined in Section 3.01(c) of the Citicorp Disclosure Schedule). "Citicorp Preferred Stock" means Citicorp Authorized Preferred Stock that is issued and outstanding from time to time. At the close of business on March 31, 1998:
     (i) 506,298,235 shares of Citicorp Common Stock were issued and outstanding; (ii) 54,773,606 shares of Citicorp Common Stock were held by Citicorp in its treasury (such shares, "Citicorp Treasury Stock"); (iii) no shares of Citicorp Class B Common Stock were issued or outstanding; (iv) 6,900,000 shares of Citicorp Preferred Stock were issued and outstanding as follows: (1) 625,000 shares of Series 8A Preferred Stock were issued and outstanding, (2) 625,000 shares of Series 8B Preferred Stock were issued and outstanding, (3) 1,300,000 shares of Series 16 Preferred Stock were issued and outstanding, (4) 1,400,000 shares of Series 17 Preferred Stock were issued and outstanding, (5) 700,000 shares of Series 18 Preferred Stock were issued and outstanding, (6) 400,000 shares of Series 19 Preferred Stock were issued and outstanding, (7) 500,000 shares of Series 20 Preferred Stock were issued and outstanding, (8) 600,000 shares of Series 21 Preferred Stock were issued and outstanding, (9) 500,000 shares of Series 22 Preferred Stock were issued and outstanding, (10) 250,000 shares of Series 23 Preferred Stock were issued and outstanding and (11) 163,945 Book Value Shares as described in Section 3.01(c) of the Citicorp Disclosure Schedule were issued and outstanding; (v) no shares of

     Citicorp Preferred Stock were held by Citicorp in its treasury, other than shares held for purposes of market making, proprietary trading or otherwise on behalf of customers; and (vi) 80,038,906 shares of Citicorp Common Stock were reserved for issuance pursuant to the Savings Incentive Plan of Citicorp, the 1997 Stock Purchase Plan of Citicorp, the 1997 Stock Incentive Plan of Citicorp, the 1988 Stock Incentive Plan of Citicorp and the Dividend Reinvestment and Common Stock Purchase Plan of Citicorp (collectively, the "Citicorp Stock Plans"), of which 28,449,057 shares were subject to outstanding employee stock options to purchase Citicorp Common Stock granted under the Citicorp Stock Plans at December 31, 1997. Citicorp covenants to provide in writing to Travelers no later than April 7, 1998 the number of shares of Citicorp Common Stock which at the close of business on March 31, 1998 were subject to outstanding employee stock options or other rights to purchase or receive Citicorp Common Stock granted under the Citicorp Stock Plans (collectively, "Citicorp Employee Stock Options"). All of the series of Citicorp Preferred Stock currently outstanding rank on a parity with each other with respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up. None of the series of Citicorp Preferred Stock currently outstanding has any voting rights, except for rights to elect directors in the event of a default in the payment of dividends and except for the rights set forth on Section 3.01(c) of the Citicorp Disclosure Schedule. All outstanding shares of capital stock of Citicorp are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.01(c), except for changes since March 31, 1998 resulting from the issuance of shares of Citicorp Common Stock pursuant to the Citicorp Employee Stock Options and other rights referred to above in this Section 3.01(c) and except as permitted by Section 4.01(a)(ii), (x) there are not issued, reserved for issuance or outstanding
     (A) any shares of capital stock or other voting securities of Citicorp, (B) any securities of Citicorp convertible into or exchangeable or exercisable for shares of capital stock or voting securities of Citicorp and (C) any warrants, calls, options or other rights to acquire from Citicorp or any Citicorp subsidiary, and no obligation of Citicorp or any Citicorp subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Citicorp and (y) other than agreements entered into with respect to the Citicorp Stock Plans in effect as of the close of business on March 31, 1998, there are no outstanding obligations of Citicorp or any Citicorp subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither Citicorp nor any Citicorp subsidiary is a party to any voting agreement with respect to the voting of any such securities. There are no outstanding (A) securities of Citicorp or any Citicorp subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any Citicorp subsidiary, (B) warrants, calls, options or other rights to acquire from Citicorp or any Citicorp subsidiary, and no obligation of Citicorp or any Citicorp subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any Citicorp subsidiary or (C) obligations of Citicorp or any Citicorp subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of Citicorp subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Other than the Citicorp subsidiaries, Citicorp does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity other than (i) in the ordinary course of trading, underwriting, asset management, merchant banking, securitization, insurance portfolios or market making activities of Citicorp or the Citicorp subsidiaries or the Citicorp Funds or ownership of the Citicorp Funds or (ii) as are not material to Citicorp and its subsidiaries, taken as a whole. "Citicorp Fund" means (i) any investment account advised or managed by Citicorp on behalf of third parties and (ii) any partnership, limited liability company, or other similar investment vehicle or entity engaged in the business of making investments of which Citicorp or a Citicorp subsidiary acts as the general partner, managing member, manager, advisor or the equivalent or as the general partner of another Citicorp Fund.

          (d) Authority; Noncontravention. Citicorp has all requisite corporate power and authority to enter into this Agreement and, subject to the Citicorp Stockholder Approval (as defined in Section 3.01(l)), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Citicorp and the consummation by Citicorp of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Citicorp, subject, in the case of the Merger, to the Citicorp Stockholder Approval. This Agreement has been duly executed and delivered by Citicorp and, assuming the due authorization, execution and delivery by Travelers, constitutes a legal, valid and binding obligation of Citicorp, enforceable against Citicorp in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Citicorp or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of Citicorp or the comparable organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to Citicorp or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Citicorp or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses
     (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on Citicorp or (y) reasonably be expected to materially impair or delay the ability of Citicorp to perform its obligations under this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental U.S. or foreign self-regulatory agency, commission or authority or any arbitral tribunal (each, a "Governmental Entity") is required by Citicorp or any of its subsidiaries in connection with the execution and delivery of this Agreement by Citicorp or the consummation by Citicorp of the transactions contemplated hereby, except for: (1) the filing with the SEC of (A) a proxy statement relating to the Citicorp Stockholders Meeting (as defined in Section 5.01(b)) (such proxy statement, together with the proxy statement relating to the Travelers Stockholders Meeting (as defined in Section 5.01(c)), in each case as amended or supplemented from time to time, the "Joint Proxy Statement"), and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby;
     (2) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Citicorp is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (3) the consents, approvals and notices required under the Investment Company Act of 1940, as amended (the "1940 Act"), and the Investment Advisors Act of 1940, as amended (the "Advisors Act"); (4) filings in respect of, and approvals and authorizations of, any Governmental Entity having jurisdiction over the securities, commodities, banking, insurance or other financial services businesses; and (5) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not (x) have a material adverse effect on Citicorp or (y) reasonably be expected to materially impair or delay the ability of Citicorp to perform its obligations under this Agreement.

          (e) Reports; Undisclosed Liabilities.

             (i) Citicorp has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 1995 (the "Citicorp SEC Documents"). As of their respective dates, the Citicorp SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Citicorp SEC Documents, and none of the Citicorp SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the
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

        extent that information contained in any Citicorp SEC Document has been revised or superseded by a later filed Citicorp SEC Document, none of the Citicorp SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Citicorp included in the Citicorp SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Citicorp and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except (A) as reflected in such financial statements or in the notes thereto or (B) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, neither Citicorp nor any of its subsidiaries has any liabilities or obligations of any nature which, individually or in the aggregate, would have a material adverse effect on Citicorp.

             (ii) Except as would not have a material adverse effect on Citicorp, Citicorp and each of its subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1995 with (1) the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), (2) the Federal Deposit Insurance Corporation, (3) the Office of the Comptroller of the Currency, (4) any state banking or insurance commission or any other state regulatory authority, (5) the Office of Thrift Supervision and (6) any other selfregulatory organization (clauses (1) through (6), collectively, the "Citicorp Regulatory Agencies"), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Citicorp Regulatory Agency in the regular course of the business of Citicorp and its subsidiaries, no Citicorp Regulatory Agency has initiated any proceeding or, to the knowledge of Citicorp, investigation into the business or operations of Citicorp or any of its subsidiaries since January 1, 1995. Except as would not have a material adverse effect on Citicorp, there is no unresolved violation, criticism, or exception by any Citicorp Regulatory Agency with respect to any report or statement relating to any examinations of Citicorp or any of its subsidiaries.

             (iii) Except in each case as would not have a material adverse effect on Citicorp, the annual statements of each subsidiary of Citicorp that is an insurer for the years ended December 31, 1996 and 1997 as filed with the respective Departments of Insurance of each such subsidiary's domiciliary states have been prepared in accordance with the accounting practices prescribed or permitted by each such Department of Insurance (the "Citicorp State Statutory Accounting Principles"), and such accounting practices have been applied on a basis consistent with the Citicorp State Statutory Accounting Principles applicable to each such annual statement throughout the periods involved, except as set forth in the notes, exhibits or schedules thereto, and such annual statements present fairly in all material respects the financial position and results of operations of each such subsidiary as of the dates and for the periods covered thereby in accordance with the Citicorp State Statutory Accounting Principles applicable to each such annual statement.

          (f) Information Supplied. None of the information supplied or to be supplied by Citicorp specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Travelers in connection with the issuance of Travelers Common Stock and Travelers Preferred Stock in the Merger (the "Form S-4") will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to Citicorp's stockholders or at the time of the Citicorp Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Citicorp with respect to statements made or incorporated by reference therein based on information supplied by Travelers specifically for inclusion or incorporation by reference in the Joint Proxy Statement.

          (g) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, since December 31, 1997, Citicorp and its subsidiaries have conducted their business only in the ordinary course or as disclosed in any Citicorp Filed SEC Document, and there has not been (1) any material adverse change in Citicorp, (2) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Citicorp's capital stock, other than regular quarterly cash dividends on the Citicorp Common Stock and dividends payable on Citicorp Preferred Stock in accordance with their terms as of the date of this Agreement (or as of their date of issue if subsequent to the date of this Agreement), (3) any split, combination or reclassification of any of Citicorp's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Citicorp's capital stock, except for issuances of Citicorp Common Stock upon the exercise of Citicorp Employee Stock Options awarded prior to the date hereof in accordance with their present terms or issued pursuant to Section 4.01(a) or in accordance with the terms of the Citicorp Stock Plans, (4) (A) any granting by Citicorp or any of its subsidiaries to any current or former director, executive officer or other key employee of Citicorp or its subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in the ordinary course of business or as was required under any employment agreements in effect as of the date of the most recent audited financial statements included in the Citicorp SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the "Citicorp Filed SEC Documents"), (B) any granting by Citicorp or any of its subsidiaries to any such current or former director, executive officer or key employee of any increase in severance or termination pay, except in the ordinary course of business, or (C) any entry by Citicorp or any of its subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or key employee, other than in the ordinary course of business, (5) except insofar as may have been disclosed in the Citicorp Filed SEC Documents or required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices by Citicorp materially affecting its assets, liabilities or business or (6) except insofar as may have been disclosed in the Citicorp Filed SEC Documents, any tax election that individually or in the aggregate would reasonably be expected to have a material adverse effect on Citicorp or any of its tax attributes or any settlement or compromise of any material income tax liability.

          (h) Compliance with Applicable Laws; Litigation.

             (i) Citicorp, its subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of Citicorp and its subsidiaries (collectively, the "Citicorp Permits"), except where the failure to have any such Citicorp Permits individually or in the aggregate would not have a material adverse effect on Citicorp. Citicorp and its subsidiaries are in compliance with the terms of the Citicorp Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply individually or in the aggregate would not have a material adverse effect on Citicorp. As of the date of this Agreement, except as disclosed in the Citicorp Filed SEC Documents, no action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to Citicorp or any of its subsidiaries or any of their respective properties is pending or, to the knowledge (as defined in Section 8.03) of Citicorp, threatened, other than, in each case, those the outcome of which individually or in the aggregate would not (i) reasonably be expected to have a material adverse effect on Citicorp or (ii) reasonably be expected to materially impair or delay the ability of Citicorp to perform its obligations under this Agreement.

             (ii) Except as would not have a material adverse effect on Citicorp, neither Citicorp nor any of its subsidiaries is subject to any outstanding order, injunction or decree or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from or has adopted any resolutions at the request of any Governmental Entity that restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business (each, a "Regulatory Agreement"), nor has Citicorp or any of its subsidiaries or affiliates (as defined in Section 8.03) been advised since January 1, 1995 by any Governmental Entity that it is considering issuing or requesting any such Regulatory Agreement that would have a material adverse effect on Citicorp. After the date of this Agreement, no matters referred to in this Section 3.01(h)(ii) shall have arisen.

          (i) Absence of Changes in Benefit Plans. Since December 31, 1997, there has not been any adoption or amendment in any material respect by Citicorp or any of its subsidiaries of any collective bargaining agreement or any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of Citicorp or any of its wholly owned subsidiaries (collectively, the "Citicorp Benefit Plans"), or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Citicorp pension plans, or any change in the manner in which contributions to any Citicorp pension plans are made or the basis on which such contributions are determined.

          (j) ERISA Compliance.

             (i) Except as set forth on Section 3.1(j)(i) of the Citicorp Disclosure Schedule, with respect to the Citicorp Benefit Plans, no event has occurred and, to the knowledge of Citicorp, there exists no condition or set of circumstances, in connection with which Citicorp or any of its subsidiaries could be subject to any liability that individually or in the aggregate would have a material adverse effect on Citicorp under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code or any other applicable law.

             (ii) Each Citicorp Benefit Plan has been administered in accordance with its terms, except for any failures so to administer any Citicorp Benefit Plan that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Citicorp. Citicorp, its subsidiaries and all the Citicorp Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements, except for any failures to be in such compliance that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Citicorp. Each Citicorp Benefit Plan that is intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any Citicorp Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. To the knowledge of Citicorp, no fact or event has occurred since that date of any determination letter from the IRS which is reasonably likely to affect adversely the qualified status of any such Citicorp Benefit Plan or the exempt status of any such trust, except for any occurrence that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Citicorp.

             (iii) Except as any of the following either individually or in the aggregate would not reasonably be expected to have a material adverse effect on Citicorp, (x) neither Citicorp nor any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with Citicorp would be deemed to be a "single employer" within the meaning of
        Section 4001(b) of ERISA, has
        incurred any liability under Title IV of ERISA and no condition exists that presents a risk to Citicorp or any ERISA Affiliate of Citicorp of incurring any such liability (other than liability for benefits or premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course, (y) no Citicorp Benefit Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived and (z) to the knowledge of Citicorp, there are not any facts or circumstances that would materially change the funded status of any Citicorp Benefit Plan that is a "defined benefit" plan (as defined in Section 3(35) of ERISA) since the date of the most recent actuarial report for such plan. No Citicorp Benefit Plan is a "multiemployer plan" within the meaning of
        Section 3(37) of ERISA.

             (iv) Neither Citicorp nor any of its subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by Citicorp or any of its subsidiaries and no collective bargaining agreement is being negotiated by Citicorp or any of its subsidiaries, in each case that is material to Citicorp and its subsidiaries taken as a whole. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against Citicorp or any of its subsidiaries pending or, to the knowledge of Citicorp, threatened which may interfere with the respective business activities of Citicorp or any of its subsidiaries, except where such dispute, strike or work stoppage individually or in the aggregate would not reasonably be expected to have a material adverse effect on Citicorp. As of the date of this Agreement, to the knowledge of Citicorp, none of Citicorp, any of its subsidiaries or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective businesses of Citicorp or any of its subsidiaries, and there is no charge or complaint against Citicorp or any of its subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing, except for any occurrence that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Citicorp.

             (v) No Citicorp Benefit Plan provides medical benefits (whether or not insured) with respect to current or former employees after retire-ment or other termination of service the cost of which is material to Citicorp and its subsidiaries taken as a whole.

             (vi) No amounts payable under the Citicorp Benefit Plans solely as a result of the consummation of the transactions contemplated by this Agreement will fail to be deductible for federal income tax purposes by virtue of section 280G of the Code. Except as disclosed in Section 3.01(j)(vi) of the Citicorp Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former employee, officer or director of Citicorp or any ERISA Affiliate of Citicorp to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer or director or (C) constitute a "change of control" under any Citicorp Benefit Plan, and Citicorp and its board of directors have taken all required actions to effect the foregoing.

          (k) Taxes.

             (i) Each of Citicorp and its subsidiaries has filed all material tax returns and reports required to be filed by it and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not have a material adverse effect on Citicorp. Citicorp and each of its subsidiaries has paid (or Citicorp has paid on its behalf) all taxes (as defined below) shown as due on such returns, and the most recent financial statements contained in the Citicorp Filed SEC Documents reflect an adequate reserve for all taxes payable by Citicorp and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

             (ii) No deficiencies for any taxes have been proposed, asserted or assessed against Citicorp or any of its subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a material adverse effect on Citicorp.

             (iii) Neither Citicorp nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

             (iv) As used in this Agreement, "taxes" shall include all (x) federal, state, local or foreign income, property, sales, excise, use, occupation, service, transfer, payroll, franchise, withholding and other taxes or similar governmental charges, fees, levies or other assessments including any interest, penalties or additions with respect thereto, (y) liability for the payment of any amounts of the type described in clause
        (x) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (z) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y).

          (l) Voting Requirements. The affirmative vote of the holders of a majority of the outstanding shares of Citicorp Common Stock at the Citicorp Stockholders Meeting to adopt this Agreement (the "Citicorp Stockholder Approval") is the only vote of the holders of any class or series of Citicorp's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby. The Board of Directors of Citicorp has duly and validly approved and taken all corporate action required to be taken by the Citicorp Board of Directors for the consummation of the transactions contemplated by this Agreement.

          (m) State Takeover Statutes. The Board of Directors of Citicorp has approved this Agreement and the consummation of the Merger and the other transactions contemplated hereby and, assuming the accuracy of Travelers' representation and warranty contained in Section 3.02(p), such approval constitutes approval of the Merger and the other transactions contemplated by this Agreement by the Board of Directors of Citicorp under the provisions of Section 203 of the DGCL such that Section 203 of the DGCL does not apply to the Merger or the other transactions contemplated by this Agreement. To the knowledge of Citicorp, no other state takeover statute is applicable to the Merger or the other transactions contemplated by this Agreement.

          (n) Accounting Matters. Citicorp has disclosed to its independent public accountants all actions taken by it or its subsidiaries that would impact the accounting of the business combination to be effected by the Merger as a pooling of interests. As of the date hereof, Citicorp, based on advice from its independent public accountants, believes that the Merger will qualify for "pooling of interests" accounting.

          (o) Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Citicorp.

          (p) Ownership of Travelers Capital Stock.  Except as set forth in
     Section 3.01(p) of the Citicorp Disclosure Schedule, except for shares owned by Citicorp Benefit Plans or shares held or managed for the account of another person or as to which Citicorp is required to act as a fiduciary or in a similar capacity, as of the date hereof, neither Citicorp nor, to its knowledge without independent investigation, any of its affiliates, (i) beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of Travelers.

          (q) Intellectual Property.

             (i) Citicorp and its subsidiaries own or have a valid license to use all trademarks, service marks and trade names (including any registrations or applications for registration of any of the foregoing) (collectively, the "Citicorp Intellectual Property") necessary to carry on its business substantially as currently conducted except for such Citicorp Intellectual Property the failure of which to own or validly license individually or in the aggregate would not reasonably be expected to have a material adverse effect on Citicorp. Neither Citicorp nor any such subsidiary has received any notice of infringement of or conflict with, and, to Citicorp's knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any Citicorp Intellectual Property that individually or in the aggregate, in either such case, would reasonably be expected to have a material adverse effect on Citicorp.

             (ii) The consummation of the Merger and the other transactions contemplated by this Agreement will not result in the loss by Citicorp of any rights to use computer and telecommunication software including source and object code and documentation and any other media (including, without limitation, manuals, journals and reference books) necessary to carry on its business substantially as currently conducted and the loss of which would have a material adverse effect on Citicorp.

             (iii) The computer software operated by Citicorp which is material to the conduct of its business is capable of providing or is being adapted to provide uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with the same functionality as such software records, stores, processes and presents such calendar dates falling on or before December 31, 1999, except as would not have a material adverse effect on Citicorp. The costs of the adaptations referred to in this clause (iii) will not have a material adverse effect on Citicorp.

          (r) Certain Contracts. Except as set forth in the Citicorp Filed SEC Documents or as permitted pursuant to Section 4.01(a), neither Citicorp nor any of its subsidiaries is a party to or bound by (i) any agreement relating to the incurring of indebtedness (including sale and leaseback and capitalized lease transactions and other similar financing transactions) providing for payment or repayment in excess of $1 billion, other than such agreements relating to indebtedness incurred in the ordinary course of business of Citicorp's subsidiaries to finance their securities and commodity portfolio positions and consumer finance business, (ii) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or (iii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any substantial portion of the business of Citicorp and its subsidiaries, taken as a whole, is or would be conducted.

     SECTION 3.02 Representations and Warranties of Travelers. Except as disclosed in the Travelers Filed SEC Documents (as defined in Section 3.02(g)) or as set forth on the Disclosure Schedule delivered by Travelers to Citicorp prior to the execution of this Agreement (the "Travelers Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, Travelers represents and warrants to Citicorp as follows:

          (a) Organization, Standing and Corporate Power. Each of Travelers and its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate would not have a material adverse effect on Travelers. Each of Travelers and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect on Travelers. Travelers has made available to Citicorp prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws, each as amended to date.

          (b) Subsidiaries. Exhibit 21 to Travelers' Annual Report on Form 10-K for the fiscal year ended December 31, 1997 includes all the subsidiaries of Travelers which as of the date of this Agreement are

     Significant Subsidiaries. All the outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary (i) have been validly issued and are fully paid and nonassessable, (ii) are owned directly or indirectly by Travelers, free and clear of all Liens and (iii) are free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except in the case of clauses (ii) and (iii) for any Liens or restrictions that would not have a material adverse effect on Travelers.

          (c) Capital Structure. The authorized capital stock of Travelers consists of shares of Travelers Common Stock (1,500,000,000 shares of which are authorized as of the date hereof and an additional 1,500,000,000 shares are proposed to be authorized by Travelers stockholders at the 1998 Annual Meeting of Travelers stockholders) and 30,000,000 shares of preferred stock, par value $1.00 per share, of Travelers ("Travelers Authorized Preferred Stock"), of which 1,200,000 shares have been designated as Series A Preferred Stock, 2,500,000 shares have been designated as Series B Preferred Stock, 8,000,000 shares have been designated as Series C Preferred Stock, 7,500,000 shares have been designated as Series D Preferred Stock, 4,444 shares have been designated as Series Z Preferred Stock, 1,600,000 shares have been designated as Series F Preferred Stock, 800,000 shares have been designated as Series G Preferred Stock, 800,000 shares have been designated as Series H Preferred Stock, 280,000 shares have been designated as Series I Preferred Stock, 400,000 shares have been designated as Series J Preferred Stock, 500,000 shares have been designated as Series K Preferred Stock, 690,000 shares have been designated as Series L Preferred Stock, 800,000 shares have been designated as Series M Preferred Stock and 5,000 shares have been designated as Series Y Preferred Stock (in each case, as defined in Section 3.01(c) of the Travelers Disclosure Schedule). "Travelers Preferred Stock" means Travelers Authorized Preferred Stock that is issued and outstanding from time to time. At the close of business on March 31, 1998: (i) 1,151,944,402 shares of Travelers Common Stock were issued and outstanding; (ii) 104,069,490 shares of Travelers Common Stock in the aggregate were held by Travelers and its subsidiaries in their treasuries; (iii) 5,182,262 shares of Travelers Preferred Stock were issued and outstanding as follows: (1) 1,600,000 shares of Series F Preferred Stock were issued and outstanding (evidenced by 10,000,000 depositary shares, each of which represents a one-fifth interest in a share of Series F Preferred Stock), (2) 800,000 shares of Series G Preferred Stock were issued and outstanding (evidenced by 4,000,000 depositary shares, each of which represents a one-fifth interest in a share of Series G Preferred Stock), (3) 800,000 shares of Series H Preferred Stock were issued and outstanding (evidenced by 4,000,000 depositary shares, each of which represents a one-fifth interest in a share of Series H Preferred Stock), (4) 280,000 shares of Series I Preferred Stock were issued and outstanding, (5) 400,000 shares of Series J Preferred Stock were issued and outstanding (evidenced by 8,000,000 depositary shares, each of which represents a one-twentieth interest in a share of Series J Preferred Stock), (6) 500,000 shares of Series K Preferred Stock were issued and outstanding (evidenced by 10,000,000 depositary shares, each of which represents a one-twentieth interest in a share of Series K Preferred Stock), (7) 800,000 shares of Series M Preferred Stock were issued and outstanding (evidenced by 4,000,000 depositary shares, each of which represents a one-fifth interest in a share of Series M Preferred Stock) and (8) 2,262 shares of Series Y Preferred Stock were issued and outstanding; (iv) 690,000 shares of Series L Preferred Stock are reserved for issuance upon exercise of purchase contracts comprising a part of the 9 1/2% Trust Preferred Stock (TruPs) Units of SI Financing Trust I; (v) no shares of Travelers Preferred Stock were held by Travelers in its treasury, other than shares held for purposes of market making, proprietary trading or otherwise on behalf of customers;
     (vi) 12,489,472 shares of Travelers Common Stock were reserved for issuance upon conversion of the Series I Preferred Stock; (vii) 668,567 shares of Travelers Common Stock were reserved for issuance upon conversion of certain Amended and Restated Restricted Convertible Subordinated Notes (the "Convertible Notes"); (viii) 7,993,463 shares of Travelers Common Stock were reserved for issuance pursuant to outstanding warrants to purchase shares of Travelers Common Stock (collectively with the Convertible Notes and the Series I Preferred Stock, the "Travelers Convertible Securities"); and (ix) shares of Travelers Common Stock reserved for issuance pursuant to the plans set forth in Section 3.02(c)(ix) of the Travelers Disclosure Schedule (collectively, the "Travelers Stock Plans"), of which 62,254,352 shares are subject to outstanding employee stock options or other rights to purchase or receive Travelers Common Stock granted under the Travelers Stock Plans (collectively, "Travelers Employee Stock Options"). All of the series of Travelers Preferred Stock currently outstanding rank on a parity with each other with respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up. None of the series of Travelers Preferred Stock currently outstanding has any (i) right to vote as a separate class with respect to the Merger or the authorization of additional shares of Travelers Common Stock or (ii) any other voting rights, except in the case of this clause
     (ii) for rights (x) to elect directors in the event of a default in the payment of dividends and (y) as set forth in Section 3.02(c) of the Travelers Disclosure Schedule. All outstanding shares of capital stock of Travelers are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.02(c), except for changes since March 31, 1998 resulting from the issuance of shares of Travelers Common Stock pursuant to the Travelers Employee Stock Options, the Travelers Convertible Securities or other rights referred to above in this Section 3.02(c), and except as permitted by Section 4.01(b)(ii), (x) there are not issued, reserved for issuance or outstanding
     (A) any shares of capital stock or other voting securities of Travelers,
     (B) any securities of Travelers convertible into or exchangeable or exercisable for shares of capital stock or voting securities of Travelers and (C) any warrants, calls, options or other rights to acquire from Travelers or any Travelers subsidiary, and no obligation of Travelers or any Travelers subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Travelers and (y) other than agreements entered into with respect to the Travelers Stock Plans in respect of reload options in effect as of the close of business on March 31, 1998, there are no outstanding obligations of Travelers or any Travelers subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither Travelers nor any Travelers subsidiary is a party to any voting agreement with respect to the voting of any such securities. Except with respect to Travelers Property Casualty Corp., there are no outstanding (A) securities of Travelers or any Travelers subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any Travelers subsidiary, (B) warrants, calls, options or other rights to acquire from Travelers or any Travelers subsidiary, and no obligation of Travelers or any Travelers subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any Travelers subsidiary or (C) obligations of Travelers or any Travelers subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of Travelers subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Other than the Travelers subsidiaries, Travelers does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity other than (i) in the ordinary course of trading, underwriting, asset management, merchant banking, securitization, insurance portfolios or market making activities of Travelers or the Travelers subsidiaries or the Travelers Funds or ownership of the Travelers Funds or (ii) as are not material to Travelers and its subsidiaries, taken as a whole. "Travelers Fund" means (i) any investment account advised or managed by Travelers on behalf of third parties and (ii) any partnership, limited liability company, or other similar investment vehicle or entity engaged in the business of making investments of which Travelers or a Travelers subsidiary acts as the general partner, managing member, manager, advisor or the equivalent or the general partner of another Travelers Fund.

          (d) Authority; Noncontravention. Travelers has all requisite corporate power and authority to enter into this Agreement and, subject to the Travelers Stockholder Approval (as defined in Section 3.02(l)), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Travelers and the consummation by Travelers of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Travelers, subject, in the case of the Merger and the issuance of Travelers Common Stock and Travelers Preferred Stock in connection with the Merger, to the Travelers Stockholder Approval. This Agreement has been duly executed and delivered by Travelers and, assuming the due authorization, execution and delivery by Citicorp, constitutes a legal, valid and binding obligation of Travelers, enforceable against Travelers in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Travelers or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of Travelers or the comparable organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to Travelers or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Travelers or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses
     (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on Travelers or (y) reasonably be expected to materially impair or delay the ability of Travelers to perform its obligations under this Agreement. No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by Travelers or any of its subsidiaries in connection with the execution and delivery of this Agreement by Travelers or the consummation by Travelers of the transactions contemplated hereby, except for: (1) the filing with the SEC of (A) the Joint Proxy Statement relating to the Travelers Stockholders Meeting, (B) the Form S-4 and (C) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby; (2) the filing of the Certificate of Merger and the Certificates of Designations with respect to the Travelers Preferred Stock (the "Certificates of Designations") with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Travelers is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (3) such filings with and approvals of the NYSE to permit the shares of Travelers Common Stock that are to be issued in the Merger and under the Citicorp Stock Plans and to permit the shares of Travelers Preferred Stock that are to be issued in the Merger in exchange for like securities representing Citicorp Preferred Stock that are listed on the NYSE or the Pacific Stock Exchange (the "PSE") (collectively, the "Travelers Listed Securities"), in each case to continue to be listed on the NYSE or the PSE following the Merger, as the case may be; (4) the consents, approvals and notices required under the 1940 Act and the Advisors Act; (5) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act, and the receipt of approvals of such applications and notices; (6) the filing of appropriate documents with, and approvals of, the respective Commissioners of Insurance or similar regulatory authorities of Arizona, New York, New Jersey and Delaware; (7) filings in respect of, and approvals and authorizations of, any other Governmental Entity having jurisdiction over the securities, commodities, banking, insurance or other financial services businesses; and
     (8) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not (x) have a material adverse effect on Travelers or (y) reasonably be expected to materially impair or delay the ability of Travelers to perform its obligations under this Agreement.

          (e) Reports; Undisclosed Liabilities.

             (i) Travelers has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 1995 (the "Travelers SEC Documents"). As of their respective dates, the Travelers SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Travelers SEC Documents, and none of the Travelers SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Travelers SEC Document has been revised or superseded by a later filed Travelers SEC Document, none of the Travelers SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Travelers included in the Travelers SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Travelers and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except (A) as reflected in such financial statements or in the notes thereto or (B) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, neither Travelers nor any of its subsidiaries has any liabilities or obligations of any nature which, individually or in the aggregate, would have a material adverse effect on Travelers.

             (ii) Except as would not have a material adverse effect on Travelers, Travelers and each of its subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1995 with (1) any state insurance commission or any other state regulatory authority and (2) any other self-regulatory organization (clauses (1) and (2), collectively, the "Travelers Regulatory Agencies"), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Travelers Regulatory Agency in the regular course of the business of Travelers and its subsidiaries, no Travelers Regulatory Agency has initiated any proceeding or, to the knowledge of Travelers, investigation into the business or operations of Travelers or any of its subsidiaries since January 1, 1995. Except as would not have a material adverse effect on Travelers, there is no unresolved violation, criticism, or exception by any Travelers Regulatory Agency with respect to any report or statement relating to any examinations of Travelers or any of its subsidiaries.

             (iii) Except in each case as would not have a material adverse effect on Travelers, the annual statements of each subsidiary of Travelers that is an insurer for the years ended December 31, 1996 and 1997 as filed with the respective Departments of Insurance of each such subsidiary's domiciliary states have been prepared in accordance with the accounting practices prescribed or permitted by each such Department of Insurance (the "Travelers State Statutory Accounting Principles"), and such accounting practices have been applied on a basis consistent with the Travelers State Statutory Accounting Principles applicable to each such annual statement throughout the periods involved, except as set forth in the notes, exhibits or schedules thereto, and such annual statements present fairly in all material respects the financial position and results of operations of such subsidiary as of the dates and for the periods covered thereby in accordance with the Travelers State Statutory Accounting Principles applicable to each such annual statement.

          (f) Information Supplied. None of the information supplied or to be supplied by Travelers specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to Travelers' stockholders or at the time of the Travelers Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, respectively, and the rules and regulations thereunder, except that no representation or warranty is made by Travelers with respect to statements made or incorporated by reference therein based on information supplied by Citicorp specifically for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.

          (g) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, since December 31, 1997, Travelers and its subsidiaries have conducted their business only in the ordinary course or as disclosed in any Travelers Filed SEC Document, and there has not been (1) any material adverse change in Travelers, (2) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Travelers' capital stock, other than regular quarterly cash dividends on the Travelers Common Stock and dividends payable on Travelers Preferred Stock in accordance with their terms as of the date of this Agreement (or as of their date of issue if subsequent to the date of this Agreement), (3) any split, combination or reclassification of any of Travelers' capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Travelers' capital stock, except for issuances of Travelers Common Stock upon the exercise of Travelers Employee Stock Options awarded prior to the date hereof in accordance with their present terms or issued pursuant to Section 4.01(b), except upon conversion of the Travelers Convertible Securities and except in accordance with the terms of the Travelers Stock Plans, (4) (A) any granting by Travelers or any of its subsidiaries to any current or former director, executive officer or other key employee of Travelers or its subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in the ordinary course of business or as was required under any employment agreements in effect as of the date of the most recent audited financial statements included in the Travelers SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the "Travelers Filed SEC Documents"), (B) any granting by Travelers or any of its subsidiaries to any such current or former director, executive officer or key employee of any increase in severance or termination pay, except in the ordinary course of business or pursuant to the Travelers Stock Plans, or (C) any entry by Travelers or any of its subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or key employee, other than in the ordinary course of business, (5) except insofar as may have been disclosed in the Travelers Filed SEC Documents or required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices by Travelers materially affecting its assets, liabilities or business or (6) except insofar as may have been disclosed in the Travelers Filed SEC Documents, any tax election that individually or in the aggregate would reasonably be expected to have a material adverse effect on Travelers or any of its tax attributes or any settlement or compromise of any material income tax liability.

          (h) Compliance with Applicable Laws; Litigation.

             (i) Travelers, its subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of Travelers and its subsidiaries (collectively, the "Travelers Permits") except where the failure to have any such Travelers Permits individually or in the aggregate would not have a material adverse effect on Travelers. Travelers and its subsidiaries are in compliance with the terms of the Travelers Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply individually or in the aggregate would not have a material adverse effect on Travelers. As of the date of this Agreement, except as disclosed in the Travelers Filed SEC Documents, no action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to Travelers or any of its subsidiaries or any of their respective properties is pending or, to the knowledge of Travelers, threatened, other than, in each case, those the outcome of which individually or in the aggregate would not (i) reasonably be expected to have a material adverse effect on Travelers or (ii) reasonably be expected to materially impair or delay the ability of Travelers to perform its obligations under this Agreement.

             (ii) Except as would not have a material adverse effect on Travelers, neither Travelers nor any of its subsidiaries is subject to any Regulatory Agreement, nor has Travelers or any of its subsidiaries or affiliates been advised since January 1, 1995 by any Governmental Entity that it is considering issuing or requesting any such Regulatory Agreement that would have a material adverse effect on Travelers. After the date of this Agreement, no matters referred to in this Section 3.02(h)(ii) shall have arisen.

          (i) Absence of Changes in Benefit Plans. Since December 31, 1997, there has not been any adoption or amendment in any material respect by Travelers or any of its subsidiaries of any collective bargaining agreement or any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of Travelers or any of its wholly owned subsidiaries (collectively, the "Travelers Benefit Plans"), or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Travelers pension plans, or any change in the manner in which contributions to any Travelers pension plans are made or the basis on which such contributions are determined.

          (j) ERISA Compliance.

             (i) With respect to the Travelers Benefit Plans, no event has occurred and, to the knowledge of Travelers, there exists no condition or set of circumstances, in connection with which Travelers or any of its subsidiaries could be subject to any liability that individually or in the aggregate would have a material adverse effect on Travelers under ERISA, the Code or any other applicable law.

             (ii) Each Travelers Benefit Plan has been administered in accordance with its terms, except for any failures so to administer any Travelers Benefit Plan that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Travelers. Travelers, its subsidiaries and all the Travelers Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements, except for any failures to be in such compliance that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Travelers. Each Travelers Benefit Plan that is intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any Travelers Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. To the knowledge of Travelers, no fact or event has occurred since that date of any determination letter from the IRS which is reasonably likely to affect adversely the qualified status of any such Travelers Benefit Plan or the exempt status of any such trust, except for any occurrence that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Travelers.

             (iii) Except as any of the following either individually or in the aggregate would not reasonably be expected to have a material adverse effect on Travelers, (x) neither Travelers nor any ERISA Affiliate of Travelers has incurred any liability under Title IV of ERISA and no condition exists that presents a risk to Travelers or any ERISA Affiliate of Travelers of incurring any such liability (other than liability for benefits or premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), (y) no Travelers Benefit Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived and (z) to the knowledge of Travelers, there are not any facts or circumstances that would materially change the funded status of any Travelers Benefit Plan that is a "defined benefit" plan (as defined in Section 3(35) of ERISA) since the date of the most recent actuarial report for such plan. No Travelers Benefit Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

             (iv) Neither Travelers nor any of its subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by Travelers or any of its subsidiaries and no collective bargaining agreement is being negotiated by Travelers or any of its subsidiaries, in each case that is material to Travelers and its subsidiaries taken as a whole. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against Travelers or any of its subsidiaries pending or, to the knowledge of Travelers, threatened which may interfere with the respective business activities of Travelers or any of its subsidiaries, except where such dispute, strike or work stoppage individually or in the aggregate would not reasonably be expected to have a material adverse effect on Travelers. As of the date of this Agreement, to the knowledge of Travelers, none of Travelers, any of its subsidiaries or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective businesses of Travelers or any of its subsidiaries, and there is no charge or complaint against Travelers or any of its subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing, except for any occurrence that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Travelers.

             (v) No Travelers Benefit Plan provides medical benefits (whether or not insured) with respect to current or former employees after retirement or other termination of service the cost of which is material to Travelers and its subsidiaries taken as a whole.

             (vi) No amounts payable under the Travelers Benefit Plans solely as a result of the consummation of the transactions contemplated by this Agreement will fail to be deductible for federal income tax purposes by virtue of section 280G of the Code. The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former employee, officer or director of Travelers or any ERISA Affiliate of Travelers to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer or director or (C) constitute a "change of control" under any Travelers Benefit Plan, and Travelers and its board of directors have taken all required actions to effect the foregoing.

          (k) Taxes.

             (i) Each of Travelers and its subsidiaries has filed all material tax returns and reports required to be filed by it and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not have a material adverse effect on Travelers. Travelers and each of its subsidiaries has paid (or Travelers has paid on its behalf) all taxes shown as due on such returns, and the most recent financial statements contained in the Travelers Filed SEC Documents reflect an adequate reserve for all taxes payable by Travelers and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

             (ii) No deficiencies for any taxes have been proposed, asserted or assessed against Travelers or any of its subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a material adverse effect on Travelers.

             (iii) Neither Travelers nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (l) Voting Requirements. The affirmative vote at the Travelers Stockholders Meeting (the "Travelers Stockholder Approval") of the holders of a majority of the voting power of all outstanding shares of Travelers Common Stock, Series I Preferred Stock, Series J Preferred Stock and Series K Preferred Stock, voting as a single class, is the only vote of the holders of any class or series of Travelers' capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby. The Board of Directors of Travelers has duly and validly approved and taken all corporate action required to be taken by the Travelers Board of Directors for the consummation of the transactions contemplated by this Agreement.

          (m) State Takeover Statutes; Certificate of Incorporation. The Board of Directors of Travelers (including a majority of the continuing directors thereof (as defined in Article Eighth of Travelers' Restated Certificate of Incorporation)) has approved the terms of this Agreement and the consummation of the Merger and the other transactions contemplated hereby and, assuming the accuracy of Citicorp's representation and warranty contained in Section 3.01(p), such approval constitutes approval of the Merger and the other transactions contemplated by this Agreement by the Travelers Board of Directors under the provisions of Article Eighth of Travelers' Restated Certificate of Incorporation and Section 203 of the DGCL and represents all the actions necessary to ensure that the supermajority voting requirement of Article Eighth of Travelers' Restated Certificate of Incorporation and Section 203 of the DGCL do not apply to Citicorp in connection with the Merger and the other transactions contemplated by this Agreement. To the knowledge of Travelers, no other state takeover statute is applicable to the Merger or the other transactions contemplated by this Agreement.

          (n) Accounting Matters. Travelers has disclosed to its independent public accountants all actions taken by it or its subsidiaries that would impact the accounting of the business combination to be effected by the Merger as a pooling of interests. As of the date hereof, Travelers, based on advice from its independent public accountants, believes that the Merger will qualify for "pooling of interests" accounting.

          (o) Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Travelers.

          (p) Ownership of Citicorp Capital Stock. Except for shares owned by Travelers Benefit Plans or shares held or managed for the account of another person or as to which Travelers is required to act as a fiduciary or in a similar capacity, as of the date hereof, neither Travelers nor, to its knowledge without independent investigation, any of its affiliates, (i) beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of Citicorp.

          (q) Intellectual Property.

             (i) Travelers and its subsidiaries own or have a valid license to use all trademarks, service marks and trade names (including any registrations or applications for registration of any of the foregoing) (collectively, the "Travelers Intellectual Property") necessary to carry on its business substantially as currently conducted, except for such Travelers Intellectual Property the failure of which to own or validly license individually or in the aggregate would not reasonably be expected to have a material adverse effect on Travelers. Neither Travelers nor any such subsidiary has received any notice of infringement of or conflict with, and, to Travelers' knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any Travelers Intellectual Property that individually or in the aggregate, in either such case, would reasonably be expected to have a material adverse effect on Travelers.

             (ii) The consummation of the Merger and the other transactions contemplated by this Agreement will not result in the loss by Travelers of any rights to use computer and telecommunication software including source and object code and documentation and any other media (including, without limitation, manuals, journals and reference books) necessary to carry on its business substantially as currently conducted and the loss of which would have a material adverse effect on Travelers.

             (iii) The computer software operated by Travelers which is material to the conduct of its business is capable of providing or is being adapted to provide uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with the same functionality as such software records, stores, processes and presents such calendar dates falling on or before December 31, 1999, except as would not have a material adverse effect on Travelers. The costs of the adaptations referred to in this clause (iii) will not have a material adverse effect on Travelers.

          (r) Certain Contracts. Except as set forth in the Travelers Filed SEC Documents or as permitted pursuant to Section 4.01(b), neither Travelers nor any of its subsidiaries is a party to or bound by (i) any agreement relating to the incurring of indebtedness (including sale and leaseback and capitalized lease transactions and other similar financing transactions) providing for payment or repayment in excess of $1 billion, other than such agreements relating to indebtedness incurred in the ordinary course of business of Travelers' subsidiaries to finance their securities and commodity portfolio positions and consumer finance business, (ii) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or (iii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any substantial portion of the business of Travelers and its subsidiaries, taken as a whole, is or would be conducted.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     SECTION 4.01  Conduct of Business.

          (a) Conduct of Business by Citicorp. Except as set forth in Section 4.01(a) of the Citicorp Disclosure Schedule, except as otherwise expressly contemplated by this Agreement or except as consented to by Travelers, such consent not to be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time, Citicorp shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations (other than internal organizational realignments), use all reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, Citicorp shall not, and shall not permit any of its subsidiaries to:

             (i) other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned subsidiary of Citicorp to its parent, or by a subsidiary that is partially owned by Citicorp or any of its subsidiaries, provided that Citicorp or any such subsidiary receives or is to receive its proportionate share thereof, and other than the regular quarterly cash dividends with respect to the Citicorp Common Stock and dividends payable on Citicorp Preferred Stock in accordance with their terms as of the date of this Agreement (or as of their date of issue if subsequent to the date of this Agreement), (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of Citicorp Common Stock upon the exercise of Citicorp Employee Stock Options under the Citicorp Stock Plans or in connection with other awards under the Citicorp Stock Plans outstanding as of the date hereof in accordance with their present terms or issued pursuant to Section 4.01(a)(ii) or (z) except pursuant to agreements entered into with respect to the Citicorp Stock Plans in effect as of the close of business on March 31, 1998, purchase, redeem or otherwise acquire any shares of capital stock of Citicorp or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

             (ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (x) the issuance of Citicorp Common Stock upon the exercise of Citicorp Employee Stock Options or in connection with other awards under the Citicorp Stock Plans (I) outstanding as of the date hereof in accordance with their present terms or granted after the date hereof in the ordinary course of business consistent with past practice or (II) after consulting with Travelers, otherwise granted after the date hereof (so long as such additional amount of Citicorp Common Stock subject to Citicorp Employee Stock Options and/or other awards under the Citicorp Stock Plans granted under this clause (II) do not exceed 2,000,000 shares of Citicorp Common Stock in the aggregate), (y) in connection with the issuance of nonvoting Citicorp Preferred Stock in the ordinary course of business consistent with past practice or (z) the sale of Citicorp Treasury Stock as contemplated by Section 5.14);

             (iii) amend its certificate of incorporation, by-laws or other comparable organizational documents, other than in connection with the issuance of nonvoting Citicorp Preferred Stock in the ordinary course of business consistent with past practice;

             (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any person, except for such acquisitions made in the ordinary course of business consistent with past practice;

             (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice;

             (vi) take any action that would cause the representations and warranties set forth in Section 3.01(g) (with each reference therein to "ordinary course of business" being deemed for purposes of this Section 4.01(a)(vi) to be immediately followed by "consistent with past practice") to no longer be true and correct; or

             (vii) authorize, or commit or agree to take, any of the foregoing actions;

     provided that the limitations set forth in this Section 4.01(a) (other than clause (iii)) shall not apply to: (x) any transaction between Citicorp and any wholly owned subsidiary or between any wholly owned subsidiaries of Citicorp; or (y) The Student Loan Corporation or any of its subsidiaries to the extent inconsistent with the fiduciary duties of its Board of Directors, provided that Citicorp will not take any action as a stockholder of The Student Loan Corporation that would reasonably be expected to materially impair or delay the transactions provided for in this Agreement.

          (b) Conduct of Business by Travelers. Except as set forth in Section 4.01(b) of the Travelers Disclosure Schedule, except as otherwise expressly contemplated by this Agreement or except as consented to by Citicorp, such consent not to be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time, Travelers shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations (other than internal organizational realignments), use all reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, Travelers shall not, and shall not permit any of its subsidiaries to:

             (i) other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned subsidiary of Travelers to its parent, or by a subsidiary that is partially owned by Travelers or any of its subsidiaries, provided that Travelers or any such subsidiary receives or is to receive its proportionate share thereof, and other than the regular quarterly cash dividends with respect to the Travelers Common Stock (which, subject to Section 5.14, may be increased) and dividends payable on the Travelers Preferred Stock in accordance with their terms as of the date of this Agreement (or as of their date of issue if subsequent to the date of this Agreement), (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock,
        (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of Travelers Common Stock upon conversion of Travelers Convertible Securities and except upon the exercise of Travelers Employee Stock Options under the Travelers Stock Plans or in connection with other awards under the Travelers Stock Plans outstanding as of the date hereof in accordance with their present terms or issued pursuant to Section 4.01(b)(ii) or (z) except pursuant to agreements entered into with respect to the Travelers Stock Plans in effect as of the close of business on March 31, 1998, purchase, redeem or otherwise acquire any shares of capital stock of Travelers or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

             (ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (x) the issuance of Travelers Common Stock or options to purchase shares of Travelers Common Stock upon the exercise of Travelers Employee Stock Options or in connection with other awards under the Travelers Stock Plans (I) outstanding as of the date hereof in accordance with their present terms or granted after the date hereof in the ordinary course of business consistent with past practice or (II) after consulting with Citicorp, otherwise granted after the date hereof (so long as such additional amount of Travelers Common Stock subject to Travelers Employee Stock Options and/or other awards under the Travelers Stock Plans granted under this clause (II) do not exceed 2,000,000 shares of Travelers Common Stock in the aggregate), (y) upon conversion of Travelers Convertible Securities or (z) in connection with the issuance of nonvoting Travelers Preferred Stock in the ordinary course of business consistent with past practice);

             (iii) except as contemplated by this Agreement or the Proxy Statement for Travelers' 1998 Annual Meeting of Shareholders, amend its certificate of incorporation, by-laws or other comparable organizational documents, other than in connection with the issuance of nonvoting Travelers Preferred Stock in the ordinary course of business consistent with past practice;

             (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any person, except for such acquisitions made in the ordinary course of business consistent with past practice;

             (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice;

             (vi) take any action that would cause the representations and warranties set forth in Section 3.02(g) (with each reference therein to "ordinary course of business" being deemed for purposes of this Section 4.01(b)(vi) to be immediately followed by "consistent with past practice") to no longer be true and correct; or

             (vii) authorize, or commit or agree to take, any of the foregoing actions;

     provided that the limitations set forth in this Section 4.01(b) (other than clause (iii)) shall not apply to: (x) any transaction between Travelers and any wholly owned subsidiary or between any wholly owned subsidiaries of Travelers; or (y) Travelers Property Casualty Corp. or any of its subsidiaries to the extent inconsistent with the fiduciary duties of its Board of Directors, provided that Travelers will not take any action as a stockholder of Travelers Property Casualty Corp. that would reasonably be expected to materially impair or delay the transactions provided for in this Agreement.

          (c) Coordination of Dividends. Subject to Section 5.14, each of Travelers and Citicorp shall coordinate with the other regarding the declaration and payment of dividends in respect of the Travelers Common Stock and the Citicorp Common Stock and the record dates and payment dates relating thereto, it being the intention of Travelers and Citicorp that any holder of Citicorp Common Stock or Travelers Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to its shares of Citicorp Common Stock and/or shares of Travelers Common Stock, including shares of Travelers Common Stock that a holder receives in exchange for shares of Citicorp Common Stock pursuant to the Merger.

          (d) Other Actions. Except as required by law, Citicorp and Travelers shall not, and shall not permit any of their respective subsidiaries to, voluntarily take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied.

          (e) Advice of Changes. Citicorp and Travelers shall promptly advise the other party orally and in writing to the extent it has knowledge of any change or event having, or which, insofar as can reasonably be foreseen, would reasonably be expected to have a material adverse effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article VI to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

     SECTION 4.02  No Solicitation by Citicorp.

          (a) Citicorp shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any Citicorp Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any Citicorp Takeover Proposal; provided, however, that if, at any time, the Board of Directors of Citicorp determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to Citicorp's stockholders under applicable law, Citicorp may, in response to a Citicorp Superior Proposal (as defined in Section 4.02(b)) and subject to providing prior written notice of its decision to take such action to Travelers (the "Citicorp Notice") and compliance with
     Section 4.02(c), following delivery of the Citicorp Notice (x) furnish information with respect to Citicorp and its subsidiaries to any person making a Citicorp Superior Proposal pursuant to a customary confidentiality agreement (as determined by Citicorp after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such Citicorp Superior Proposal. For purposes of this Agreement, "Citicorp Takeover Proposal" means any inquiry, proposal or offer from any person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or the assets of Citicorp and its subsidiaries, taken as a whole, (x) direct or indirect acquisition or purchase of 15% or more of any class of equity securities of Citicorp or any of its subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of Citicorp and its subsidiaries, taken as a whole, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of Citicorp or any of its subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of Citicorp and its subsidiaries, taken as a whole, or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Citicorp or any of its subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of Citicorp and its subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement.

          (b) Except as expressly permitted by this Section 4.02, neither the Board of Directors of Citicorp nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Travelers, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Citicorp Takeover Proposal or (iii) cause Citicorp to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Citicorp Acquisition Agreement") related to any Citicorp Takeover Proposal. Notwithstanding the foregoing, in the event that the Board of Directors of Citicorp determines in good faith, after consultation with outside counsel, that in light of a Citicorp Superior Proposal it is necessary to do so in order to act in a manner consistent with its fiduciary duties to Citicorp's stockholders under applicable law, the Board of Directors of Citicorp may (subject to this and the following sentences) terminate this Agreement solely in order to concurrently enter into a Citicorp Acquisition Agreement with respect to any Citicorp Superior Proposal, but only after the fifth business day following Travelers' receipt of written notice advising Travelers that the Board of Directors of Citicorp is prepared to accept a Citicorp Superior Proposal and only if, during such five-day period, Citicorp and its advisors shall have negotiated in good faith with Travelers to make such adjustments in the terms and conditions of this Agreement as would enable Travelers to proceed with the transactions contemplated herein on such adjusted terms; it being understood and agreed that should Travelers not seek to proceed with the transactions contemplated herein on such adjusted terms, Citicorp may solicit additional Citicorp Takeover Proposals, including by conducting an auction. For purposes of this Agreement, a "Citicorp Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Citicorp Common Stock then outstanding or all or substantially all the assets of Citicorp and otherwise on terms which the Board of Directors of Citicorp determines in its good faith judgment to be more favorable to Citicorp's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of Citicorp, is reasonably capable of being obtained by such third party.

          (c) In addition to the obligations of Citicorp set forth in paragraphs
     (a) and (b) of this Section 4.02, Citicorp shall immediately advise Travelers orally and in writing of any request for information or of any Citicorp Takeover Proposal. Citicorp will keep Travelers reasonably informed of the status of any such request or Citicorp Takeover Proposal.

          (d) Nothing contained in this Section 4.02 shall prohibit Citicorp from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Citicorp's stockholders if, in the good faith judgment of the Board of Directors of Citicorp, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that, except in connection with a Citicorp Superior Proposal, neither Citicorp nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a Citicorp Takeover Proposal.

     SECTION 4.03  No Solicitation by Travelers.

          (a) Travelers shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any Travelers Takeover Proposal (as defined below) or
     (ii) participate in any discussions or negotiations regarding any Travelers Takeover Proposal; provided, however, that if, at any time, the Board of Directors of Travelers determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to Travelers' stockholders under applicable law, Travelers may, in response to a Travelers Superior Proposal (as defined in Section 4.03(b)) and subject to providing prior written notice of its decision to take such action to Citicorp (the "Travelers Notice") and compliance with
     Section 4.03(c), following delivery of the Travelers Notice (x) furnish information with respect to Travelers and its subsidiaries to any person making a Travelers Superior Proposal pursuant to a customary confidentiality agreement (as determined by Travelers after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such Travelers Superior Proposal. For purposes of this Agreement, "Travelers Takeover Proposal" means any inquiry, proposal or offer from any person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or the assets of Travelers and its subsidiaries, taken as a whole, (x) direct or indirect acquisition or purchase of 15% or more of any class of equity securities of Travelers or any of its subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of Travelers and its subsidiaries, taken as a whole, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of Travelers or any of its subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of Travelers and its subsidiaries, taken as a whole, or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Travelers or any of its subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of Travelers and its subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement.

          (b) Except as expressly permitted by this Section 4.03, neither the Board of Directors of Travelers nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Citicorp, the approval or recommendation by such Board of Directors or such committee of the Merger, this Agreement or the issuance of Travelers Common Stock and Travelers Preferred Stock in connection with the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Travelers Takeover Proposal or (iii) cause Travelers to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Travelers Acquisition Agreement") related to any Travelers Takeover Proposal. Notwithstanding the foregoing, in the event that the Board of Directors of Travelers determines in good faith, after consultation with outside counsel, that in light of a Travelers Superior Proposal it is necessary to do so in order to act in a manner consistent with its fiduciary duties to Travelers' stockholders under applicable law, the Board of Directors of Travelers may (subject to this and the following sentences) terminate this Agreement solely in order to concurrently enter into a Travelers Acquisition Agreement with respect to any Travelers Superior Proposal, but only after the fifth business day following Citicorp's receipt of written notice advising Citicorp that the Board of Directors of Travelers is prepared to accept a Travelers Superior Proposal and only if, during such five-day period, Travelers and its advisors shall have negotiated in good faith with Citicorp to make such adjustments in the terms and conditions of this Agreement as would enable Citicorp to proceed with the transactions contemplated herein on such adjusted terms; it being understood and agreed that should Citicorp not seek to proceed with the transactions contemplated herein on such adjusted terms, Travelers may solicit additional Travelers Takeover Proposals, including by conducting an auction. For purposes of this Agreement, a "Travelers Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Travelers Common Stock then outstanding or all or substantially all the assets of Travelers and otherwise on terms which the Board of Directors of Travelers determines in its good faith judgment to be more favorable to Travelers' stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of Travelers, is reasonably capable of being obtained by such third party.

          (c) In addition to the obligations of Travelers set forth in paragraphs (a) and (b) of this Section 4.03, Travelers shall immediately advise Citicorp orally and in writing of any request for information or of any Travelers Takeover Proposal. Travelers will keep Citicorp reasonably informed of the status and of any such request or Travelers Takeover Proposal.

          (d) Nothing contained in this Section 4.03 shall prohibit Travelers from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Travelers' stockholders if, in the good faith judgment of the Board of Directors of Travelers, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that, except in connection with a Travelers Superior Proposal, neither Travelers nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement, the Merger, the issuance of Travelers Common Stock and Travelers Preferred Stock in connection with the

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     Merger, or approve or recommend, or propose publicly to approve or recommend, a Travelers Takeover Proposal.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     SECTION 5.01 Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings.

          (a) As soon as practicable following the date of this Agreement, Citicorp and Travelers shall prepare and file with the SEC the Joint Proxy Statement and Travelers shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Citicorp and Travelers shall use best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Citicorp will use all best efforts to cause the Joint Proxy Statement to be mailed to Citicorp's stockholders, and Travelers will use all best efforts to cause the Joint Proxy Statement to be mailed to Travelers' stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Travelers shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Travelers Common Stock and Travelers Preferred Stock in the Merger and Citicorp shall furnish all information concerning Citicorp and the holders of Citicorp Common Stock and Citicorp Preferred Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 will be made by Travelers or to the Joint Proxy Statement will be made by Travelers or Citicorp without providing the other party the opportunity to review and comment thereon. Travelers will advise Citicorp, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Travelers Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to Citicorp or Travelers, or any of their respective affiliates, officers or directors, should be discovered by Citicorp or Travelers which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Citicorp and Travelers.

          (b) Citicorp shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Citicorp Stockholders Meeting") for the purpose of obtaining the Citicorp Stockholder Approval and shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby. Without limiting the generality of the foregoing, Citicorp agrees that its obligations pursuant to the first sentence of this Section 5.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to Citicorp of any Citicorp Takeover Proposal.

          (c) Travelers shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Travelers Stockholders Meeting") for the purpose of obtaining the Travelers Stockholder Approval and, if necessary, increasing the number of shares of authorized Travelers Common Stock and shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby. Without limiting the generality of the foregoing, Travelers agrees that its obligations pursuant to the first sentence of this Section 5.01(c) shall not be affected by the

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

     commencement, public proposal, public disclosure or communication to Travelers of any Travelers Takeover Proposal.

          (d) Travelers and Citicorp will use best efforts to hold the Citicorp Stockholders Meeting and the Travelers Stockholders Meeting on the same date and as soon as practicable after the date hereof.

     SECTION 5.02  Letters of Citicorp's Accountants.

          (a) Citicorp shall use best efforts to cause to be delivered to Travelers two letters from Citicorp's independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to Travelers, in form and substance reasonably satisfactory to Travelers and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

          (b) Citicorp shall use best efforts to cause to be delivered to Travelers and Travelers' independent accountants two letters from Citicorp's independent accountants addressed to Travelers and Citicorp, one dated as of the date the Form S-4 is effective and one dated as of the Closing Date, in each case stating that accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations is appropriate if the Merger is closed and consummated in accordance with this Agreement.

     SECTION 5.03  Letters of Travelers' Accountants.

          (a) Travelers shall use best efforts to cause to be delivered to Citicorp two letters from Travelers' independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to Citicorp, in form and substance reasonably satisfactory to Citicorp and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

          (b) Travelers shall use best efforts to cause to be delivered to Citicorp and Citicorp's independent accountants two letters from Travelers' independent accountants addressed to Citicorp and Travelers, one dated as of the date the Form S-4 is effective and one dated as of the Closing Date, stating that the accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations is appropriate if the Merger is closed and consummated in accordance with this Agreement.

     SECTION 5.04 Access to Information; Confidentiality. To the extent permitted by applicable law and subject to the Agreement dated March 30, 1998, between Travelers and Citicorp (the "Confidentiality Agreement"), each of Citicorp and Travelers shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of Citicorp and Travelers shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. No review pursuant to this Section 5.04 shall have an effect for the purpose of determining the accuracy of any representation or warranty given by either party hereto to the other party hereto. Each of Citicorp and Travelers will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

     SECTION 5.05  Best Efforts; Cooperation.

          (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to
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     assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Nothing set forth in this Section 5.05(a) will limit or affect actions permitted to be taken pursuant to Sections 4.02 and 4.03.

          (b) In connection with and without limiting the foregoing, Citicorp and Travelers shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby, take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

          (c) Each of Travelers and Citicorp shall cooperate with each other in obtaining opinions of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Travelers, and Shearman & Sterling, counsel to Citicorp, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In connection therewith, each of Travelers and Citicorp shall deliver to Shearman & Sterling and Skadden, Arps, Slate, Meagher & Flom LLP customary representation letters in form and substance reasonably satisfactory to such counsel and Citicorp shall obtain any representation letters from appropriate stockholders and shall deliver any such letters obtained to Shearman & Sterling and Skadden, Arps, Slate, Meagher & Flom LLP (the representation letters referred to in this sentence are collectively referred to as the "Tax Certificates").

          (d) Travelers shall use its best efforts to assist Citicorp and certain of its subsidiaries that are subject to reporting obligations under the BHC Act in the preparation and filing, on the earliest practicable date after the date of this Agreement, of a Current Report on Form 8-K for Citicorp containing the information required by Item 512(a)(1)(ii) of Regulation S-K of the SEC, including the historical financial statements of Travelers required by Rule 3-05 of Regulation S-X of the SEC and the pro forma financial information with respect to the business combination contemplated by this Agreement required by Article 11 of Regulation S-X of the SEC and applicable reports to other Governmental Entities.

          (e) Citicorp shall use its best efforts to assist Travelers and certain of its subsidiaries that are subject to the reporting requirements of the Exchange Act (the "Reporting Subs") in the preparation and filing, on the earliest practicable date after the date of this Agreement, of Current Reports on Form 8-K for each of Travelers and the Reporting Subs containing the information required by Item 512(a)(1)(ii) of Regulation S-K of the SEC, including the historical financial statements of Citicorp required by Rule 3-05 of Regulation S-X of the SEC and the pro forma financial information with respect to the business combination contemplated by this Agreement required by Article 11 of Regulation S-X of the SEC, and Citicorp shall take all other action necessary to allow Travelers and the Reporting Subs to issue and sell securities on a continuous or delayed basis in one or more public offerings registered under the Securities Act.

          (f) Each of Travelers and Citicorp shall consult and cooperate with the other with respect to significant developments in its business and shall give reasonable consideration to the other's views with respect thereto.

     SECTION 5.06  Stock Options and Restricted Stock.

          (a) As of the Effective Time, (i) each outstanding Citicorp Employee Stock Option shall be converted into an option (an "Adjusted Option") to purchase the number of shares of Travelers Common Stock equal to the number of shares of Citicorp Common Stock subject to such Citicorp Employee Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded to the nearest whole number of shares of Travelers Common Stock), at an exercise price per share equal to the exercise price for each such share of Citicorp Common Stock subject to such option divided by the Exchange Ratio (rounded down to the nearest whole cent), and all references in each such option to Citicorp shall be deemed to refer to Travelers, where appropriate; provided, however, that the adjustments provided in this clause (i) with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) or which are described in Section 423 of the Code, shall be affected in a manner consistent with the requirements of Section 424(a) of the Code, and (ii) Travelers shall assume the obligations of Citicorp under the Citicorp Stock Plans. The other terms of each Adjusted Option, and the plans or agreements under which they were issued, shall continue to apply in accordance with their terms. The date of grant of each Adjusted Option shall be the date on which the corresponding Citicorp Employee Stock Option was granted.

          (b) As of the Effective Time, (i) each outstanding award (including restricted stock, deferred stock, phantom stock, stock equivalents and stock units) (each a "Citicorp Award") under any Citicorp Stock Plan shall be converted into the same instrument of Travelers, in each case with such adjustments (and no other adjustments) to the terms of such Citicorp Awards as are necessary to preserve the value inherent in such Citicorp Awards with no detrimental effects on the holder thereof and (ii) Travelers shall assume the obligations of Citicorp under the Citicorp Awards. The other terms of each Citicorp Award, and the plans or agreements under which they were issued, shall continue to apply in accordance with their terms.

          (c) Citicorp and Travelers agree that each of the Citicorp Stock Plans and Travelers Stock Plans shall be amended, to the extent necessary, to reflect the transactions contemplated by this Agreement, including, but not limited to the conversion of shares of Citicorp Common Stock held or to be awarded or paid pursuant to such benefit plans, programs or arrangements into shares of Travelers Common Stock on a basis consistent with the transactions contemplated by this Agreement. Citicorp and Travelers agree to submit the amendments to the Travelers Stock Plans or the Citicorp Stock Plans to their respective stockholders, if such submission is determined to be necessary by counsel to Citicorp or Travelers after consultation with one another; provided, however, that such approval shall not be a condition to the consummation of the Merger.

          (d) Travelers shall (i) reserve for issuance the number of shares of Travelers Common Stock that will become subject to the benefit plans, programs and arrangements referred to in this Section 5.06 and (ii) issue or cause to be issued the appropriate number of shares of Travelers Common Stock pursuant to applicable plans, programs and arrangements, upon the exercise or maturation of rights existing thereunder on the Effective Time or thereafter granted or awarded. No later than the Effective Time, Travelers shall prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) registering a number of shares of Travelers Common Stock necessary to fulfill Travelers' obligations under this Section 5.06. Such registration statement shall be kept effective (and the current status of the prospectus required thereby shall be maintained) for at least as long as Adjusted Options or Citicorp Awards remain outstanding.

          (e) As soon as practicable after the Effective Time, Travelers shall deliver to the holders of Citicorp Employee Stock Options and Citicorp Awards appropriate notices setting forth such holders' rights pursuant to the respective Citicorp Stock Plans and the agreements evidencing the grants of such Citicorp Employee Stock Options and Citicorp Awards and that such Citicorp Employee Stock Options and

     Citicorp Awards and the related agreements shall be assumed by Travelers and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section after giving effect to the Merger).

          (f) Citicorp will exchange each outstanding Book Value Share prior to the Effective Time for such number of Citicorp Common Shares having a fair market value as of the date of exchange equal to the book value of such Book Value Share.

     SECTION 5.07  Indemnification, Exculpation and Insurance.

          (a) Travelers agrees to indemnify and hold harmless from liabilities for acts or omissions occurring at or prior to the Effective Time those classes of persons currently entitled to indemnification from Citicorp and its subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and to assume as the Surviving Corporation in the Merger, without further action, as of the Effective Time any indemnification agreements of Citicorp in effect as of the date hereof. In addition, from and after the Effective Time, directors and officers of Citicorp who become directors or officers of Travelers will be entitled to indemnification under Travelers' Restated Certificate of Incorporation and By-laws, as the same may be amended from time to time in accordance with their terms and applicable law, and to all other indemnity rights and protections as are afforded to other directors and officers of Travelers.

          (b) In the event that Travelers or any of its successors or assigns
     (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) except for any disposition of assets by the Surviving Corporation required by applicable law in connection with the Merger, transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Travelers assume the obligations set forth in this Section 5.07.

          (c) For six years after the Effective Time, Travelers shall maintain in effect Citicorp's current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by Citicorp's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that Travelers may substitute therefor policies of Travelers or its subsidiaries containing terms with respect to coverage and amount no less favorable to such directors or officers; provided, further, that in no event shall Travelers be required to pay aggregate premiums for insurance under this Section 5.07(c) in excess of 200% of the aggregate premiums paid by Citicorp in 1997 for such purpose.

          (d) The provisions of this Section 5.07 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

     SECTION 5.08 Fees and Expenses. Except as provided in this Section 5.08, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Travelers and Citicorp shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement (including SEC filing fees).

     SECTION 5.09 Public Announcements. Travelers and Citicorp will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the

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initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

     SECTION 5.10  Affiliates.

          (a) Not less than 45 days prior to the Effective Time, Citicorp shall deliver to Travelers a list of names and addresses of each person who, in Citicorp's reasonable judgment, is an affiliate within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act or otherwise applicable SEC accounting releases with respect to pooling of interests accounting treatment (each such person, a "Pooling Affiliate") of Citicorp. Citicorp shall provide Travelers such information and documents as Travelers shall reasonably request for purposes of reviewing such list. Citicorp shall deliver or cause to be delivered to Travelers, not later than 30 days prior to the Effective Time, an affiliate letter in the form attached hereto as Exhibit 5.10(a), executed by each of the Pooling Affiliates of Citicorp identified in the foregoing list. Travelers shall be entitled to place legends as specified in such affiliate letters on the certificates evidencing any of the Travelers Common Stock to be received by the Pooling Affiliates of Citicorp pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Travelers Common Stock, consistent with the terms of such letters.

          (b) Not less than 45 days prior to the Effective Time, Travelers shall deliver to Citicorp a list of names and addresses of each person who, in Travelers' reasonable judgment is a Pooling Affiliate of Travelers. Travelers shall provide Citicorp such information and documents as Citicorp shall reasonably request for purposes of reviewing such list. Travelers shall deliver or cause to be delivered to Citicorp, not later than 30 days prior to the Effective Time, an affiliate letter in the form attached hereto as Exhibit 5.10(b), executed by each Pooling Affiliate of Travelers identified in the foregoing list.

     SECTION 5.11 NYSE and PSE Listing. Travelers shall use its best efforts to cause the Travelers Listed Securities to be approved for listing on the NYSE and Pacific Exchange, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date.

     SECTION 5.12 Stockholder Litigation. Each of Citicorp and Travelers shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against Citicorp or Travelers, as applicable, and its directors relating to the transactions contemplated by this Agreement.

     SECTION 5.13 Tax Treatment. Each of Travelers and Citicorp shall use best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code and to obtain the opinions of counsel referred to in Sections 6.02(c) and 6.03(c), including, without limitation, forebearing from taking any action that would cause the Merger not to qualify as a reorganization under the provisions of Section 368(a) of the Code.

     SECTION 5.14 Pooling of Interests. Each of Citicorp and Travelers shall use their respective best efforts to cause the transactions contemplated by this Agreement, including the Merger, to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such accounting treatment to be accepted by each of Citicorp's and Travelers' independent certified public accountants, respectively, and to be accepted by the SEC, and each of Citicorp and Travelers agrees that it will not knowingly take any action that would cause such accounting treatment not to be obtained.

     SECTION 5.15 Travelers Preferred Stock. Prior to the Effective Time, the Board of Directors of Travelers shall take all necessary action to establish the terms of the Travelers Preferred Stock as contemplated by this Agreement and file the Certificates of Designations with the Secretary of State of the State of Delaware, all in accordance with the applicable provisions of the DGCL. The Certificates of Designations shall in all respects be substantially identical to the existing certificates of designations for the Citicorp Preferred Stock, except that the issuer thereof shall be Travelers instead of Citicorp and that the Certificates of Designations shall state that Travelers' obligations to pay dividends thereunder, if any, shall commence on the first dividend payment date that occurs following the Effective Time.

     SECTION 5.16 Standstill Agreements; Confidentiality Agreements. During the period from the date of this Agreement through the Effective Time, neither Citicorp nor Travelers shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its respective subsidiaries is a party (other than the Confidentiality Agreement pursuant to its terms or by written agreement of the parties thereto). During such period, Citicorp or Travelers, as the case may be, shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

     SECTION 5.17  Compliance with 1940 Act Section 15.

          (a) Citicorp and Travelers acknowledge that each of Citicorp and Travelers has entered into this Agreement in reliance upon the benefits and protections provided by Section 15(f) of the 1940 Act. Each of Citicorp and Travelers shall not take, and each of them shall cause its affiliates not to take, any action not contemplated by this Agreement that would have the effect, directly or indirectly, of causing the requirements of any of the provisions of Section 15(f) of the 1940 Act not to be met in respect of this Agreement and the transactions contemplated hereby, and each of them shall not fail to take, and each of them shall cause its affiliates not to fail to take, and after the Closing Date shall not cause the Surviving Corporation to fail to take, any action if the failure to take such action would have the effect, directly or indirectly, of causing the requirements of any of the provisions of Section 15(f) of the 1940 Act not to be met in respect of this Agreement and the transactions contemplated hereby. In that regard, each of Citicorp and Travelers shall conduct its business and shall, subject to applicable fiduciary duties, use its reasonable best efforts to cause each of its affiliates to conduct its business so as to assure that, insofar as within the control of Citicorp and Travelers or their respective affiliates:

             (i) for a period of three years after the Closing Date, at least 75% of the members of the Board of Directors or trustees of each fund that is registered under the 1940 Act, and that continues after the Closing Date its existing or a replacement investment advisory contract with the Surviving Corporation or any affiliate of the Surviving Corporation, are not (A) "interested persons" of the investment manager of such Fund after the Closing Date or (B) "interested persons" of the present investment manager of such fund; and

             (ii) for a period of two years after the Closing Date, there shall not be imposed on any of the funds or sub-advisory funds that is registered under the 1940 Act an "unfair burden" as a result of the transactions contemplated by this Agreement, or any terms, conditions or understandings applicable thereto.

          (b) The terms and quotations in this Section 5.17 shall have the meanings set forth in Section 15(f) or Section 2(a)(19) of the 1940 Act.

     SECTION 5.18 Consent Procedure. In connection with obtaining consents from investment advisory clients, if such consents are determined to be necessary, each of Citicorp and Travelers shall (i) keep the other party informed of the status of obtaining consents, (ii) facilitate the other party's communication with clients regarding such consents, (iii) provide to the other party draft proxy statements and (iv) to the extent applicable, deliver to the other party prior to the Closing copies of all executed client consents and make available for inspection the originals of such consents prior to the Closing.

     SECTION 5.19  Employee Benefit Plans.

          (a) From and after the Effective Time, the Citicorp Benefit Plans and Travelers Benefit Plans in effect as of the Effective Time shall, subject to applicable law, the terms of this Agreement and the terms of such plans, remain in effect with respect to the employees of Citicorp or Travelers (or their respective subsidiaries), as the case may be, until such time as the Surviving Corporation shall adopt new employee benefit plans and arrangements with respect to employees of the Surviving Corporation and its subsidiaries. From and after the Effective Time, the Surviving Corporation shall, and shall cause its subsidiaries to, honor in accordance with their terms all Citicorp Benefit Plans and Travelers Benefit Plans, respectively, as amended as permitted hereunder, and all other contracts, arrangements and commitments which apply to current or former employees or directors of Citicorp, Travelers or their respective subsidiaries.

          (b) Employees of Citicorp, Travelers and their respective subsidiaries shall receive credit for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries and made available to such employees for service accrued or deemed accrued prior to the Effective Time with Citicorp, Travelers or any of their respective subsidiaries, as the case may be; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     SECTION 6.01  Conditions to Each Party's Obligation to Effect the
Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Stockholder Approvals. Each of the Citicorp Stockholder Approval and the Travelers Stockholder Approval shall have been obtained.

          (b) Governmental and Regulatory Approvals. Other than the filing provided for under Section 1.03 and other than the filing of applications and notices under the BHC Act and the receipt of approvals in respect thereof which shall have been obtained in form and substance reasonably satisfactory to each of Travelers and Citicorp, all consents, approvals and actions of, filings with and notices to any Governmental Entity required of Citicorp, Travelers or any of their subsidiaries to consummate the Merger and the other transactions contemplated hereby, the failure of which to be obtained or taken is reasonably expected to have a material adverse effect on the Surviving Corporation and its prospective subsidiaries, taken as a whole, shall have been obtained in form and substance reasonably satisfactory to each of Travelers and Citicorp.

          (c) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect (i) preventing the consummation of the Merger, (ii) except as may be required under the BHC Act, prohibiting or limiting the ownership or operation by Citicorp or Travelers and their respective subsidiaries of any material portion of the business or assets of Citicorp or Travelers and their respective subsidiaries taken as a whole, or compelling Citicorp or Travelers and their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of Citicorp or Travelers and their respective subsidiaries, taken as a whole, as a result of the Merger or any of the other transactions contemplated by this Agreement or (iii) which otherwise is reasonably likely to have a material adverse effect on Citicorp or Travelers, as applicable; provided, however, that each of the parties shall have used its best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

          (d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (e) NYSE Listing. The shares of Travelers Listed Securities issuable to Citicorp's stockholders as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

     SECTION 6.02 Conditions to Obligations of Travelers. The obligation of Travelers to effect the Merger is further subject to satisfaction or waiver of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Citicorp set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) would not have, individually or in the aggregate, a material adverse effect on Citicorp.

          (b) Performance of Obligations of Citicorp. Citicorp shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c) Tax Opinion. Travelers shall have received from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Travelers, an opinion dated as of the Closing Date, to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and Travelers and Citicorp will each be a party to such reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel for Travelers may require delivery of, and rely upon, the Tax Certificates.

          (d) No Material Adverse Change. At any time after the date of this Agreement there shall not have occurred any material adverse change relating to Citicorp.

     SECTION 6.03 Conditions to Obligations of Citicorp. The obligation of Citicorp to effect the Merger is further subject to satisfaction or waiver of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Travelers set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) would not have, individually or in the aggregate, a material adverse effect on Travelers.

          (b) Performance of Obligations of Travelers. Travelers shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c) Tax Opinion. Citicorp shall have received from Shearman & Sterling, counsel to Citicorp, an opinion dated as of the Closing Date, to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and Travelers and Citicorp will each be a party to such reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel for Citicorp may require delivery of, and rely upon, the Tax Certificates.

          (d) No Material Adverse Change. At any time after the date of this Agreement there shall not have occurred any material adverse change relating to Travelers.

     SECTION 6.04 Frustration of Closing Conditions. Neither Travelers nor Citicorp may rely on the failure of any condition set forth in Section 6.01,
6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party's failure to use best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to
Section 5.05.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Citicorp Stockholder Approval or the Travelers Stockholder Approval:

          (a) by mutual written consent of Travelers and Citicorp;

          (b) by either Travelers or Citicorp:

             (i) if the Merger shall not have been consummated by the later of December 31, 1998 or such date as the Closing may have been extended by either party pursuant to the proviso to Section 1.02; provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

             (ii) if the Citicorp Stockholder Approval shall not have been obtained at a Citicorp Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

             (iii) if the Travelers Stockholder Approval shall not have been obtained at a Travelers Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

             (iv) if any Restraint having any of the effects set forth in
        Section 6.01(c) shall be in effect and shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(iv) shall have used best efforts to prevent the entry of and to remove such Restraint;

          (c) by Travelers, if Citicorp shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to a material adverse change relating to Citicorp and (B) is incapable of being cured by Citicorp;

          (d) by Travelers if the Board of Directors of Travelers shall have exercised its rights set forth in Section 4.03(b); provided that, in order for the termination of this Agreement pursuant to this paragraph (d) to be deemed effective, Travelers shall have complied with all provisions contained in Section 4.03, including the notice provisions therein;

          (e) by Citicorp, if Travelers shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to a material adverse change relating to Travelers and (B) is incapable of being cured by Travelers; or

          (f) by Citicorp if the Board of Directors of Citicorp shall have exercised its rights set forth in Section 4.02(b); provided that, in order for the termination of this Agreement pursuant to this paragraph (f) to be deemed effective, Citicorp shall have complied with all provisions of
     Section 4.02, including the notice provisions therein.

     SECTION 7.02 Effect of Termination. In the event of termination of this Agreement by either Citicorp or Travelers as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Travelers or Citicorp, other than the provisions of
Section 3.01(o), Section 3.02(o), the last sentence of Section 5.04, Section 5.08, this Section 7.02 and Article VIII, which provisions survive such termination, provided, however, that nothing herein shall relieve any party from any liability for any willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     SECTION 7.03 Amendment. This Agreement may be amended by the parties at any time before or after the Citicorp Stockholder Approval or the Travelers Stockholder Approval; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the stockholders of Citicorp or Travelers without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     SECTION 7.04 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.03, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     SECTION 7.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.01 shall, in order to be effective, require, in the case of Travelers or Citicorp, action by its Board of Directors or, with respect to any amendment to this Agreement, the duly authorized committee of its Board of Directors to the extent permitted by law.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     SECTION 8.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 8.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to Travelers, to:

        Travelers Group Inc.
        388 Greenwich Street
        New York, New York 10013
        Telecopy No.: (212) 816-8996
        Attention: Charles O. Prince, III

        with a copy to:

        Skadden, Arps, Slate, Meagher & Flom LLP
        919 Third Avenue
        New York, New York 10022
        Telecopy No.: (212) 735-2000
        Attention: Kenneth J. Bialkin

        (b) if to Citicorp, to

        Citicorp
        153 East 53rd Street
        New York, New York 10022
        Telecopy No.: (212) 559-0415
        Attention: John J. Roche
          with copies to:

          Shearman & Sterling
          599 Lexington Avenue
          New York, New York 10022
          Telecopy No.: (212) 848-7179
          Attention: David W. Heleniak

     SECTION 8.03  Definitions.  For purposes of this Agreement:

          (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise; provided, however, that (x) any investment account advised or managed by such person or one of its subsidiaries or affiliates on behalf of third parties, or (y) any partnership, limited liability company, or other similar investment vehicle or entity engaged in the business of making investments of which such person acts as the general partner, managing member, manager, investment advisor, principal underwriter or the equivalent shall not be deemed an affiliate of such person;

          (b) "material adverse change" or "material adverse effect" means, when used in connection with Citicorp or Travelers, any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole other than any change, effect, event or occurrence relating to (i) the economy or securities markets of the United States or any other region in general,
     (ii) this Agreement or the transactions contemplated hereby or the announcement thereof, (iii) the failure to obtain applicable regulatory or other third party consents that are required under this Agreement or (iv) the financial services industry in general, and not specifically relating to Citicorp or Travelers or their respective subsidiaries, and the terms "material" and "materially" have correlative meanings;

          (c) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

          (d) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person; provided that "subsidiary" shall not include (x) with respect to Citicorp, any Citicorp Fund or any person in which a Citicorp Fund holds an ownership interest, (y) with respect to Travelers, any Travelers Fund or any person in which a Travelers Fund holds an ownership interest; and (z) any entity in which a "subsidiary" that is a Small Business Investment Company formed pursuant to the Small Business Investment Act has an equity interest.

          (e) "knowledge" of any person which is not an individual means the knowledge of such person's executive officers.

     SECTION 8.04 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

     SECTION 8.05 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 8.06 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein), and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II, Section 5.06 and Section 5.07, are not intended to confer upon any person other than the parties any rights or remedies.

     SECTION 8.07 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

     SECTION 8.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 8.09 Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

     SECTION 8.10 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 8.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          TRAVELERS GROUP INC.

                                          By:     /s/ SANFORD I. WEILL
                                            ------------------------------------
                                            Name: Sanford I. Weill
                                            Title: Chairman of the Board and
                                              Chief Executive Officer

                                          CITICORP

                                          By:       /s/ JOHN S. REED
                                            ------------------------------------
                                            Name: John S. Reed
                                            Title: Chairman

                                                                         ANNEX B

             PROPOSED AMENDMENT TO ARTICLE FIRST AND ARTICLE FOURTH
                  OF THE RESTATED CERTIFICATE OF INCORPORATION
                            OF TRAVELERS GROUP INC.

                            ------------------------

     Article FIRST of the Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

          FIRST: The name of the Corporation is: Citigroup Inc.

                            ------------------------

     The first sentence of paragraph A, Article FOURTH, is hereby amended to read in its entirety as follows:

          The total number of shares of Common Stock which the Corporation shall have the authority to issue is Six Billion (6,000,000,000) shares of Common Stock having a par value of one cent ($.01) per share.

                            ------------------------

                                                                         ANNEX C

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

     SECTION 262 -- APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to sec.251(g) of this title), sec.252, sec.254, sec.257, sec.258, sec.263 or sec.264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date or the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or execution of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Subsection (a) of Section 145 of the Delaware General Corporation Law ("DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by
Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145. Section Three of Article V of the Registrant's By-Laws provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by the DGCL.

     The Registrant also provides liability insurance for its directors and officers which provides for coverage against loss from claims made against directors and officers in their capacity as such, including, subject to certain exceptions, liabilities under the federal securities laws. In certain employment agreements, the Registrant or its subsidiaries have also agreed to indemnify certain officers against loss from claims made against such officers in connection with the performance of their duties under their employment agreements. Such indemnification is generally to the same extent as provided in the Registrant's By-laws.

     Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts of omissions not in good faith or which involve international misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article Tenth of the Registrant's Restated Certificate of Incorporation limits the liability of directors to the fullest extent permitted by Section 102(b)(7).

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits required by Item 601 of Regulation S-K:

EXHIBIT
NUMBER                        EXHIBIT DESCRIPTION
-------                       -------------------
   2.1    Agreement and Plan of Merger, dated as of April 5, 1998,
          between the Registrant and Citicorp, included as Annex A to the Joint Proxy Statement/Prospectus included as part of
          this Registration Statement.
  *2.2    Letter Agreement, dated June 8, 1998, by and among the
          Registrant, Citicorp and Citi Merger Sub Inc.
   3.1    Restated Certificate of Incorporation of the Registrant,
          Certificate of Amendment to the Restated Certificate of
          Incorporation, filed April 26, 1995, Certificate of
          Amendment to the Restated Certificate of Incorporation,
          filed April 24, 1996, Certificate of Amendment to the
          Restated Certificate of Incorporation, filed April 23, 1997,
          Certificate of Amendment to the Restated Certificate of
          Incorporation, filed April 22, 1998, Certificate of
          Designation of 6.365% Cumulative Preferred Stock, Series F,
          Certificate of Designation of 6.213% Cumulative Preferred
          Stock, Series G, Certificate of Designation of 6.231%
          Cumulative Preferred Stock, Series H, Certificate of
          Designation of Series I Cumulative Convertible Preferred
          Stock, Certificate of Designation of 8.08% Cumulative
          Preferred Stock, Series J, Certificate of Designation of
          8.40% Cumulative Preferred Stock, Series K, Certificate of
          Designation of 9.50% Cumulative Preferred Stock, Series L,
          Certificate of Designation of 5.864% Cumulative Preferred
          Stock, Series M and Certificate of Designation of Cumulative
          Adjustable Rate Preferred Stock, Series Y (incorporated by reference to Exhibit 3.01 to the Registrant's Quarterly
          Report on Form 10-Q for the quarterly period ended March 31,
          1998, File No. 1-9924).
   3.2    By-Laws of the Registrant, as amended through April 23, 1997
          (incorporated by reference to Exhibit 3.02 to the
          Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997, File No. 1-9924).
  *4.1    Form of Certificate of Designation of Graduated Rate
          Cumulative Preferred Stock, Series W, of the Registrant to
          be in effect as of the effective time of the Merger.
  *4.2    Form of Certificate of Designation of Graduated Rate
          Cumulative Preferred Stock, Series O, of the Registrant to
          be in effect as of the effective time of the Merger.
  *4.3    Form of Certificate of Designation of 7.50% Noncumulative
          Preferred Stock, Series P, of the Registrant to be in effect as of the effective time of the Merger.
  *4.4    Form of Certificate of Designation of Adjustable Rate
          Cumulative Preferred Stock, Series Q, of the Registrant to
          be in effect as of the effective time of the Merger.
  *4.5    Form of Certificate of Designation of Adjustable Rate
          Cumulative Preferred Stock, Series R, of the Registrant to
          be in effect as of the effective time of the Merger.
  *4.6    Form of Certificate of Designation of 8.30% Noncumulative
          Preferred Stock, Series S, of the Registrant to be in effect as of the effective time of the Merger.
  *4.7    Form of Certificate of Designation of 8.50% Noncumulative
          Preferred Stock, Series T, of the Registrant to be in effect as of the effective time of the Merger.
  *4.8    Form of Certificate of Designation of 7.75% Cumulative
          Preferred Stock, Series U, of the Registrant to be in effect as of the effective time of the Merger.
  *4.9    Form of Certificate of Designation of Fixed/Adjustable Rate
          Cumulative Preferred Stock, Series V, of the Registrant to
          be in effect as of the effective time of the Merger.

EXHIBIT
NUMBER                        EXHIBIT DESCRIPTION
-------                       -------------------
   4.10   Form of Deposit Agreement among Citicorp, Citibank, N.A., as depositary, and the holders from time to time of the
          depositary receipts described therein, relating to Citicorp
          7.50% Noncumulative Preferred Stock, Series 17 (incorporated herein by reference to Exhibit 2.1 to Citicorp's
          Registration Statement on Form 8-A, filed September 3,
          1993). After the effective time of the Merger, the
          Registrant will assume Citicorp's rights and obligations
          under this Deposit Agreement.
   4.11   Form of Deposit Agreement among Citicorp, Citibank, N.A., as depositary, and the holders from time to time of the
          depositary receipts described therein, relating to Citicorp
          Adjustable Rate Cumulative Preferred Stock, Series 18
          (incorporated herein by reference to Exhibit 2.1 to
          Citicorp's Registration Statement on Form 8-A, filed May 20,
          1994). After the effective time of the Merger, the
          Registrant will assume Citicorp's rights and obligations
          under this Deposit Agreement.
   4.12   Form of Deposit Agreement among Citicorp, Citibank, N.A., as depositary, and the holders from time to time of the
          depositary receipts described therein, relating to Citicorp
          Adjustable Rate Cumulative Preferred Stock, Series 19
          (incorporated herein by reference to Exhibit 2.1 to
          Citicorp's Registration Statement on Form 8-A, filed
          September 29, 1994). After the effective time of the Merger, the Registrant will assume Citicorp's rights and obligations under this Deposit Agreement.
   4.13   Form of Deposit Agreement among Citicorp, Citibank, N.A., as depositary, and the holders from time to time of the
          depositary receipts described therein, relating to Citicorp
          8.30% Noncumulative Preferred Stock, Series 20 (incorporated herein by reference to Exhibit 2.1 to Citicorp's
          Registration Statement on Form 8-A, filed October 10, 1994).
          After the effective time of the Merger, the Registrant will assume Citicorp's rights and obligations under this Deposit
          Agreement.
   4.14   Form of Deposit Agreement among Citicorp, Citibank, N.A., as depositary, and the holders from time to time of the
          depositary receipts described therein, relating to Citicorp
          8.50% Noncumulative Preferred Stock, Series 21 (incorporated herein by reference to Exhibit 2.1 to Citicorp's
          Registration Statement on Form 8-A, filed February 16,
          1995). After the effective time of the Merger, the
          Registrant will assume Citicorp's rights and obligations
          under this Deposit Agreement.
   4.15   Form of Deposit Agreement among Citicorp, Citibank, N.A., as depositary, and the holders from time to time of the
          depositary receipts described therein, relating to Citicorp
          7.00% Cumulative Preferred Stock, Series 22 (incorporated
          herein by reference to Exhibit 2.1 to Citicorp's
          Registration Statement on Form 8-A, filed May 22, 1995).
          After the effective time of the Merger, the Registrant will assume Citicorp's rights and obligations under this Deposit
          Agreement.
   4.16   Form of Deposit Agreement among Citicorp, Citibank, N.A., as depositary, and the holders from time to time of the
          depositary receipts described therein, relating to Citicorp
          Fixed/Adjustable Rate Cumulative Preferred Stock, Series 23
          (incorporated herein by reference to Exhibit 2.1 to
          Citicorp's Registration Statement on Form 8-A, filed
          December 27, 1995). After the effective time of the Merger, the Registrant will assume Citicorp's rights and obligations under this Deposit Agreement.
  *5.1    Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to
          the legality of the shares being issued (including consent).
  *8.1    Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
          regarding the federal income tax consequences of the Merger
          (including consent).
  *8.2    Opinion of Shearman & Sterling regarding the federal income tax consequences of the Merger (including consent).
 *12.1    Ratio of Earnings to Combined Fixed Charges and Preferred
          Stock Dividends of the Registrant.
 *23.1    Consent of KPMG Peat Marwick LLP relating to the audited
          financial statements of the Registrant.
 *23.2    Consent of KPMG Peat Marwick LLP relating to the audited
          financial statements of Citicorp and its subsidiaries.
 *23.3    Consent of Arthur Andersen LLP.
 *23.4    Consent of Skadden, Arps, Slate, Meagher & Flom LLP
          (included in Exhibits 5.1 and 8.1).
 *23.5    Consent of Shearman & Sterling (included in Exhibit 8.2).
 *24.1    Powers of Attorney.
 *99.1    Form of proxy card for the Special Meeting of stockholders of Citicorp.

EXHIBIT
NUMBER                        EXHIBIT DESCRIPTION
-------                       -------------------
 *99.2    Form of proxy card for the Special Meeting of stockholders of Travelers.
 *99.3    Consents of certain members of the Citicorp Board of
          Directors named to become directors of the Registrant.

---------------
*Filed herewith.

     (b) Financial Statement Schedules. Not Applicable.

     (c) Reports, Opinion or Appraisal. See Exhibits 5.1, 8.1 and 8.2.

ITEM 22.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the Joint Proxy Statement/Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

             Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant with or furnished to the Securities and Exchange Commission pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The Registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, this 11th day of June, 1998.

                                          TRAVELERS GROUP INC.
                                          (Registrant)

                                          By:    /s/ SANFORD I. WEILL

                                          --------------------------------------
                                          Name: Sanford I. Weill
                                          Title: Chairman of the Board and Chief
                                             Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 11th day of June, 1998.

                      SIGNATURE                                                   TITLE
                      ---------                                                   -----
                /s/ SANFORD I. WEILL                             Chairman of the Board, Chief Executive
-----------------------------------------------------            Officer (Principal Executive Officer)
                  Sanford I. Weill                               and Director

                 /s/ HEIDI G. MILLER                             Executive Vice President and Chief
-----------------------------------------------------            Financial Officer (Principal Financial
                   Heidi G. Miller                               Officer)

                 /s/ IRWIN ETTINGER                              Executive Vice President and Chief
-----------------------------------------------------            Accounting Officer (Principal
                   Irwin Ettinger                                Accounting Officer)

                                                                 Director
-----------------------------------------------------
                C. Michael Armstrong

                          *                                      Director
-----------------------------------------------------
                    Judith Arron

                          *                                      Director
-----------------------------------------------------
                 Kenneth J. Bialkin

                          *                                      Director
-----------------------------------------------------
               Joseph A. Califano, Jr.

                                                                 Director
-----------------------------------------------------
                     James Dimon

                          *                                      Director
-----------------------------------------------------
                 Leslie B. Disharoon

                          *                                      Director
-----------------------------------------------------
                   Gerald R. Ford

                      SIGNATURE                                                   TITLE
                      ---------                                                   -----
                          *                                      Director
-----------------------------------------------------
                   Thomas W. Jones

                          *                                      Director
-----------------------------------------------------
                    Ann D. Jordan

                          *                                      Director
-----------------------------------------------------
                   Robert I. Lipp

                          *                                      Director
-----------------------------------------------------
                  Michael T. Masin

                          *                                      Director
-----------------------------------------------------
                  Deryck C. Maughan

                          *                                      Director
-----------------------------------------------------
                   Dudley C. Mecum

                          *                                      Director
-----------------------------------------------------
                 Andrall E. Pearson

                          *                                      Director
-----------------------------------------------------
                   Frank J. Tasco

                          *                                      Director
-----------------------------------------------------
                  Linda J. Wachner

                          *                                      Director
-----------------------------------------------------
                Joseph R. Wright, Jr.

                          *                                      Director
-----------------------------------------------------
                    Arthur Zankel

           *By: /s/ CHARLES O. PRINCE, III
  ------------------------------------------------
               Charles O. Prince, III
                  Attorney-in-fact

                                 EXHIBIT INDEX

     Exhibits required by Item 601 of Regulation S-K:

EXHIBIT
NUMBER                        EXHIBIT DESCRIPTION
-------                       -------------------
   2.1    Agreement and Plan of Merger, dated as of April 5, 1998,
          between the Registrant and Citicorp, included as Annex A to the Joint Proxy Statement/Prospectus included as part of
          this Registration Statement.
  *2.2    Letter Agreement, dated June 8, 1998, by and among the
          Registrant, Citicorp and Citi Merger Sub Inc.
   3.1    Restated Certificate of Incorporation of the Registrant,
          Certificate of Amendment to the Restated Certificate of
          Incorporation, filed April 26, 1995, Certificate of
          Amendment to the Restated Certificate of Incorporation,
          filed April 24, 1996, Certificate of Amendment to the
          Restated Certificate of Incorporation, filed April 23, 1997,
          Certificate of Amendment to the Restated Certificate of
          Incorporation, filed April 22, 1998, Certificate of
          Designation of 6.365% Cumulative Preferred Stock, Series F,
          Certificate of Designation of 6.213% Cumulative Preferred
          Stock, Series G, Certificate of Designation of 6.231%
          Cumulative Preferred Stock, Series H, Certificate of
          Designation of Series I Cumulative Convertible Preferred
          Stock, Certificate of Designation of 8.08% Cumulative
          Preferred Stock, Series J, Certificate of Designation of
          8.40% Cumulative Preferred Stock, Series K, Certificate of
          Designation of 9.50% Cumulative Preferred Stock, Series L,
          Certificate of Designation of 5.864% Cumulative Preferred
          Stock, Series M and Certificate of Designation of Cumulative
          Adjustable Rate Preferred Stock, Series Y (incorporated by reference to Exhibit 3.01 to the Registrant's Quarterly
          Report on Form 10-Q for the quarterly period ended March 31,
          1998, File No. 1-9924).
   3.2    By-Laws of the Registrant, as amended through April 23, 1997
          (incorporated by reference to Exhibit 3.02 to the
          Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997, File No. 1-9924).
  *4.1    Form of Certificate of Designation of Graduated Rate
          Cumulative Preferred Stock, Series W, of the Registrant to
          be in effect as of the effective time of the Merger.
  *4.2    Form of Certificate of Designation of Graduated Rate
          Cumulative Preferred Stock, Series O, of the Registrant to
          be in effect as of the effective time of the Merger.
  *4.3    Form of Certificate of Designation of 7.50% Noncumulative
          Preferred Stock, Series P, of the Registrant to be in effect as of the effective time of the Merger.
  *4.4    Form of Certificate of Designation of Adjustable Rate
          Cumulative Preferred Stock, Series Q, of the Registrant to
          be in effect as of the effective time of the Merger.
  *4.5    Form of Certificate of Designation of Adjustable Rate
          Cumulative Preferred Stock, Series R, of the Registrant to
          be in effect as of the effective time of the Merger.
  *4.6    Form of Certificate of Designation of 8.30% Noncumulative
          Preferred Stock, Series S, of the Registrant to be in effect as of the effective time of the Merger.
  *4.7    Form of Certificate of Designation of 8.50% Noncumulative
          Preferred Stock, Series T, of the Registrant to be in effect as of the effective time of the Merger.
  *4.8    Form of Certificate of Designation of 7.75% Cumulative
          Preferred Stock, Series U, of the Registrant to be in effect as of the effective time of the Merger.
  *4.9    Form of Certificate of Designation of Fixed/Adjustable Rate
          Cumulative Preferred Stock, Series V, of the Registrant to
          be in effect as of the effective time of the Merger.
   4.10   Form of Deposit Agreement among Citicorp, Citibank, N.A., as depositary, and the holders from time to time of the
          depositary receipts described therein, relating to Citicorp
          7.50% Noncumulative Preferred Stock, Series 17 (incorporated herein by reference to Exhibit 2.1 to Citicorp's
          Registration Statement on Form 8-A, filed September 3,
          1993). After the effective time of the Merger, the
          Registrant will assume Citicorp's rights and obligations
          under this Deposit Agreement.

EXHIBIT
NUMBER                        EXHIBIT DESCRIPTION
-------                       -------------------
   4.11   Form of Deposit Agreement among Citicorp, Citibank, N.A., as depositary, and the holders from time to time of the
          depositary receipts described therein, relating to Citicorp
          Adjustable Rate Cumulative Preferred Stock, Series 18
          (incorporated herein by reference to Exhibit 2.1 to
          Citicorp's Registration Statement on Form 8-A, filed May 20,
          1994). After the effective time of the Merger, the
          Registrant will assume Citicorp's rights and obligations
          under this Deposit Agreement.
   4.12   Form of Deposit Agreement among Citicorp, Citibank, N.A., as depositary, and the holders from time to time of the
          depositary receipts described therein, relating to Citicorp
          Adjustable Rate Cumulative Preferred Stock, Series 19
          (incorporated herein by reference to Exhibit 2.1 to
          Citicorp's Registration Statement on Form 8-A, filed
          September 29, 1994). After the effective time of the Merger, the Registrant will assume Citicorp's rights and obligations under this Deposit Agreement.
   4.13   Form of Deposit Agreement among Citicorp, Citibank, N.A., as depositary, and the holders from time to time of the
          depositary receipts described therein, relating to Citicorp
          8.30% Noncumulative Preferred Stock, Series 20 (incorporated herein by reference to Exhibit 2.1 to Citicorp's
          Registration Statement on Form 8-A, filed October 10, 1994).
          After the effective time of the Merger, the Registrant will assume Citicorp's rights and obligations under this Deposit
          Agreement.
   4.14   Form of Deposit Agreement among Citicorp, Citibank, N.A., as depositary, and the holders from time to time of the
          depositary receipts described therein, relating to Citicorp
          8.50% Noncumulative Preferred Stock, Series 21 (incorporated herein by reference to Exhibit 2.1 to Citicorp's
          Registration Statement on Form 8-A, filed February 16,
          1995). After the effective time of the Merger, the
          Registrant will assume Citicorp's rights and obligations
          under this Deposit Agreement.
   4.15   Form of Deposit Agreement among Citicorp, Citibank, N.A., as depositary, and the holders from time to time of the
          depositary receipts described therein, relating to Citicorp
          7.00% Cumulative Preferred Stock, Series 22 (incorporated
          herein by reference to Exhibit 2.1 to Citicorp's
          Registration Statement on Form 8-A, filed May 22, 1995).
          After the effective time of the Merger, the Registrant will assume Citicorp's rights and obligations under this Deposit
          Agreement.
   4.16   Form of Deposit Agreement among Citicorp, Citibank, N.A., as depositary, and the holders from time to time of the
          depositary receipts described therein, relating to Citicorp
          Fixed/Adjustable Rate Cumulative Preferred Stock, Series 23
          (incorporated herein by reference to Exhibit 2.1 to
          Citicorp's Registration Statement on Form 8-A, filed
          December 27, 1995). After the effective time of the Merger, the Registrant will assume Citicorp's rights and obligations under this Deposit Agreement.
  *5.1    Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to
          the legality of the shares being issued (including consent).
  *8.1    Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
          regarding the federal income tax consequences of the Merger
          (including consent).
  *8.2    Opinion of Shearman & Sterling regarding the federal income tax consequences of the Merger (including consent).
 *12.1    Ratio of Earnings to Combined Fixed Charges and Preferred
          Stock Dividends of the Registrant.
 *23.1    Consent of KPMG Peat Marwick LLP relating to the audited
          financial statements of the Registrant.
 *23.2    Consent of KPMG Peat Marwick LLP relating to the audited
          financial statements of Citicorp and its subsidiaries.
 *23.3    Consent of Arthur Andersen LLP.
 *23.4    Consent of Skadden, Arps, Slate, Meagher & Flom LLP
          (included in Exhibits 5.1 and 8.1).
 *23.5    Consent of Shearman & Sterling (included in Exhibit 8.2).
 *24.1    Powers of Attorney.
 *99.1    Form of proxy card for the Special Meeting of stockholders of Citicorp.
 *99.2    Form of proxy card for the Special Meeting of stockholders of Travelers.
 *99.3    Consents of certain members of the Citicorp Board of
          Directors named to become directors of the Registrant.

---------------
*Filed herewith.